Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-84120
333-84120-01
333-84120-02
REMARKETING PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated April 25, 2002 and Prospectus dated March 26, 2002)

$344,975,000

         5.003% Senior Notes Due May 2007

          In May 2002, we issued $345,000,000 aggregate principal amount of 6.42% Senior Notes due 2007, or the senior notes, in connection with our issuance of 6,900,000 Upper DECSSM. This is a remarketing of $344,975,000 aggregate principal amount of those senior notes on behalf of the Upper DECSSM holders and any other holders of senior notes who elect to participate in the remarketing. The senior notes will mature on May 17, 2007, unless a tax event redemption has occurred prior to that date. Interest on the senior notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year. The senior notes will bear interest at the reset rate of 5.003% per annum. Interest on the senior notes will accrue at the reset rate from and including February 17, 2005. The first interest payment on the remarketed notes will be made on May 17, 2005. The senior notes were issued and are being remarketed in denominations of $50 and integral multiples thereof. For United States federal income tax purposes, the senior notes constitute contingent payment debt instruments.

      If a tax event occurs and is continuing, we may, at our option, redeem the senior notes, in whole, but not in part, on not less than 30 days’ nor more than 60 days’ prior written notice, at the redemption price described in this remarketing prospectus supplement under “Description of the Remarketed Senior Notes — Tax Event Redemption.”

      The senior notes are unsecured and rank equal in priority with all our existing and future unsecured and unsubordinated indebtedness and senior in rank of payment to any existing and future subordinated indebtedness.

      Investing in the senior notes involves risks. See “Risk Factors” beginning on page RS-7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this remarketing prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

	Per Senior
	Note(2)	Total

Price to the public(1)	101.5420%	$350,294,514
Remarketing fee to remarketing agents	0.2539%	$875,736
Net proceeds to participating holders of the Upper DECS SM	101.2881%	$349,418,778

(1)	Plus accrued interest from February 17, 2005, if settlement occurs after that date.
(2)	Rounded to four decimal places.

     The senior notes will be delivered through the book-entry facilities of The Depository Trust Company on or about February 17, 2005.

Remarketing Agents

Citigroup	UBS Investment Bank

February 14, 2005

Upper DECSSM is a service mark of Citigroup Global Markets Inc.

i

ii

ABOUT THIS REMARKETING PROSPECTUS SUPPLEMENT

      You should read this remarketing prospectus supplement along with the prospectus supplement and prospectus that follow. The description of the remarketed senior notes contained in this remarketing prospectus supplement modifies and supplements the general terms of the debt securities set forth in the accompanying prospectus supplement and prospectus. The information contained in this remarketing prospectus supplement supersedes any inconsistent information contained in the accompanying prospectus supplement or prospectus. You should rely only on the information contained or incorporated by reference in this remarketing prospectus supplement and, except as stated above, in the accompanying prospectus supplement and prospectus. We and the remarketing agents have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the remarketing agents are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this remarketing prospectus supplement is accurate as of any date other than the date of this remarketing prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this remarketing prospectus supplement and the accompanying prospectus supplement and prospectus to “Temple-Inland,” “we,” “us,” and “our” or similar terms are to Temple-Inland Inc. and its subsidiaries.

SUMMARY OF THE REMARKETING

Issuer	Temple-Inland Inc.

Securities	$344,975,000 aggregate principal amount of 5.003% Senior Notes due May 17, 2007, or the senior notes.

Maturity	The senior notes will mature on May 17, 2007, unless a tax event redemption has occurred prior to that date.

Interest Rate	The senior notes will bear interest at the reset rate of 5.003% per annum. Interest on the senior notes will accrue at the reset rate from and including February 17, 2005.

Interest Payment Dates	February 17, May 17, August 17 and November 17 of each year. The first interest payment on the remarketed senior notes will be made on May 17, 2005.

Remarketing Agents; Reset Agents	Citigroup Global Markets Inc. and UBS Securities LLC.

Tax Event Redemption	If a tax event occurs and is continuing, we may, at our option, redeem the senior notes on not less than 30 days’ nor more than 60 days’ prior written notice, in whole, but not in part, at the redemption price described under “Description of the Remarketed Senior Notes — Tax Event Redemption” in this remarketing prospectus supplement.

Use of Proceeds	We will not receive any of the proceeds from this remarketing. Please refer to the additional information under “Use of Proceeds.”

Ranking	The senior notes are our direct, unsecured, and unsubordinated obligations and rank equal in priority with all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness.

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. As of the completion of this remarketing, there will exist approximately $1.0 billion of other indebtedness that will rank equally with the senior notes. Almost all of the net assets invested in our financial services segment are subject, in varying degrees, to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.

Trustee, Registrar and Paying Agent	JPMorgan Chase Bank, N.A.

Governing Law	State of New York.

SUMMARY

      This summary highlights certain information incorporated by reference or appearing elsewhere in this remarketing prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before purchasing our notes. You should read the following summary in conjunction with the more detailed information contained in this remarketing prospectus supplement, the accompanying prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Temple-Inland Inc.

Overview

      We are a holding company and conduct all of our operations through our subsidiaries. Our business is divided among the following three groups:

•	corrugated packaging is a vertically integrated corrugated packaging operation consisting of:

•	five linerboard mills,

•	one corrugating medium mill, and

•	72 converting and other facilities;

•	forest products manages our forest resources of approximately two million acres of timberland in Texas, Louisiana, Georgia, and Alabama (including approximately 173,000 acres of high-value land located near Atlanta, Georgia), and manufactures a wide range of building products, including:

•	lumber,

•	particleboard,

•	medium density fiberboard,

•	gypsum wallboard, and

•	fiberboard; and

•	financial services provides financial services in the areas of:

•	consumer and commercial banking,

•	residential lending,

•	real estate development, and

•	insurance agency.

Corrugated Packaging

      We manufacture containerboard and convert it into a complete line of corrugated packaging. Approximately 9% of the containerboard we produced in 2004 was sold in the domestic and export markets. We converted the remaining internal production, along with externally purchased containerboard, into corrugated containers at our box plants. We convert more containerboard than we produce.

      Our nationwide network of box plants produces a wide range of products from commodity brown boxes to intricate die cut containers that can be printed with multi-color graphics. Even though the corrugated box business is characterized by commodity pricing, each order for each customer is a custom order. Our corrugated packaging is sold to a variety of customers in the food, paper, glass containers, chemical, appliance, and plastics industries, among others.

Forest Products

      We manage approximately two million acres of timberlands, which are located in Texas, Louisiana, Georgia, and Alabama. These timberlands are an important source of wood fiber used in manufacturing both forest products and corrugated packaging. In our forest products segment, we manufacture lumber, particleboard, medium density fiberboard, gypsum wallboard, and fiberboard.

      We sell forest products throughout the continental United States and in Canada, with the majority of sales occurring in the southern United States. Most of our products are sold by account managers and representatives to distributors, retailers, and original equipment manufacturers. The forest products business is heavily dependent upon the level of residential housing expenditures, including the repair and remodeling market.

      We have designated approximately 173,000 acres of our forestland near Atlanta, Georgia, as high-value with the potential for real estate development. We intend to create the infrastructure on this high-value land that will allow us over time to realize value from these lands through sale, joint venture, or development.

Financial Services

      We operate a savings bank and engage in residential lending, real estate development, and insurance agency activities.

        Savings Bank. Guaranty Bank is a federally-chartered stock savings bank that conducts its business through banking centers in Texas and California and lends in diverse geographic markets. Our 95 Texas banking centers are concentrated in the metropolitan areas of Houston, Dallas/ Fort Worth, San Antonio, and Austin, as well as the central and eastern regions of the state. Our 46 California banking centers are concentrated in Southern California and the Central Valley. We provide deposit products to the general public, invest in single-family adjustable-rate mortgages and mortgage-backed securities, lend money for the construction of real estate projects and the financing of business operations, and provide a variety of other financial products to consumers and businesses.

      Through subsidiaries of Guaranty Bank, we act as agent in the sale of commercial and personal lines of property, casualty, life, and group health insurance products. We also administer the marketing and distribution of several mortgage-related personal life, accident, and health insurance programs. In addition, we sell annuities primarily to customers of Guaranty Bank.

        Real Estate. We are involved in the development of 55 residential subdivisions in Texas, California, Colorado, Florida, Georgia, Missouri, Tennessee, and Utah. We also own ten commercial properties, including properties owned through joint venture interests.

        Mortgage Banking. Through the end of 2004, we operated a mortgage banking business that originated, warehoused, and serviced Federal Housing Administration, Veterans Affairs, and conventional mortgage loans primarily on single-family residential property. Most of these loans were sold to Guaranty Bank or in the secondary markets by delivering whole loans to third parties or through delivery into a pool of mortgage loans being securitized into a mortgage-backed security. We produced $6.8 billion in mortgage loans during 2004.

      At the end of 2004, we repositioned our mortgage origination activities and sold our third-party mortgage servicing portfolio to reduce costs and exposure to changing market conditions, including a slow down in refinancing activity. While we will still originate mortgage loans for our own portfolio and, to a lesser extent, for sale to others, we will limit our product offerings and reposition our retail origination activities. We will continue to originate loans through brokers and correspondent networks and in certain retail channels, including the retail branches of Guaranty Bank. In addition, we have discontinued our loan servicing operations and outsource the servicing on all mortgage loans we originate. These actions affected over 1,500 employees and resulted in the closure of over 100 of our mortgage origination outlets.

      As we previously disclosed, an internal investigation revealed that Guaranty Bank’s mortgage origination operation failed to file certain statutory reports on a timely basis and may have violated applicable laws and regulations. We reported our findings and corrective actions to the Office of Thrift Supervision, or the OTS. After the OTS reviewed the findings and corrective actions and conducted its own examination, it and Guaranty Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist for Affirmative Relief, or the Consent Order. Guaranty Bank agreed to the issuance of the Consent Order, without admitting or denying any wrongdoing or relevant findings, in the interest of addressing the matters subject to the review and avoiding the cost and disruptions associated with possible administrative or judicial proceedings regarding those matters. Under the Consent Order, Guaranty Bank agreed, among other things, to take certain actions primarily related to its repositioned mortgage origination activities, including strengthening its regulatory compliance controls and management, enhancing its suspicious activity reporting and regulatory training programs, and implementing improved risk assessment and loan application register programs. No financial penalties were included in the Consent Order.

      Guaranty Bank is in the process of completing implementation of these corrective actions and expects to have them in place by first quarter-end 2005. As described earlier, Guaranty Bank has substantially completed the repositioning of its mortgage origination activities including the sale and closure of its retail mortgage origination outlets and has sold its third party mortgage servicing portfolio.

      The Consent Order has no material on-going impact on the operations of Guaranty Bank or its ability to pay dividends to the parent company. We have not incurred any material financial loss as a result of this matter and have no reason to believe that the matters addressed in the Consent Order will result in any material loss.

Address and Telephone Number

      Our principal executive office is located at 1300 MoPac Expressway South, Austin, Texas 78746, and our telephone number is (512) 434-5800.

Recent Developments

      We recently reported fourth quarter 2004 net income of $55 million, or $0.97 per diluted share, compared with a fourth quarter 2003 net loss of $39 million, or $0.71 per diluted share, and third quarter 2004 net income of $41 million, or $0.73 per diluted share. For the year 2004, net income was $165 million, or $2.92 per diluted share, compared with 2003 net income of $96 million, or $1.77 per diluted share.

Corrugated Packaging

      The corrugated packaging operation reported income of $27 million in fourth quarter 2004 compared with a loss of $5 million in fourth quarter 2003 and income of $42 million in third quarter 2004. For the year 2004, the corrugated packaging operation reported income of $105 million compared with $11 million in 2003.

      Despite fewer shipping days and higher energy and recycled fiber costs, earnings improved in fourth quarter 2004 compared with fourth quarter 2003 due to higher pricing, lower converting costs, and reduced outside purchases of containerboard.

      Compared with third quarter 2004, earnings were negatively affected by $15 million from major mill maintenance outages and incremental costs associated with the optimization of capital projects implemented during the outages, $8 million from lower volumes attributable to a slower seasonal period and three less shipping days, and $12 million from higher costs, principally related to energy and health care.

      Average prices for corrugated containers in fourth quarter 2004 were up 8% compared with fourth quarter 2003 and up 3% compared with third quarter 2004. The average cost of recycled fiber in fourth quarter 2004 was up 23% compared with fourth quarter 2003 and down 4% compared with third quarter 2004.

      Despite the closure of five box plants in 2004, on a volume per workday basis, shipments of corrugated containers were up 5% in fourth quarter 2004 compared with fourth quarter 2003 and up 1% compared with third quarter 2004. As a result of three less shipping days in fourth quarter 2004, actual shipments were down 4% in fourth quarter 2004 compared with third quarter 2004.

Forest Products

      The forest products operation reported fourth quarter income of $50 million, compared with $35 million in fourth quarter 2003 and $68 million in third quarter 2004. Full year 2004 income for forest products was $215 million, compared with $67 million in 2003.

      Operating income for fourth quarter 2004 included $7 million from high-value land sales compared with $4 million in fourth quarter 2003 and $3 million in third quarter 2004. The average sales price per acre of high-value land in fourth quarter 2004 was approximately $7,500 per acre.

      Average lumber prices in fourth quarter 2004 were up 3% compared with fourth quarter 2003, but down 8% compared with third quarter 2004. Particleboard prices were up 31% compared with fourth quarter 2003, but down 6% compared with third quarter 2004. Medium density fiberboard, or MDF, prices were up 20% compared with fourth quarter 2003, but down 2% compared with third quarter 2004. Gypsum prices were up 17% compared with fourth quarter 2003, but down 2% compared with third quarter 2004.

      Shipments of gypsum were up in fourth quarter 2004 compared with fourth quarter 2003, but down compared with third quarter 2004. Shipments of lumber, MDF, and particleboard were down in fourth quarter 2004 compared with fourth quarter 2003 and third quarter 2004.

Financial Services

      The financial services operation reported fourth quarter income of $58 million compared with $54 million in fourth quarter 2003 and $37 million in third quarter 2004. Financial services reported full year income of $207 million for 2004 compared with $186 million in 2003.

      The improvement in earnings in fourth quarter 2004 compared with fourth quarter 2003 was the result of increased spreads, improved credit conditions, and continued focus on low cost operations. The improvement in fourth quarter 2004 compared with third quarter 2004 was principally because third quarter 2004 was negatively impacted $15 million from an increase in the mortgage servicing valuation allowance. The sale of the third-party mortgage servicing portfolio was completed in the fourth quarter.

Increase in Cash Dividend, Share Repurchase Program and Stock Split

      On February 4, 2005, we announced a regular quarterly dividend of $0.45 per common share, payable on March 15, 2005, to shareholders of record on March 1, 2005. This $0.45 per share dividend is a 25% increase over the prior quarterly dividend of $0.36 per share. We paid a special dividend of $1.00 per share in December 2004.

      We also announced on February 4, 2005 that our Board of Directors has authorized the repurchase of up to six million shares of our common stock (twelve million shares after considering the stock split discussed below). This represents over 10% of the company’s current outstanding shares. The repurchases will be accomplished from time to time through open market or privately negotiated transactions.

      Additionally, we announced on February 4, 2005 a two-for-one stock split to be effected in the form of a stock dividend for shareholders of record on March 1, 2005. For every one share of our common stock held on the record date, the holder will receive one additional share. The additional shares resulting from the split will be distributed on April 1, 2005.

RISK FACTORS

      In considering whether to purchase the senior notes, you should carefully consider all the information we have included or incorporated by reference in this remarketing prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below.

An active trading market for the senior notes may not develop.

      There is currently no public market for the senior notes and we do not currently plan to list the senior notes on any national securities exchange. In addition, the liquidity of any trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. A liquid trading market in the senior notes may not develop.

      We have been advised that the remarketing agents intend to make a market in the senior notes; however, the remarketing agents are not obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If the remarketing agents cease to act as market-makers for the senior notes for any reason, there can be no assurance that another firm or person will make a market in the senior notes. There can be no assurance that an active market for the senior notes will develop or, if a market does develop, at what prices the senior notes will trade.

We may redeem the senior notes upon the occurrence of a tax event.

      We have the option to redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a tax event occurs and continues. If we exercise this option, we will redeem the senior notes for cash at the redemption price described later in this remarketing prospectus supplement. A tax event redemption will be a taxable event to the holders of the senior notes.

The senior notes are our obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

      The senior notes are exclusively our obligations and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the senior notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Almost all of the net assets invested in our financial services segment are subject, in varying degrees, to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.

      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The United States federal income tax consequences of the purchase, ownership and disposition of the senior notes are unclear.

      Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the contingent payment debt regulations. Under the contingent payment debt regulations, regardless of your method of accounting for U.S. federal income taxes, you generally are required to accrue interest income on the senior notes on a constant yield basis at an assumed yield that was determined at the time of issuance of the senior notes. Assuming that you report your income in a manner consistent with our discussion in the section of this remarketing prospectus supplement entitled “Certain United States Federal Income Tax Consequences,” the amount of income that you will recognize for U.S. federal income tax purposes in respect of the senior notes generally should correspond to the economic accrual of income to you and the amount of income you would have recognized on an accrual basis for U.S. federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, which we refer to as the IRS, will not successfully assert a different treatment of the senior notes that could affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

      For additional risk factors, please see “Risk Factors” in the accompanying prospectus supplement beginning on page S-21.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

      This remarketing prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the Securities and Exchange Commission, or the SEC, and press releases or oral statements made by our management. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. You should not place undue reliance on these forward-looking statements, which reflect our management’s analysis, judgment, belief or expectation only as of the date of this remarketing prospectus supplement.

      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	general economic, market or business conditions;

•	the opportunities (or lack thereof) that may be presented to and pursued by us and our subsidiaries;

•	the availability and price of raw materials used by us and our subsidiaries;

•	competitive actions by other companies;

•	changes in laws or regulations and actions or restrictions of regulatory agencies;

•	the accuracy of certain judgments and estimates concerning the integration of acquired operations into our operations; and

•	other facts, many of which are beyond our and our subsidiaries’ control.

USE OF PROCEEDS

      We will not receive any of the proceeds from the remarketing of the senior notes.

      We are remarketing $344,975,000 of the senior notes to investors on behalf of holders of our Upper DECSSM issued in May 2002. We are also remarketing the senior notes of any holders of senior notes who elect to participate in the remarketing. Each Upper DECSSM consists of a senior note in the principal amount of $50 and a purchase contract under which the holder agrees to purchase shares of our common stock on May 17, 2005 (or earlier under some circumstances).

      As is more fully described in this remarketing prospectus supplement and the prospectus supplement dated April 25, 2002 related to the issuance of our Upper DECSSM, a portion of the proceeds will be used to purchase U.S. treasury securities that will serve as a substitute collateral to (1) pay an amount of cash equal to the aggregate quarterly interest payment (as determined using the original interest rate) due on May 17, 2005 on each senior note that is included in the Upper DECSSM and participating in the remarketing and (2) provide the consideration to fulfill the holders’ obligations under the stock purchase contracts on May 17, 2005. Proceeds from the remarketing of the senior notes held as components of Upper DECSSM in excess of the U.S. treasury portfolio purchase price will be paid to holders of Upper DECSSM whose senior notes were sold in the remarketing, after the remarketing agents deduct the remarketing fee not in excess of 0.25% of the total proceeds from the remarketing of those senior notes. Proceeds from the remarketing of senior notes held separately from the Upper DECSSM, if any, will be remitted to the custodial agent for payment to the participating holders of those senior notes after the remarketing agents deduct the remarketing fee not in excess of 0.25% of the total proceeds from the remarketing of those senior notes.

CAPITALIZATION

      The following table sets forth our capitalization on a consolidated basis and on a parent company basis as of third quarter-end 2004. This table should be read in conjunction with our historical financial statements, which are incorporated by reference.

      Almost all of the net assets invested in our financial services segment are subject, in varying degrees, to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.

Third
Quarter End
2004

(millions)
Consolidated
Federal Home Loan Bank advances	$4,834
Securities sold under repurchase agreements	1,162
Preferred stock issued by subsidiaries	305
Long-term debt	1,310
Upper DECSSM senior notes	345

Total long-term debt	$7,956
Shareholders’ equity
Preferred stock, par value $1 per share:
25,000,000 shares authorized; none issued	—
Common stock, par value $1 per share:
200,000,000 shares authorized; 61,389,552 shares issued	61
Additional paid-in capital	402
Accumulated other comprehensive loss	(186)
Retained earnings	2,073
Less treasury stock	(246)

Total shareholders’ equity	2,104

Total consolidated capitalization	$10,060

Parent company
Long-term debt	$1,112
Upper DECSSM senior notes	345

Total long-term debt	$1,457
Shareholders’ equity
Preferred stock, par value $1 per share:
25,000,000 shares authorized; none issued	—
Common stock, par value $1 per share:
200,000,000 shares authorized; 61,389,552 shares issued	61
Additional paid-in capital	402
Accumulated other comprehensive loss	(186)
Retained earnings	2,073
Less treasury stock	(246)

Total shareholders’ equity	2,104

Total parent company capitalization	$3,561

RATIO OF EARNINGS TO FIXED CHARGES

      The table below sets forth the ratio of earnings to fixed charges of Temple-Inland computed on a consolidated basis and a parent company basis for each of the periods indicated. Almost all of the net assets invested in our financial services segment are subject, in varying degrees, to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.

	Nine Months
	Ended		Fiscal Year

	October 2,
Ratio of Earnings to Fixed Charges	2004		2003		2002		2001		2000		1999

Consolidated	1.50	x	0.81	x	1.22	x	1.25	x	1.39	x	1.45	x
Consolidated, excluding interest on deposits	1.72	x	0.71	x	1.40	x	1.56	x	1.94	x	2.06	x
Parent company	2.10	x	0.26	x	1.60	x	2.05	x	3.13	x	3.29	x

      For purposes of computing the consolidated ratios, earnings consist of earnings from continuing operations before income taxes and fixed charges and fixed charges consist of all interest and an estimated 15% interest component of rent expense. The consolidated ratios are also presented excluding interest on deposits from fixed charges.

      For purposes of computing the parent company ratios, earnings consist of earnings from continuing operations before income taxes, excluding the unremitted earnings of our financial services group, but including dividends received from our financial services group and fixed charges. Fixed charges consist of parent company interest and the 15% estimated interest component of parent company rent expense.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

General

      A description of the specific terms of the senior notes being offered in this remarketing is set forth below. The description is qualified in its entirety by reference to the indenture between Temple-Inland and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee, dated as of September 1, 1986, as amended by the first supplemental indenture, dated as of April 15, 1988, the second supplemental indenture, dated as of December 27, 1990, and the third supplemental indenture, dated as of May 9, 1991. The indenture has been qualified as an indenture under the Trust Indenture Act. The terms of the indenture are those provided in the indenture and those made part of the indenture by the Trust Indenture Act. You should read the indenture, and the first, second and third supplemental indentures, each of which has been filed with the SEC and is incorporated by reference in the registration statement of which this remarketing prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus form a part.

      The aggregate principal amount of the senior notes to be remarketed pursuant to this remarketing prospectus supplement is $344,975,000.

      The senior notes will mature on May 17, 2007. The senior notes may not be redeemed prior to their stated maturity except as described below. The senior notes will constitute senior debt securities as described in the accompanying prospectus. In addition to the senior notes, we may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the senior notes. The following description of the terms of the senior notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus supplement and prospectus, which we request that you read. References in this remarketing prospectus supplement to senior notes refer to our remarketed senior notes due May 17, 2007.

      The senior notes were issued, and are being remarketed, in denominations of $50 and integral multiples of $50. The senior notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to May 17, 2007, the senior notes will mature and the entire principal amount will become due and payable, together with any accrued and unpaid interest, on that date.

      Remarketed senior notes will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of The Depository Trust Company, or DTC, or its nominee. Payments on the senior notes issued as a global security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable, and the senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. JPMorgan Chase Bank, N.A. is the initial paying agent, transfer agent, and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent, or registrar for the notes. We will at all times be required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

      Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on the senior notes and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

      The indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

      Following the remarketing, each senior note will bear interest at the reset rate of 5.003% per year from and including February 17, 2005, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an “interest payment date,” commencing May 17, 2005, to the person in whose name the senior note is registered, subject to certain exceptions, at the close of business on the business day immediately preceding the interest payment date.

      The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months, (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and (3) for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that if the next business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Ranking

      The senior notes are our direct, unsecured, and unsubordinated obligations and rank equal in priority of payment with all of our existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any future subordinated indebtedness.

      The senior debt indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. Since our operations are conducted through subsidiaries, the cash flow and the consequent ability to service debt including our senior notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for such payments, whether by dividends, loans or other payments. As of the completion of this remarketing, there will exist approximately $1.0 billion of other indebtedness that will rank equally with the senior notes. Almost all of the net assets invested in our financial services segment are subject, in varying degrees, to regulatory rules and restrictions, including restrictions on the payment of dividends to the parent company.

Tax Event Redemption

      If a tax event occurs and is continuing before May 17, 2007, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on the senior notes that are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the date of delivery of the senior notes, settlement of the purchase contracts and following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

      “Tax event” means the receipt by us of an opinion of a nationally recognized independent tax counsel experienced in such matters (which may be Skadden, Arps, Slate, Meagher & Flom LLP) to the effect that there is more than an insubstantial risk that interest paid by us on the senior notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on April 25, 2002, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after April 25, 2002.

      “Redemption amount” means 100% of the principal amount of the senior notes.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

      For additional information, please see “Certain Covenants of Temple-Inland,” “Consolidation, Merger, Sale, or Conveyance” and “Events of Default” in the accompanying prospectus beginning on page 11.

Book-Entry and Settlement

      Remarketed senior notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing the senior notes shall be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such beneficial owner is not a participant, on the procedures of the participant through which such beneficial owner owns its interest to exercise any rights of a holder under the indenture.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the senior notes in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      Certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global securities if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice, or

•	DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

•	we determine in our sole discretion that we will no longer have the senior notes represented by global securities or permit any of the global securities to be exchangeable for the senior notes in the form of physical certificates, subject, in each case, to the procedures of DTC or any successor depositary, or an event of default under the indenture has occurred and is continuing.

      Any global security that is exchangeable as described in the preceding sentence will be exchangeable for the senior notes in the form of physical certificates registered in the names as directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global securities.

Trustee

      JPMorgan Chase Bank, N.A. is the trustee. The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

      The indenture and the senior notes are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion describes certain material United States federal income tax consequences of the ownership and disposition of the senior notes acquired by you in the remarketing and held by you as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as, for example, certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding the senior notes as part of a “straddle,” “hedge,” “conversion” or similar transaction, holders of senior notes that are being remarketed in the remarketing, U.S. holders (as defined below) whose functional currency is not the United States dollar, certain former citizens or residents of the United States, partnerships or other entities classified as partnerships for United States federal income tax purposes, and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements, and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. You are urged to consult your tax advisor with regard to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      If a partnership or other entity classified as a partnership for United States federal income tax purposes holds senior notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the activities of the partner. Partnerships acquiring senior notes, and partners in such partnerships, should consult their tax advisors.

Classification of the Senior Notes

      In connection with the issuance of the senior notes, Skadden, Arps, Slate, Meagher & Flom LLP, our counsel, delivered an opinion that, under then-current law, based on certain representations, facts, and assumptions contained in that opinion, the senior notes would be classified as indebtedness for United States federal income tax purposes. Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. Consistent with the opinion received from our counsel at the time of the issuance of the senior notes, we have treated and will continue to treat the senior notes as indebtedness for United States federal income tax purposes. An opinion of counsel is not binding on the IRS or any court, however, and it is possible that the IRS will successfully assert that the senior notes are not properly treated as indebtedness prior to the remarketing, in which case your tax consequences from the ownership and disposition of the senior notes may differ from those described below. By acquiring senior notes in the remarketing, you will be deemed to have agreed to treat the senior notes as indebtedness for United States federal income tax purposes.

      Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the contingent payment debt regulations. The proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the senior notes should be treated in a different manner than as described below. A different treatment of the senior notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of owning the senior notes.

      The remainder of this discussion assumes that the senior notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to U.S. Holders

      The following summary applies to U.S. holders. The term “U.S. holder” means a holder that is (1) a person who is a citizen or resident of the United States; (2) a corporation, or other entity classified as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

      Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for United States federal income tax purposes, you are required to accrue interest income on the senior notes on a constant-yield basis at an assumed yield, the “comparable yield,” that was determined at the time of issuance of the senior notes. The comparable yield for the senior notes was based on the yield at which we could have issued, at the time of issuance of the senior notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the senior notes. Solely for purposes of determining the amount of interest income that accrues on the senior notes, we were required, at the time of issuance of the senior notes, to construct a “projected payment schedule” in respect of the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the comparable yield.

      For United States federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a senior note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the senior notes. The following discussion assumes that you will use this original projected payment schedule as well.

      Furthermore, assuming that you report your income in a manner consistent with our position described below, the amount of income that you will recognize in respect of the senior notes generally should correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

      The amount of interest on a senior note that accrues in an accrual period is the product of the comparable yield on the senior note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the senior note. The daily portions of interest in respect of a senior note are determined by allocating to each day in an accrual period the ratable portion of interest on the senior note that accrues in the accrual period. The initial adjusted issue price of a senior note acquired by you in the remarketing will equal $50.7232 per $50 principal amount as of the date of the remarketing (the “initial adjusted issue price”). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the senior note and all interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.

      At the time of the issuance of the senior notes, we determined that the comparable yield was 6.88% and the projected payment schedule for the senior notes, per $50 principal amount, was $0.95 on August 17, 2002, $0.80 for each subsequent quarterly payment date ending on or prior to February 17, 2005, and $0.95 for each quarterly payment date ending after February 17, 2005. We also determined that the projected payment for the senior notes, per $50 principal amount, at the maturity date was $50.95 (which included the stated principal amount of the senior notes as well as the final projected interest payment). Based on the comparable yield of 6.88% and the initial adjusted issue price of $50.7232 per $50 principal amount, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on the senior note for each day in the taxable year on which you hold the senior note, adjusted as set forth below.

Adjustments Reflecting the Actual Reset Rate

      Based on the reset rate of 5.003%, actual payments on the senior notes, per $50 principal amount, will be approximately $0.625 for each quarterly payment date ending after February 17, 2005. Because these payments will differ from the projected quarterly payments of $0.95, you and we will be required to account for these differences as negative adjustments to interest accrued based on the comparable yield of 6.88% in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference of $0.325 between the projected payment of $0.95 and the actual payment of approximately $0.625 on the senior note as a negative adjustment to the interest accrued (based on the 6.88% comparable yield) during each quarter. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these adjustments in a reasonable manner.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments

      Your initial adjusted tax basis in a senior note acquired by you in the remarketing will equal the amount that you pay for the senior note. Your adjusted tax basis in the senior note for any accrual period after the remarketing will equal (x) the sum of your initial adjusted tax basis in the senior note and any interest previously accrued on such senior note starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the date of the remarketing.

      If your initial adjusted tax basis in a senior note acquired in the remarketing differs from the adjusted issue price of such senior note on the date of your purchase, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the senior note and the adjusted issue price of such senior note on the date of your purchase by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the senior note. If your initial adjusted tax basis in a senior note is greater than its adjusted issue price on the date of your purchase, you will take the difference into account as a negative adjustment to interest. If your initial adjusted tax basis in a senior note is less than its adjusted issue price on the date of your purchase, you will take the difference into account as a positive adjustment to interest. The adjusted tax basis of a senior note will be decreased by any such negative adjustments and increased by any such positive adjustments.

      Upon accruing interest income based on the comparable yield of 6.88% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the possible difference between your initial adjusted tax basis in the senior note and its adjusted issue price on the date of your purchase as described in this subsection, the amount of income that you will recognize in respect of the senior notes generally should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Other Disposition of the Senior Notes

      Upon a sale, exchange or other disposition of a senior note (including a redemption), you will generally recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the senior note. Such gain or loss generally will be capital gain or loss (except to the extent of any positive adjustment that you have not yet accrued and included in income, which will be treated as interest income) and generally will be long-term capital gain or loss if you held the senior note for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If you sell a senior note at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

      The following applies to you if you are a holder of a senior note that is not a U.S. holder and not a partnership. Special rules may apply to you if you are a “controlled foreign corporation” or “passive foreign investment company” for United States federal income tax purposes. If you are such an entity, you should consult your tax advisor to determine the tax consequences that may be relevant to you.

      All payments on a senior note made to you and any gain realized on a sale, exchange or other disposition of a senior note will be exempt from United States federal income and withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

•	you are not a bank receiving certain types of interest,

•	you have fulfilled the certification requirement described below,

•	such payments are not effectively connected with the conduct by you of a trade or business in the United States, and

•	in the case of gain realized on the sale, exchange or other disposition of a senior note, if you are a nonresident alien individual, you are not present in the United States for 183 or more days in the taxable year of the disposition where certain other conditions are met.

      The certification requirement referred to above will be fulfilled if you certify to us on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address.

      If you are engaged in a trade or business in the United States, and if payments on a senior note are effectively connected with the conduct of this trade or business, you will generally be taxed in the same manner as a U.S. holder (see “— Tax Consequences to U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. You should consult your tax advisor with respect to other tax consequences of the ownership of the senior notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

      Information returns may be filed with the IRS in connection with payments on the senior notes and the proceeds from a sale or other disposition of the senior notes. You may receive statements containing the information reflected on these returns. The amounts reported to you may not reflect the amounts that you will be required to include in income in respect of the senior notes, even if you take adjustments into account in the manner described above. Please consult your tax advisor regarding calculating your taxable income from the senior notes based on the amounts reported to you and other information available to you, including the information provided in this remarketing prospectus supplement.

      If you are a U.S. holder, you may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent or to comply with certification procedures or if you otherwise fail to establish an exemption from backup withholding. If you are not a U.S. holder, you may be subject to United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person. The certification procedures required of you to claim the exemption from withholding tax on certain payments on the senior notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

      The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

REMARKETING

      The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement dated February 14, 2005. This agreement requires Citigroup Global Markets Inc. and UBS Securities LLC, as the exclusive remarketing agents, to use their reasonable efforts to remarket on February 14, 2005, the senior notes at an aggregate price of at least 100.50% of the remarketing value. If, despite using their reasonable efforts, Citigroup and UBS Securities LLC are unable to successfully remarket the senior notes at a price equal to or greater than 100.50% of the remarketing value, then the remarketing will have failed. Citigroup and UBS Securities LLC have no obligation to purchase any of the senior notes. The “remarketing value” with respect to each senior note that is being offered in this remarketing is equal to the sum of:

(1) the value on February 14, 2005 of U.S. treasury securities that will pay, on or prior to May 17, 2005, an amount of cash equal to the interest payment scheduled to be paid on the senior note on that date at 6.42% per annum (the rate of interest in effect prior to the re-setting of the interest rate in the remarketing); and

(2) the value on February 14, 2005 of U.S. treasury securities that will pay, on or prior to the May 17, 2005, an amount of cash equal to $50.

      In connection with the remarketing, Citigroup and UBS Securities LLC, as reset agents, have reset the rate of interest payable on the senior notes to equal to 5.003%, which will be effective on and after February 17, 2005.

      Upon the closing of the remarketing, the net proceeds from the remarketing of the senior notes comprising a part of the Upper DECSSM will be used to purchase the U.S. treasury securities described above, which will be pledged to secure the obligations of holders of Upper DECSSM to purchase shares of our common stock under the purchase contracts.

      Pursuant to the remarketing agreement, the remarketing agents will retain a remarketing fee not in excess of 25 basis points (0.25%) of the total proceeds from the remarketing. Neither we nor the holders of senior notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

      The following table sets forth the remarketing fee to be paid to the remarketing agents per senior note and in the aggregate:

	Per Senior
	Note(2)	Total

Price to the public(1)	101.5420%	$350,294,514
Remarketing fee to remarketing agents	0.2539%	$875,736
Net proceeds to participating holders of the Upper DECS SM	101.2881%	$349,418,778

(1)	Plus accrued interest from February 17, 2005, if settlement occurs after that date.
(2)	Rounded to four decimal places.

     Temple-Inland has been advised that the remarketing agents intend to make a market in the senior notes; however, the remarketing agents are not obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If the remarketing agents cease to act as market-makers for the senior notes for any reason, there can be no assurance that another firm or person will make a market in the senior notes. There can be no assurance that an active market for the senior notes will develop or, if a market does develop, at what prices the senior notes will trade.

      In connection with this remarketing and in compliance with applicable law, the remarketing agents may effect transactions that stabilize, maintain, or otherwise affect the market price of the senior notes at levels above those that might otherwise prevail in the open market. Such transactions may include placing bids for the senior notes or effecting purchases of the senior notes for the purpose of pegging, fixing, or maintaining the price of the senior notes for the purpose of reducing a short position created in connection with the remarketing. The remarketing agents are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

      Neither we nor the remarketing agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor the remarketing agents make any representation that the remarketing agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Both Citigroup and UBS Securities LLC have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses, including acting as the reset agent with respect to the senior notes. Citigroup or UBS Securities LLC may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      The closing of the remarking is subject to customary conditions including the receipt by the remarketing agents of opinions of counsel and officers’ certificates and the non-occurrence of certain events including disruptions in securities markets.

      We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the remarketing agents may be required to make because of any of those liabilities.

EXPERTS

      The consolidated financial statements for the year ended January 3, 2004 incorporated in this remarketing prospectus supplement by reference to Temple-Inland’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

      In addition, Temple-Inland’s common stock is listed on the New York Stock Exchange and the Pacific Exchange and such reports and other information concerning Temple-Inland may also be inspected at their offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively. Our common stock’s ticker symbol is “TIN.”

      This remarketing prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this remarketing prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

      The SEC allows us to “incorporate by reference” into this remarketing prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this remarketing prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this remarketing prospectus supplement, the subsequent information will also become part of this remarketing prospectus supplement and will supersede the earlier information.

      We are incorporating by reference the following documents that we have filed with the SEC:

•	Temple-Inland Inc. Annual Report on Form 10-K for the period ended January 3, 2004,

•	Temple-Inland Inc. Quarterly Report on Form 10-Q for the period ended April 3, 2004,

•	Temple-Inland Inc. Quarterly Report on Form 10-Q for the period ended July 3, 2004,

•	Temple-Inland Inc. Quarterly Report on Form 10-Q for the period ended October 2, 2004,

•	Temple-Inland Inc. Definitive Proxy Statement, dated March 19, 2004, and

•	Temple-Inland Inc. Current Reports on Form 8-K filed on the following dates:

•	November 5, 2004

•	November 8, 2004

•	February 4, 2005

•	February 8, 2005

•	February 11, 2005

      The preceding list supersedes and replaces the documents listed in the accompanying prospectus supplement and prospectus under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” respectively.

      We are also incorporating by reference into this remarketing prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the remarketing has been completed.

      You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by contacting us at:

Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Attention: Investor Relations
Telephone: (512) 434-5800

      You should rely only on the information provided in this remarketing prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this remarketing prospectus supplement is accurate as of any date other than the date on the first page of this remarketing prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

LEGAL COUNSEL

      Temple-Inland is being represented by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, DC, in connection with the remarketing, and the remarketing agents are being represented by Cleary Gottlieb Steen & Hamilton LLP New York, New York.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 26, 2002)

6,000,000 Upper DECSSM

7.50% Upper DECSSM

     We are selling 6,000,000 of our Upper DECS. We have granted the underwriters an option to purchase up to 900,000 additional Upper DECS to cover over-allotments.

     Each Upper DECS has a stated amount of $50 and will initially consist of (a) a contract to purchase, for $50, shares of our common stock on May 17, 2005 and (b) a senior note with a principal amount of $50 that is due on May 17, 2007. The senior note will initially be held as a component of your Upper DECS and be pledged to us to secure your obligation to purchase shares of our common stock under the purchase contract.

     We will make quarterly contract adjustment payments to you under the purchase contract at the annual rate of 1.08% of the stated amount of $50 per purchase contract. In addition, you will receive quarterly interest payments on the senior note at the initial annual rate of 6.42%. We have the right to defer the contract adjustment payments on the purchase contracts until May 17, 2005, but not the interest payments on the senior notes, as described in this prospectus supplement. The interest rate on the senior notes will be reset, and the senior notes remarketed, as described in this prospectus supplement. The senior notes will be unsecured and rank equally with all of our other unsecured senior indebtedness. The Upper DECS will be sold in minimum quantities of 20 Upper DECS.

     Concurrently with this offering of Upper DECS, we are also making an offering of 3,600,000 shares of our common stock, plus up to an additional 540,000 shares of our common stock if the underwriters for that offering exercise their over-allotment option in full. Neither offering is conditioned on the other.

     Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TIN.” The last reported sale price of our common stock on the New York Stock Exchange on April 25, 2002 was $52.52 per share.

     Prior to this offering, there has been no public market for the Upper DECS. The Upper DECS have been approved for listing on the New York Stock Exchange under the symbol “TIN PrD.”

          Investing in our Upper DECS involves risks. See “Risk Factors” beginning on page S-21.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Upper
	DECS	Total

Public Offering Price	$50.00	$300,000,000
Underwriting Discount	$1.50	$9,000,000
Proceeds to Temple-Inland Inc. (before expenses)	$48.50	$291,000,000

     The public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of original issuance of the Upper DECS, expected to be May 1, 2002, to the date of delivery.

     The underwriters expect to deliver the Upper DECS to purchasers on May 1, 2002.

Salomon Smith Barney

UBS Warburg

ABN AMRO Rothschild LLC

Banc of America Securities LLC

Banc One Capital Markets, Inc.

TD Securities

April 25, 2002

SM Service mark of Salomon Smith Barney Inc.

         You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement and the accompanying prospectus, as applicable.

PROSPECTUS SUPPLEMENT

i

SUMMARY

      This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before purchasing our Upper DECS. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. References to “Temple-Inland” refer to Temple-Inland Inc. Unless the context requires otherwise, references to “we,” “us” and “our” refer collectively to Temple-Inland and its subsidiaries.

Temple-Inland Inc.

Overview

      We are a holding company and conduct all of our operations through our subsidiaries. Our business is divided among three groups:

•	the paper group, which manufactures corrugated packaging products;

•	the building products group, which manufactures a wide range of building products and manages our forest resources of approximately 2.1 million acres of timberland in Texas, Louisiana, Georgia and Alabama; and

•	the financial services group, which engages in savings bank, mortgage banking, real estate and insurance brokerage activities.

     The Paper Group

      The paper group is operated by Inland Paperboard and Packaging, Inc. On a pro forma basis after giving effect to the acquisition of Gaylord Container Corporation, the group’s revenue in 2001 would have been $2.8 billion, or 57% of our pro forma consolidated revenues. The paper group is a vertically integrated corrugated packaging operation that includes:

•	six linerboard mills;

•	one corrugating medium mill; and

•	82 converting facilities.

      Our paper group is focused on a single grade of paper, containerboard. Containerboard is the largest segment of the paper market and is used to make corrugated packaging. We believe this grade is well positioned for the future due to a decline in industry containerboard capacity and the fact that no announcements relating to the installation of any new capacity over the next few years have been made.

      The paper group converts containerboard that it manufactures into a complete line of corrugated packaging and point-of-purchase displays. Our nationwide network of box plants produces a wide range of products from commodity brown boxes to intricate die cut containers that can be printed with multi-color graphics. The corrugated boxes are sold to a variety of customers in the food, paper, glass containers, chemical, appliance and plastics industries, among others.

      During 2001, the paper group served about 7,000 customers with approximately 9,000 shipping destinations. The largest single customer accounted for approximately 5%, and the ten largest customers accounted for approximately 25%, of our 2001 corrugated packaging revenues. Costs of freight and customer service requirements necessitate the location of box plants relatively close to customers. Each of our plants tends to service a market within a 150-mile radius of the plant.

      Sales of corrugated shipping containers track changing population patterns and other demographics. Historically, there has been a correlation between the demand for containers and containerboard and real growth in the United States gross domestic product, particularly the non-durable goods segment.

      On April 5, 2002, we completed our acquisition of Gaylord Container Corporation for approximately $868 million. Gaylord manufactures and sells corrugated containers and multiwall and retail paper bags. The operations of Gaylord consist of two containerboard mills, one unbleached kraft paper mill, 19 corrugating converting facilities, two multiwall bag plants and four retail bag plants. The acquisition of Gaylord will further our strategy to enhance return on investment by building a high-performance, fully-integrated corrugated packaging operation.

      We believe the Gaylord acquisition will:

•	increase market share and further industry consolidation;

•	increase revenues and improve customer mix;

•	extend market reach and improve operating efficiency;

•	provide opportunities for significant synergies;

•	provide opportunities for capacity rationalization and increased integration; and

•	provide opportunities for dispositions of non-core assets.

     The Building Products Group

      The building products group is operated by Temple-Inland Forest Products Corporation. Its revenue for 2001 was $726 million, or 15% of our 2001 pro forma consolidated net revenues after giving effect to the acquisition of Gaylord Container Corporation. The building products group manufactures a wide range of building products, including:

•	lumber;

•	particleboard;

•	medium density fiberboard;

•	gypsum wallboard; and

•	fiberboard.

      We sell building products throughout the continental United States and in Canada, with the majority of sales occurring in the southern United States. The ten largest customers accounted for approximately 30% of the building products group’s 2001 sales. The building products business is heavily dependent upon the level of residential housing expenditures, including the repair and remodeling market. The building products group’s converting operations are located near many of the fastest growing U.S. metropolitan areas. This geographic positioning, coupled with a commitment to deliver quality products and service, provides a strategic advantage for servicing the Company’s building products customers.

      The building products group also manages our 2.1 million acres of timberland. These lands are an important strategic asset and provide approximately 70% of the virgin fiber requirements of our containerboard mills and 60% of the raw material requirements for the building products operations.

      Based on a study completed during 2001, we identified 1,800,000 acres of timberlands as strategic and core, 160,000 acres as high-value land with the potential for real estate development and 110,000 acres as non-strategic. During September 2001, we sold 78,000 acres of our non-strategic land. We expect to sell the remaining non-strategic land over time.

     The Financial Services Group

      The financial services group is operated by subsidiaries of Temple-Inland Financial Services Inc. Its revenue for 2001 was $1.4 billion, or 28% of our 2001 pro forma consolidated net revenues after giving effect to the acquisition of Gaylord Container Corporation. The financial services group engages in:

•	savings bank;

•	mortgage banking;

•	real estate; and

•	insurance brokerage activities.

      Savings Bank. Our savings bank, Guaranty Bank, a federally-chartered stock savings bank, conducts its business through 152 banking centers in Texas and California. Guaranty’s 108 Texas banking centers are concentrated in the metropolitan areas of Houston, Dallas/ Fort Worth, San Antonio and Austin, as well as the central and eastern regions of the state. The 44 California banking centers are concentrated in Southern California and the Central Valley. The primary activities of Guaranty include providing deposit products to the general public, investing in single-family adjustable-rate mortgages, lending for the construction of real estate projects and the financing of business operations.

      Mortgage Banking. Mortgage banking is conducted through Guaranty Residential Lending, Inc., a subsidiary of Guaranty Bank. Guaranty Residential Lending arranges financing of single-family mortgage loans (primarily Fannie Mae, Freddie Mac and Ginnie Mae), securitizes the loans and sells the loans into the secondary market. The mortgage bank typically retains the servicing rights on approximately one-third of the loans it originates and sells the remainder to third parties. At the end of 2001, the mortgage banking operation was servicing $11.6 billion in mortgage loans. The mortgage banking operation produced $7.6 billion in mortgage loans during 2001.

      Real Estate. The financial services group is involved in the development of 48 residential subdivisions in Texas, California, Colorado, Florida, Georgia, Missouri, Tennessee and Utah. Real estate activities also include ownership of ten commercial properties, including properties owned by subsidiaries through joint venture interests.

      Insurance Brokerage. Subsidiaries of the financial services group are engaged in the brokerage of commercial and personal lines of property, casualty, life and group health insurance products. One of these subsidiaries is an insurance agency that administers the marketing and distribution of several mortgage-related personal life, accident and health insurance programs.

Transformation

      Over the past two years, we have been transforming Temple-Inland into a market-driven, customer-focused company in order to improve financial performance. Our goal is to deliver a superior rate of return for shareholders over economic cycles. In order to accomplish this, we have implemented strategies to improve profitability and returns by meeting the needs of our customers, matching production with demand across all product lines, controlling capital and reducing costs. In addition, our compensation programs have been aligned so that our employees focus on returns and value creation for our shareholders. Our unique mix of businesses, locations and market focus provide the opportunity to meet our goals and provide the foundation for further growth.

      We have made significant progress in the transformation of our company. We believe we rank in the top quartile in the industry based on return on investment, but our objective is to be consistently at the top.

Our Business Strategies

      Our overall objective is to deliver a superior rate of return for our shareholders over economic cycles. Our specific business strategies include the following:

•	creating value by remaining focused on customers and products, the cornerstone principles of a market driven company;

•	matching production with demand across all product lines;

•	increasing the integration of the paper group’s containerboard and corrugated packaging operations, thereby reducing reliance on the more volatile spot and export markets for containerboard;

•	growing through acquisitions that meet our return requirements, rather than building new facilities;

•	maintaining high-quality, low-cost assets; and

•	maintaining strict financial discipline.

Our Competitive Strengths

      Our key competitive strengths include:

•	our strong position in the paper and building products segments;

•	our acquisition of Gaylord, which serves as an excellent strategic fit with our existing businesses and makes us the third largest corrugated packaging manufacturer in North America;

•	our strong track record for integrating acquisitions;

•	our returns from financial services exceed our cost of capital and improve our return on investment; and

•	our focused management team, whose compensation is directly tied to our return on investment.

The Offering

What are the Upper DECS?

      Each Upper DECS will be issued at the stated amount of $50 and will initially consist of:

(1)	a purchase contract under which:

•	you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on May 17, 2005 (the “stock purchase date”), the number of which we will determine based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below; and

•	we will pay you contract adjustment payments at the annual rate of 1.08% of the stated amount of $50 as specified below (subject to our right of deferral); and

(2)	a senior note due May 17, 2007, with a principal amount of $50 on which we will pay interest quarterly at the initial annual rate of 6.42% until a successful remarketing of the senior notes and at the reset rate (as described below) thereafter (assuming the senior notes are successfully remarketed).

      The senior notes that are a component of the Upper DECS will be owned by you but will initially be pledged to us to secure your obligations under the purchase contracts.

      Each holder of Upper DECS may elect at any time to withdraw the pledged senior notes or, after the remarketing described below, treasury securities underlying the Upper DECS, creating “Stripped DECS.” A holder might consider it beneficial to either hold the senior notes directly or to realize income from their sale. To create Stripped DECS, a holder must substitute, as pledged securities, specifically identified treasury securities that will pay $50 on the stock purchase date, the amount due on such date under the purchase contract, and the pledged senior notes or treasury securities (after a successful remarketing, as described below) will be released from the pledge agreement and delivered to the holder. Holders of Stripped DECS may recreate Upper DECS by resubstituting the senior notes or, after the successful remarketing, applicable treasury securities for the treasury securities underlying the Stripped DECS.

      We will not initially list either the Stripped DECS or the senior notes on any national securities exchange. In the event that either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt to list these securities on the exchange on which the Upper DECS are then listed.

      If the senior notes are successfully remarketed as described in this prospectus supplement, the applicable ownership interest in the treasury securities will replace the senior notes as a component of each Upper DECS and will be pledged to us to secure your obligations under the purchase contracts.

What are the purchase contracts?

      The purchase contract underlying an Upper DECS obligates you to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the average trading price of our common stock for a period preceding that date, calculated in the manner described below.

What payments will be made to holders of the Upper DECS and the senior notes?

      If you hold Upper DECS, we will pay you quarterly contract adjustment payments on the purchase contracts at the annual rate of 1.08% of the $50 stated amount through and including the stock purchase date and quarterly interest payments on the senior notes at the initial annual rate of 6.42% of the principal amount of $50 per senior note through and including February 17, 2005, and at the reset rate thereafter (assuming the senior notes are successfully remarketed).

      The contract adjustment payments may be subject to deferral as described below. We are not entitled to defer interest payments on the senior notes. On the stock purchase date, if your senior notes were successfully remarketed as described below, you will still receive a quarterly interest payment at the same annual rate as was paid on the senior notes prior to remarketing.

      If you hold Stripped DECS, you will receive only the quarterly contract adjustment payments payable by us at the annual rate of 1.08% of the $50 stated amount through and including the stock purchase date. The contract adjustment payments may be subject to deferral as described below. In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of Upper DECS and Stripped DECS will receive on the stock purchase date in respect of the deferred contract adjustment payments a number of shares of our common stock in lieu of a cash payment, as described below.

      If you hold senior notes separately from the Upper DECS, you will receive only the cash interest payable on the senior notes. The senior notes, whether held separately from or as part of the Upper DECS, will initially pay interest at the annual rate of 6.42% of the principal amount of $50 per senior note for the quarterly payments payable on and before February 17, 2005. If the senior notes are successfully remarketed, they will pay interest to the holders of such senior notes after the remarketing at the reset rate from the date of the settlement of the successful remarketing until their maturity on May 17, 2007. If the remarketing agent cannot establish a reset rate meeting the requirements described in this prospectus supplement, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 6.42% until the remarketing agent can, on a later remarketing date prior to the stock purchase date, establish a reset rate meeting the requirements described in this prospectus supplement. If no remarketing occurs prior to the stock purchase date, the initial annual rate of 6.42% will be the interest rate through maturity of the senior notes. We are not entitled to defer interest payments on the senior notes.

What are the payment dates?

      Subject to our deferral right in respect of the contract adjustment payments described below, payments of interest on the senior notes and contract adjustment payments on the purchase contracts will be paid quarterly in arrears on each February 17, May 17, August 17, and November 17, commencing August 17, 2002.

When can we defer payments?

      We may, at our option and upon prior written notice to the holders of the Upper DECS and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 6.42% per year until paid, compounded quarterly, to but excluding May 17, 2005, unless your purchase contract has been terminated. All contract adjustment payments deferred until the stock purchase date will be paid in shares of our common stock in lieu of cash payment.

      We are not entitled to defer payments of interest on the senior notes.

What is the reset rate?

      In order to facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the interest rate on the senior notes for the quarterly payments payable on and after May 17, 2005 until their maturity on May 17, 2007. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding senior notes to be equal to 100.50% of the remarketing value described below. The remarketing agent will assume for this purpose, even if not true, that all of the senior notes continue to be components of the Upper DECS and will be remarketed. Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to payment of the quarterly payment on the Upper DECS due on May 17, 2005.

      The reset rate will be determined by the remarketing agent on the third business day (as defined below) prior to February 17, 2005, the last quarterly interest payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate meeting these requirements on the remarketing date and, as a result, the senior notes cannot be sold as described below, the interest rate will not be reset and will continue to be the initial interest rate on the senior notes. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent will attempt to remarket the senior notes on the subsequent dates as described below. If a reset rate cannot be established on a given date, the remarketing will not occur on that date.

      The resetting of the interest rate on the senior notes will not change the quarterly payment due to holders of the Upper DECS on May 17, 2005, which, as described above, will be paid in an amount equal to interest on the senior notes at the initial rate of 6.42% plus the contract adjustment payments that are accrued and unpaid at that time.

      A “business day” means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in the State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

What is remarketing?

      In order to provide holders of the Upper DECS with the necessary collateral to be applied in the settlement of their purchase contracts, the remarketing agent will sell the senior notes of holders of Upper DECS, other than those electing not to participate in the remarketing. The remarketing agent will use the proceeds to purchase treasury securities, which the participating holders of Upper DECS will then pledge to secure their obligations under the related purchase contracts. The cash paid on the pledged treasury securities underlying the Upper DECS of such holders will be used to satisfy such holders’ obligations to purchase shares of our common stock on the stock purchase date. This will be one way for holders of Upper DECS to satisfy their obligations to purchase shares of our common stock under the related purchase contracts. Unless a holder elects not to participate in the remarketing as described below, the remarketing agent will remarket the senior notes that are included in the Upper DECS on one or more occasions starting on the remarketing date, which initially will be the third business day immediately preceding February 17, 2005, the last quarterly interest payment date before the stock purchase date, unless the remarketing agent delays the remarketing to a later date as described below.

      We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which it will agree to use its commercially reasonable best efforts to sell the senior notes that are included in the Upper DECS and that are participating in the remarketing at a price equal to at least 100.50% of the remarketing value.

      The “remarketing value” will be equal to the sum of:

(1)	the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly interest payment date on each senior note which is included in an Upper DECS and which is participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2)	the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each senior note which is included in an Upper DECS and which is participating in the remarketing.

      The remarketing agent will use the proceeds from the sale of the senior notes included in the Upper DECS in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the Upper DECS whose senior notes participated in the remarketing. The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the Upper DECS participating in the remarketing.

      Alternatively, a holder of Upper DECS may elect not to participate in the remarketing and retain the senior notes underlying such holder’s Upper DECS by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder’s senior notes, to the purchase contract agent no later than the fourth business day prior to the remarketing date to satisfy such holder’s obligation under the purchase contracts. The interest rate on the senior notes will be reset to the reset rate regardless of whether holders of the senior notes elect to participate in the remarketing.

What happens if the remarketing agent does not sell the senior notes?

      If, as described above, the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the current aggregate market value of all the outstanding senior notes to be equal to at least 100.50% of the remarketing value, assuming, even if not true, that all of the senior notes are held as components of the Upper DECS and will be remarketed, and the remarketing agent cannot sell the senior notes offered for remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding April 6, 2005. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date. We refer to each of these three business day periods as “remarketing periods” in this prospectus supplement. In order for any such remarketing to be successful, the remarketing agent must resell the senior notes offered for remarketing at a price equal to at least 100.50% of the remarketing value.

      If the remarketing agent fails to remarket the senior notes offered for remarketing at the price specified in the preceding paragraph by the business day immediately preceding the stock purchase date, any holder of an Upper DECS that has not otherwise settled its related purchase contract in cash by the close of business on the business day immediately preceding the stock purchase date (but without regard to the notice requirements otherwise applicable to cash settlement) will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of its obligations under the purchase contract and we will retain such securities in full satisfaction of those obligations.

If a holder of senior notes is not a party to a purchase contract, may that holder still participate in a remarketing of such holder’s senior notes?

      Holders of senior notes that are not included as part of an Upper DECS may elect to have their senior notes included in the remarketing in the manner described in “Description of the Upper DECS — Optional Remarketing of Senior Notes Which Are Not Included in Upper DECS.” The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.50% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting its remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds, if any, will be remitted to the holders whose separate senior notes were sold in the remarketing. If a holder of senior notes elects to have its senior notes remarketed but the remarketing agent fails to sell the senior notes during any remarketing period at the price specified above, the senior notes will be promptly returned to the holder following the conclusion of that period.

What is the settlement rate?

      The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell and holders are obligated to buy upon settlement of a purchase contract on the stock purchase date.

      The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances as described in this prospectus supplement:

•	if the applicable market value, determined as described below, of our common stock is equal to or greater than $63.44, the settlement rate will be 0.7881 shares of our common stock per purchase contract;

•	if the applicable market value of our common stock is less than $63.44 but greater than $52.00, the settlement rate will be equal to $50 divided by the applicable market value of our common stock per purchase contract; and

•	if the applicable market value of our common stock is less than or equal to $52.00, the settlement rate will be 0.9615 shares of our common stock per purchase contract.

      The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

      At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below. However, this option will not be available unless at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement and a current prospectus is available covering the common stock to be delivered in respect of the purchase contracts being settled. In the case of early settlement 0.7881 shares of our common stock will be issued per purchase contract.

Besides participating in a remarketing, how else can a holder’s obligations under the purchase contract be satisfied?

      Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

•	if you have created Stripped DECS or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes, and applying the cash payments received on the pledged treasury securities;

•	through the delivery of cash on the business day immediately preceding the stock purchase date upon advance notice as described in “Description of the Upper DECS — Notice to Settle with Cash”;

•	through an early settlement of the purchase contract by the early delivery of cash to the purchase contract agent in the manner described in “Description of the Upper DECS — Early Settlement”; or

•	if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract by the early delivery of cash to the purchase contract agent as described in “Description of the Upper DECS — Early Settlement upon Cash Merger.”

      In addition, the purchase contracts, our related rights and obligations and those of the holders of the Upper DECS and the Stripped DECS, including their obligations to purchase shares of our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes and treasury securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

      If the purchase contract is settled early through cash or as the result of a bankruptcy event as described above, such holders will have no further rights to receive any accrued contract or deferred contract adjustment payments.

Under what circumstances may we redeem the senior notes before they mature?

      If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the senior notes, then we, as the issuer of the senior notes, may elect to redeem the senior notes for the price of a portfolio of treasury securities described below. If the senior notes are redeemed before a successful remarketing the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes through the stock purchase date, in an aggregate amount equal to the principal amount of the senior notes included in Upper DECS and the interest that would have been due on such payment date on the senior notes included in Upper DECS. These treasury securities will replace the senior notes as the collateral securing your obligations to purchase shares of our common stock under the purchase contracts. If the senior notes are redeemed, then each Upper DECS will consist of a purchase contract for shares of our common stock and an ownership interest in the portfolio of treasury securities.

What is the maturity of the senior notes?

      The senior notes will mature on May 17, 2007.

What are the United States federal income tax consequences related to the Upper DECS and senior notes?

      If you purchase Upper DECS in this offering, you will be treated for United States federal income tax purposes as having acquired the senior notes and purchase contracts constituting those Upper DECS, and by purchasing the Upper DECS you agree to treat the senior notes in that manner for all tax purposes. In addition, you will agree to treat the senior notes as our indebtedness for all tax purposes. You must allocate the purchase price of the Upper DECS between those senior notes and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market value of each senior note as $50 and the fair market value of each purchase contract as $0.

      For United States federal income tax purposes, the senior notes should be treated as contingent payment debt instruments subject to the “noncontingent bond method” of accruing original issue discount. As discussed more fully under “Certain United States Federal Income Tax Consequences — Senior Notes — Original Issue Discount,” the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes, (2) for all accrual periods through February 17, 2005, to require you to accrue interest income in excess of interest payments actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the disposition of the Upper DECS to the extent attributable to the senior notes. In addition, we intend to report the contract adjustment payments as ordinary income to you, but you should consult your tax advisor concerning alternative characterizations.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of Upper DECS or instruments similar to Upper DECS, you are urged to consult your tax advisor concerning the tax consequences of an investment in Upper DECS. For additional information, see “Certain United States Federal Income Tax Consequences.”

Will the Upper DECS be listed on a stock exchange?

      The Upper DECS have been approved for listing on the New York Stock Exchange under the symbol “TIN PrD.” Neither the Stripped DECS nor the senior notes will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt to cause those securities to be listed on the exchange on which the Upper DECS are then listed.

What are the expected uses of proceeds from the offering?

      We estimate that our net proceeds from the sale of Upper DECS in this offering after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be $290.7 million, or $334.3 million if the underwriters exercise their over-allotment option in full to purchase additional Upper DECS.

      We anticipate using the aggregate net proceeds from this offering, together with an estimated $178.2 million of net proceeds from the concurrent offering of our common stock, or $205.0 million if the underwriters in that offering exercise their over-allotment option in full to purchase additional shares of common stock, to repay a portion of our outstanding debt related to our acquisition of Gaylord Container Corporation and for other general corporate purposes.

The Offering — Explanatory Diagrams

      The following diagrams demonstrate some of the key features of the purchase contracts, Upper DECS, Stripped DECS and the senior notes, and the transformation of Upper DECS into Stripped DECS and senior notes.

Purchase Contracts

•	Upper DECS and Stripped DECS both include a purchase contract under which you agree to purchase, and we agree to sell, shares of our common stock on the stock purchase date.

•	The number of shares of common stock to be purchased under each purchase contract will depend on the “applicable market value.” The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

Value of Delivered Shares

on Stock Purchase Date

Percentage of Shares Delivered on

Stock Purchase Date(3)

(1)	The “reference price” is $52.00.

(2)	The “threshold appreciation price” is equal to $63.44, which is 122% of the reference price.

(3)	For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares of common stock to be delivered on the stock purchase date to a holder of Upper DECS or Stripped DECS is determined by dividing:

•	the related number of shares of common stock to be delivered, as indicated in the footnote for each such category, by

•	an amount equal to $50, the stated amount of the Upper DECS, divided by the reference price.

(4)	If the applicable market value of our common stock is less than or equal to the reference price, the number of shares of our common stock to be delivered will be calculated by dividing the stated amount of $50 by the reference price.

(5)	If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $50 by the applicable market value.

(6)	If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $50 by the threshold appreciation price.

Upper DECS

•	An Upper DECS will consist of two components as illustrated below:

•	After a successful remarketing, the Upper DECS will include specified treasury securities instead of the senior notes.

•	If you hold an Upper DECS, you own the senior notes and, after a successful remarketing, the treasury securities, but you will pledge them to us to secure your obligations under the related purchase contract.

•	If you hold an Upper DECS, you may also substitute a specified amount of treasury securities for the senior notes if you decide not to participate in the remarketing.

Stripped DECS

•	A Stripped DECS will consist of two components as illustrated below:

•	If you hold a Stripped DECS, you own the treasury securities but you will pledge them to us to secure your obligations under the related purchase contract. The treasury securities are zero-coupon U.S. treasury securities (CUSIP No. 912803AD5) that mature on May 15, 2005.

Senior Notes

•	The senior notes will have the terms illustrated below:

•	If you hold a senior note that is a component of an Upper DECS, you have the option to either:

–	allow the senior note to be included in the remarketing process the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

–	elect not to participate in the remarketing process, by delivering treasury securities in substitution for the senior note, the proceeds of which will be applied to settle the purchase contract.

•	If you hold a senior note that is separate and not a component of an Upper DECS, you have the option to either:

–	continue to hold the senior note whose rate may be reset for the quarterly payments payable on and after May 17, 2005; or

–	deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Upper DECS into Stripped DECS and Senior Notes

•	To create a Stripped DECS, you may combine the purchase contract with the specified zero-coupon U.S. treasury securities that mature on May 15, 2005.

•	You will then own the zero-coupon U.S. treasury securities but you will pledge them to us to secure your obligations under the related purchase contract.

•	The zero-coupon U.S. treasury securities together with the purchase contract would then constitute a Stripped DECS. The senior note (or, after a successful remarketing, treasury securities), which was previously a component of the Upper DECS, will be tradeable as a separate security.

•	After a successful remarketing, the Upper DECS will include specified U.S. treasury securities instead of the senior notes.

•	You can also transform Stripped DECS and senior notes (or, after a successful remarketing, treasury securities) into Upper DECS. Following that transformation, the specified zero-coupon U.S. treasury securities, which were previously a component of the Stripped DECS, will be tradeable as a separate security.

•	The transformation of Upper DECS into Stripped DECS and senior notes (or, after a successful remarketing, treasury securities) and the transformation of Stripped DECS and senior notes (or, after a successful remarketing, treasury securities) into Upper DECS requires certain minimum amounts of securities, as more fully described in this prospectus supplement.

Concurrent Offering

      We are also offering, in a concurrent offering, 3,600,000 shares of our common stock, plus up to an additional 540,000 shares of our common stock if the over-allotment option for that offering is exercised in full.

Recent Developments

      On April 15, 2002, we reported the following first quarter 2002 results:

	First Quarter

	2002	2001

	(in millions)
Income from continuing operations	$15	$12
Effect of accounting change	(11)	(2)

Net income	$4	$10

Diluted earnings per share:
Income from continuing operations	$0.30	$0.24
Effect of accounting change	(0.22)	(0.04)

Net income	$0.08	$0.20

      Included in our income from continuing operations for the quarter were the effect of our acquisition of Gaylord and a charge related to cost reduction initiatives at the financial services group. We acquired effective control of Gaylord and began consolidating the results of Gaylord on March 1, 2002. Gaylord contributed $5 million to the paper group’s segment operating income in the quarter. This contribution, however, was offset by a similar increase in interest expense related to financing costs of the acquisition. Therefore, these acquired operations had a minimal effect on first quarter 2002 income from continuing operations. Also during the quarter, we recognized a $6 million charge related to initiatives of the financial services group to lower costs. This charge includes one-time severance costs and the write-off of technology investments. Excluding this charge, income from continuing operations would have been $19 million, or $0.38 per diluted share.

      Beginning January 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this statement, amortization of goodwill and other indefinitely lived intangible assets would be precluded but would be periodically measured for impairment. The cumulative effect of adopting this statement was to reduce first quarter 2002 net income by $11 million or $0.22 per diluted share as a result of a $18 million goodwill impairment associated with the paper group’s pre-2001 specialty packaging acquisitions.

      The paper group reported operating income of $22 million in first quarter 2002, including the $5 million contributed from Gaylord. This compares with $21 million in first quarter 2001 and $27 million in fourth quarter 2001. Excluding the operations of Gaylord, shipments of corrugated containers were down approximately 4% compared with first quarter 2001, but up 2% compared with fourth quarter 2001 levels. Containerboard production was curtailed by approximately 100,000 tons in the quarter.

      Average prices for corrugated containers in first quarter 2002 were 3% lower than first quarter 2001 and down approximately 1% compared with fourth quarter 2001. The cost of old corrugated containers was down 5% compared with first quarter 2001 and flat compared with fourth quarter 2001.

      The building products group reported operating income of $10 million in the quarter, compared with an operating loss of $9 million in first quarter 2001 and an operating loss of $4 million in fourth quarter 2001. Operating income in first quarter 2002 included $8 million from ongoing initiatives to sell smaller tracts of high-value timberland.

      Lumber prices in first quarter 2002 were flat compared with first quarter 2001, but up 9% compared with fourth quarter 2001. Average prices for particleboard were down 12% compared with first quarter 2001 and down 6% compared with fourth quarter 2001. Medium density fiberboard prices were up 5% compared with first quarter 2001, but down 3% compared with fourth quarter 2001. A price increase for gypsum was implemented in March and first quarter 2002 prices were up 24% compared with first quarter 2001 and flat compared with fourth quarter 2001. Although demand for most products improved throughout the quarter, the Company continued to curtail production in all products to match customer demand.

      The financial services group reported operating income of $34 million in the quarter compared with operating income of $45 million in first quarter 2001 and $50 million in fourth quarter 2001. The decline in earnings is primarily attributable to a slowdown in loan demand and continued competitive pressure on deposit costs.

      Due to the slowdown in loan demand and resulting decrease in loans outstanding, this group took steps in the quarter to lower costs through a reduction in workforce and the write-off of certain technology investments. These actions resulted in a $6 million charge in the quarter related to severance and other one-time costs, but should result in annual savings exceeding $13 million.

Summary Financial Data

Summary Historical Financial Data

      The following table sets forth summary historical financial data for each of the fiscal years in the five-year period ended December 2001. We derived this summary historical financial data from our audited financial statements. You should read this summary historical financial data in conjunction with the selected financial data contained in the section titled “Selected Financial Data” and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in this prospectus supplement, and the consolidated financial statements and related notes of Temple-Inland contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated into this prospectus supplement by reference. See “Where You Can Find More Information.”

	For the Year

	2001	2000	1999	1998	1997

	(in millions, except per share data)
Revenues:
Paper	$2,082	$2,092	$1,869	$1,707	$1,768
Building products	726	836	837	660	662
Financial services	1,364	1,369	1,116	1,036	923

Total revenues	$4,172	$4,297	$3,822	$3,403	$3,353

Segment operating income:
Paper	$107	$207	$104	$39	$(53)
Building products	13	77	189	118	136
Financial services	184	189	138	154	132

Segment operating income(a)	$304	$473	$431	$311	$215

Income from continuing operations	$111	$195	$191	$88	$59
Discontinued operations(b)	—	—	(92)	(21)	(8)
Effect of accounting change	(2)	—	—	(3)	—

Net income	$109	$195	$99	$64	$51

Diluted earnings per share:
Income from continuing operations	$2.26	$3.83	$3.43	$1.59	$1.04
Discontinued operations	—	—	(1.65)	(0.38)	(0.14)
Effect of accounting change	(0.04)	—	—	(0.06)	—

Net income	$2.22	$3.83	$1.78	$1.15	$0.90

Dividends per common share	$1.28	$1.28	$1.28	$1.28	$1.28
Average diluted shares outstanding	49.3	50.9	55.8	55.9	56.2
Depreciation and depletion	$205	$216	$217	$206	$200
Capital expenditures	208	257	204	196	231

	For the Year

	2001	2000	1999	1998	1997

	(in millions, except per share data)
At year-end:
Total assets:
Parent company	$4,121	$4,011	$4,005	$4,308	$4,170
Financial services	15,738	15,324	13,321	12,376	10,772
Long-term debt:
Parent company	$1,339	$1,381	$1,253	$1,501	$1,356
Financial services	214	210	212	210	167
Shareholders’ equity	$1,896	$1,833	$1,927	$1,998	$2,045

(a)	Segment operating income for 2001 includes a $27 million reduction in depreciation expense resulting from a change in the estimated useful lives of certain production equipment. Of this amount, $20 million applies to the paper group and $7 million applies to the building products group.

(b)	Represents the bleached paperboard operations sold in 1999 and includes a loss on disposal of $71 million.

Summary Pro Forma Data

      The following table sets forth summary pro forma data giving effect to our recent acquisition of Gaylord Container Corporation and the offerings of Upper DECS and common stock. We derived this pro forma data from our unaudited pro forma combined financial statements. You should read this summary pro forma data in conjunction with the section titled “Our Business — Acquisition and Integration of Gaylord Container Corporation” and “Unaudited Pro Forma Combined Financial Statements,” each included in this prospectus supplement, and the consolidated financial statements and related notes of Temple-Inland contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated into this prospectus supplement by reference. See “Where You Can Find More Information.”

	For the Year 2001

		Pro Forma for the
		Gaylord Acquisition
	Pro Forma for the	and as Adjusted for
	Gaylord Acquisition	the Offerings

	(in millions, except per share data)
Total revenues	$4,844	$4,844

Operating income	$325	$325

Income from continuing operations	$107	$111

Diluted earnings per share:
Income from continuing operations	$2.17	$2.10

Average diluted shares outstanding	49.3	52.9
At year-end:
Total assets:
Parent company	$5,149	$5,143
Parent company debt:
Bridge Financing Facility	$884	$403
Long-term debt	1,407	1,407
Upper DECS senior notes	—	300
Shareholders’ equity	$1,896	$2,063

      This pro forma data does not reflect the effects of any capacity rationalization, cost savings or other synergies that may be affected or realized through reductions in duplicative selling, general and administrative expenses and improvements in the mill and packaging systems and logistics.

RISK FACTORS

      In considering whether to purchase the Upper DECS, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. Because an Upper DECS consists of a purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the Upper DECS. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities.

Risks Related to Our Business

We may encounter difficulties arising from integrating our acquisition of Gaylord Container Corporation, restructuring our operations or selling non-core assets.

      Our acquisition of Gaylord involves the integration of two companies that have previously operated independently. We expect to realize significant synergies and cost reduction opportunities within two years of the acquisition, but there is no guarantee of when or whether we will be able to realize the benefits expected from this integration of operations. Our management’s attention to integration issues may have a negative effect on our current operations. In addition, we may or may not be able to retain Gaylord customers.

      Our acquisition of Gaylord gives us the opportunity to review our entire mill system and consider various rationalization opportunities. These rationalization activities will lower our total production capacity, which could have a negative impact on our profitability. We intend to sell certain non-core Gaylord businesses and assets, beginning with the retail bag business, and use the net proceeds to reduce our debt. We are identifying other assets to be divested and we currently anticipate that such sales will occur during 2002 and 2003. Because the assets we intend to sell are in cyclical industries, an industry downturn could reduce the realizable value of those assets. If we are unable to sell the assets or unable to sell them at the prices we anticipate, we would likely be required to carry more debt than otherwise and would continue to own and operate or shut down non-core businesses and assets.

We will be adversely affected if our debt is downgraded.

      Our acquisition of Gaylord required us to incur approximately $880 million in additional debt pursuant to a 364-day credit facility with Citibank, N.A., as administrative agent, and Salomon Smith Barney Inc., as sole arranger, book manager and syndication agent. Incurring this debt has caused our debt-to-equity ratio to exceed its historical range, caused Standard and Poor’s to place our credit ratings on CreditWatch with negative implications and caused Moody’s to lower certain of our ratings and to make the outlook for all of our ratings negative. This offering and the concurrent offering will provide equity and equity-linked financing to repay a portion of the Gaylord acquisition debt. We can provide no assurance, however, that this proposed offering and the concurrent offering will be sufficient to maintain our present credit ratings or to improve the outlook for such credit ratings or that other factors will not have a negative effect on our credit ratings. If our rating is lowered to below investment grade, certain of our credit facilities may become unavailable to us, and our future ability to obtain funding and the cost of our funding could be adversely affected.

The industries in which we operate are highly competitive.

      All of the industries in which we operate are highly competitive. No single company is dominant in any of our industries.

      Our paper product competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our business could be materially adversely affected. Although corrugated packaging is dominant in the national distribution process, our products also compete with various other packaging materials, including products made of paper, plastics, wood and various types of metal.

      In the building materials markets, our building products group competes with many companies that are substantially larger and have greater resources in the manufacturing of building materials.

      The financial services industry is also a highly competitive business, and a number of entities with which we compete have greater resources than we do. Our financial services group competes with commercial banks, savings and loan associations, mortgage banks and other lenders in its mortgage banking and savings bank activities, and with real estate investment and management companies in its real estate activities.

Our results are affected by the cost of certain raw materials and energy.

      Virgin wood fiber and recycled wood fiber, including old corrugated containers, are the principal raw materials used in the manufacture of our paper products. The portion of our virgin fiber requirements that do not come from our timberland or that are not produced as a by-product from our building products operations (approximately one-third of our needs in 2001) are purchased in highly competitive, price sensitive markets. The price for these materials has historically fluctuated on a cyclical basis and has often depended on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters, the price and level of imported timber and the continuation of any applicable tariffs and weather. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fiber, including old corrugated containers, has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate. While we have not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to our mills, this may not continue to be the case for any or all of our mills.

      The cost of producing our products is also sensitive to the price of energy. While we have attempted to contain energy costs through internal generation and in some instances the use of by-products from our manufacturing processes as fuel, no assurance can be given that such efforts will be successful in the future or that energy prices will not rise to levels that would have a material adverse effect on our financial condition or results of operations.

The paper and building products industries are cyclical in nature and experience periods of overcapacity.

      The operating results of our paper and building products groups reflect each such industry’s general cyclical pattern. While the cycles of each industry do not necessarily coincide, demand and prices in each tend to decline in an economic downturn. Further, each industry has experienced substantial overcapacity in recent years. Both industries are capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industries, even when demand was strong. Any increased production by our competitors could further depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so, reducing our total production levels. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time, which could exacerbate the overcapacity in the industries and depress prices.

The results of our building products group could be negatively affected by the Softwood Lumber Agreement.

      The Softwood Lumber Agreement between the United States and Canada, which restricted the amount of lumber that Canada could export to the United States without paying a duty, expired on April 1, 2001. On April 2, 2001, the U.S. Coalition for Fair Lumber Imports filed anti-dumping and countervailing duty petitions against Canada. On March 22, 2002, the U.S. Department of Commerce levied duties of 29% on Canadian lumber shipments. The International Trade Commission is scheduled to confirm this decision on May 6, 2002. If the International Trade Commission does not confirm this decision or if the Department of Commerce decision is otherwise overturned, lumber prices could be negatively affected.

Our manufacturing activities are subject to environmental regulations and liabilities that could have a negative effect on our operating results.

      Our operations are subject to federal, state and local provisions regulating the discharge of materials into the environment and otherwise related to the protection of the environment. Compliance with these provisions has required us to invest substantial funds to modify facilities to ensure compliance with applicable environmental regulations. In our most recent Annual Report on Form 10-K filed with the SEC, we provided certain estimates of expenditures we expect to make for environmental compliance in the next few years. See “Where You Can Find Additional Information.” However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and such expenditures could have a material adverse effect on our financial condition and results of operations.

      Our recently acquired subsidiary, Gaylord Container Corporation, entered into a settlement agreement in August 2001, relating to a mass toxic tort and insurance coverage action arising from an accident involving the explosion of a rail car in Bogalusa, Louisiana in 1995. This agreement is subject to judicial review and approval. Failure to obtain such approval could reopen this litigation, a negative outcome in the final adjudication of which could have a material adverse effect on our financial condition and results of operation.

Our financial services group operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

      Our financial services group is subject to regulation, supervision and examination by federal and state banking authorities. The regulations enforced by these authorities are intended to protect customers and federal deposit insurance funds, not creditors, shareholders or other security holders. Regulations affecting banks and financial services companies are continuously changing, and any change in applicable regulations or federal or state legislation could have a negative effect on our financial services group. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by federal savings banks and their holding companies (including the power to appoint a conservator or receiver for the bank) or to require changes in various aspects of their operation at any time, including restrictions on the payment of dividends to the parent company. Any exercise of such regulatory discretion could have a negative effect on our financial condition or results of our operations. Moreover, many of our non-bank competitors are not subject to the same degree of regulation as we are, and thus, they may have advantages over us in providing certain services.

If our allowance for loan losses is not sufficient to cover actual loan losses, the income from our financial services group could decrease.

      Our loan customers may fail to repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. Such loan losses could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustments may be necessary that would have a material adverse impact on the income of our financial services group.

      In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on the income of our financial services group.

Fluctuations in interest rates could reduce our profitability.

      A major element of the income of our financial services group is its net interest income, which consists largely of the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect to experience periodic “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, our net interest margin and, consequently, our net income may be negatively affected.

      We cannot predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

•	inflation rates;

•	levels of business activity;

•	unemployment levels;

•	monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve;

•	money supply; and

•	domestic and foreign financial markets.

Decreased growth rates in traditional deposits may result in the need to fund loan growth with higher-cost sources.

      As with the rest of the financial services industry, we have seen decreased growth rates in traditional deposits as consumers elect other savings and investment opportunities. Continued slow growth in traditional deposits would likely result in the need to fund loan growth in part with higher-cost funding sources, which may contribute to decreases in our net interest margin. This in turn may negatively affect the income of our financial services group.

We rely on our subsidiaries for our cash flow.

      We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Our principal asset is our stock ownership in our subsidiaries. As a result, our cash flow and our ability to service our debt depends upon the earnings of our subsidiaries and their payment of dividends, extension of loans or advances by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Risks Related to this Offering

You will bear the entire risk of a decline in the price of our common stock.

      The market value of the shares of our common stock you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $52.00 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of Upper DECS assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

You will receive only a portion of any appreciation in our common stock price.

      The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price per share of our common stock over the applicable 20-trading day period preceding settlement equals or exceeds $63.44, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20.8% over $52.52, the price of our common stock on April 25, 2002. Therefore, during the period prior to the stock purchase date, an investment in the Upper DECS affords less opportunity for equity appreciation than a direct investment in our common stock. If the average closing price exceeds $52.00, which we refer to as the “reference price,” but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you hold the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares of common stock you will receive under the purchase contract will be approximately 82% of the value of the shares of common stock you could have purchased with $50 at the time of this offering.

The trading price for our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the Upper DECS.

      It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our credit quality, operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, in turn affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the Upper DECS or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of our common stock underlying the purchase contracts and of the other components of the Upper DECS, which could, in turn, affect the trading prices of the Upper DECS and our common stock.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

      The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions described in this prospectus supplement. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the Upper DECS do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. Moreover, we have no obligation to consider the interests of the holders of the Upper DECS in engaging in any such offering or transaction.

You will have no rights as common shareholders.

      Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

Your pledged securities will be encumbered.

      Although holders of Upper DECS will be beneficial owners of the underlying pledged senior notes or treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement. Additionally, notwithstanding the automatic termination of the purchase contracts in the event we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent will be limited.

      The purchase contract agreement relating to the Upper DECS will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the Upper DECS, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the Upper DECS will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in an Upper DECS. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the Upper DECS.

The secondary market for the Upper DECS may be illiquid.

      We are unable to predict how the Upper DECS will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Upper DECS. The Upper DECS have been approved for listing on the NYSE. We will not initially list either the Stripped DECS or the senior notes; however, in the event that either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt to list those securities on the exchange on which the Upper DECS are then listed. We have been advised by the underwriters that they presently intend to make a market for the Upper DECS; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the Upper DECS, the Stripped DECS or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of Upper DECS are converted to Stripped DECS, the liquidity of Upper DECS could be adversely affected. We cannot provide assurance that a listing application for Stripped DECS or senior notes will be accepted or, if accepted, that the Upper DECS, Stripped DECS or senior notes will not be delisted from the NYSE or that trading in the Upper DECS, Stripped DECS or senior notes will not be suspended as a result of elections to create Stripped DECS or recreate Upper DECS through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

We may redeem the senior notes upon the occurrence of a tax event.

      We have the option to redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price. If we redeem the senior notes, we will pay the redemption price (described later in this prospectus supplement) in cash to the holders of the senior notes. In the case of senior notes held as part of an Upper DECS at the time the tax event redemption occurs prior to the successful remarketing of the notes, the redemption price payable to you as a holder of the Upper DECS will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and the treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Upper DECS. If your senior notes are not components of Upper DECS, you, rather than the collateral agent, will receive redemption payments. There can be no assurance as to the effect on the market prices for the Upper DECS if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The United States federal income tax consequences of the purchase, ownership and disposition of the Upper DECS are unclear.

      No statutory, judicial or administrative authority directly addresses the treatment of the Upper DECS or instruments similar to the Upper DECS for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the Upper DECS are not entirely clear. In addition, any gain on the disposition of a senior note prior to the purchase contract settlement date will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

Because the senior notes will be issued with original issue discount, you will have to include interest in your taxable income before you receive cash.

      Because the senior notes should be treated as contingent payment debt instruments, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States federal income tax purposes before you receive a cash payment to which the income is attributable and in an amount greater than the interest payable on the senior notes on or prior to February 17, 2005.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

      The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

The senior notes are our obligations and are not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

      The Upper DECS are exclusively our obligations and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Upper DECS, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Upper DECS or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Upper DECS to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior debenture and note holders and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Delivery of the securities under the pledge agreement is subject to potential delay if we become subject to a bankruptcy proceeding.

      Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC and press releases or oral statements made by our management. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. You should not place undue reliance on these forward-looking statements, which reflect our management’s analysis, judgment, belief or expectation only as of the date of this prospectus supplement.

      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	general economic, market or business conditions;

•	the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries;

•	the availability and price of raw materials used by Temple-Inland and its subsidiaries;

•	competitive actions by other companies;

•	changes in laws or regulations;

•	the accuracy of certain judgments and estimates concerning the integration of Gaylord Container Corporation into the operations of Temple-Inland; and

•	other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.

ACCOUNTING TREATMENT

Balance Sheet

      We will recognize the fair value of the senior notes as a liability. We expect the fair value of each senior note to be $50. The purchase contracts are forward transactions in our common stock. We expect the fair value of each purchase contract to be $0. We will not recognize any subsequent changes in the fair value of the purchase contract or the senior notes. When we settle the purchase contracts we will issue our common stock and the amount we receive will be added to equity and allocated between common stock and additional paid in capital. We will recognize the present value of the annual contract adjustment payment as a liability with an offsetting reduction in equity.

Income Statement

      The quarterly interest payments on the senior notes will be recognized as interest expense. The annual contract payments will be allocated between the liability recognized at date of issuance and interest expense based on a constant rate over the term of the purchase contract.

      Fees and expense incurred in connection with this offering will be allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes will be deferred and recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to equity.

Earnings per Share

      Before the settlement of the purchase contracts, we will consider the shares to be issued under the purchase contracts in our calculation of diluted earnings per share using the treasury stock method. Under this method, we will increase diluted shares by the number of shares we would be required to issue to settle the purchase contracts and we will decrease diluted shares outstanding by the number of shares that we could purchase using the proceeds from the settlement of the purchase contracts. We anticipate that there will be no dilution of our earnings per share except during the periods when the average price of our common stock is above $63.44.

Other Matters

      Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivatives instruments including instruments such as the purchase contracts. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting rules that might be issued by these groups.

USE OF PROCEEDS

      We estimate that our net proceeds from the sale of Upper DECS in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be $290.7 million, or $334.3 million if the underwriters exercise their over-allotment option in full to purchase additional Upper DECS. The net proceeds to us from the concurrent common stock offering are estimated to be approximately $178.2 million, or $205.0 million if the underwriters in that offering exercise their over-allotment option in full to purchase additional shares of common stock, after deducting estimated underwriting discounts and commissions and offering expenses. We are not required to sell the common stock in order to sell the Upper DECS in this offering.

      We anticipate using the aggregate net proceeds from this offering and the common stock offering to repay a portion of our 364-day credit facility, dated March 1, 2002, with Citibank, N.A., as administrative agent, and Salomon Smith Barney Inc., as sole arranger, book manager and syndication agent, and for other general corporate purposes. We expect to apply the proceeds of an offering of our senior debt to repay any amounts outstanding under the credit facility following the completion of this offering and the common stock offering.

      We owe approximately $880 million under our 364-day credit facility, which was incurred pursuant to our acquisition of Gaylord Container Corporation. This debt bears interest at variable rates (a weighted average of approximately 3.23% as of April 15, 2002) based on a spread over a base rate or the London interbank offer rate. The spread varies depending on the credit rating of our long-term senior unsecured debt. The credit agreement for this facility was filed as an exhibit to our Current Report on Form 8-K filed on March 4, 2002, which is incorporated into this prospectus supplement by reference. See “Where You Can Find More Information.”

CAPITALIZATION

      The following table sets forth our capitalization on a consolidated basis and on a parent company basis as of year-end December 2001. This table should be read in conjunction with our historical financial statements, which are incorporated by reference in the accompanying prospectus and with the pro forma combined financial statements included under “Unaudited Pro Forma Combined Financial Statements.”

      The operations of our financial services group are subject, in varying degrees, to regulatory rules and restrictions on the payment of dividends. Consequently, our ability to receive dividends from our financial services group may be affected from time to time as a result of these rules and restrictions.

      Our consolidated and parent company capitalization is shown on a historical basis, on a pro forma basis and on a pro forma as adjusted basis. The pro forma basis gives effect to our acquisition of Gaylord. The pro forma as adjusted basis gives effect to our acquisition of Gaylord and this offering and our concurrent common stock offering and the application of the net proceeds of these offerings as described under “Use of Proceeds.”

	Year-end December 2001

		Pro Forma for	Pro Forma as
		Acquisition of	Adjusted for
	Historical	Gaylord	the Offerings

	(in millions)
Consolidated:
Federal Home Loan Bank advances	$3,435	$3,435	$3,435
Securities sold under repurchase agreements	1,107	1,107	1,107
Stock issued by subsidiaries	306	306	306
Long-term debt	1,553	1,621	1,621
Bridge Financing Facility	—	884	403
Upper DECS senior notes	—	—	300

Total	$6,401	$7,353	$7,172

Shareholders’ equity:
Preferred stock, par value $1 per share, 25 million shares authorized, none issued	$—	$—	$—
Common stock, par value $1 per share, 200 million shares authorized, 61.4 million shares issued (actual) and 65.0 million shares issued (as adjusted)	61	61	65
Additional paid-in capital	367	367	536
Upper DECS purchase contracts	—	—	—
Accumulated other comprehensive loss	(1)	(1)	(1)
Retained earnings	2,014	2,014	2,008
Less treasury stock	(545)	(545)	(545)

Total shareholders’ equity	1,896	1,896	2,063

Total consolidated capitalization	$8,297	$9,249	$9,235

Parent company:
Long-term debt	$1,339	$1,407	$1,407
Bridge Financing Facility	—	884	403
Upper DECS senior notes	—	—	300

Total	$1,339	$2,291	$2,110

Shareholders’ equity:
Preferred stock, par value $1 per share, 25 million shares authorized, none issued	$—	$—	$—
Common stock, par value $1 per share, 200 million shares authorized, 61.4 million shares issued (actual) and 65.0 million shares issued (as adjusted)	61	61	65
Additional paid-in capital	367	367	536
Upper DECS purchase contracts	—	—	—
Accumulated other comprehensive loss	(1)	(1)	(1)
Retained earnings	2,014	2,014	2,008
Less treasury stock	(545)	(545)	(545)

Total shareholders’ equity	1,896	1,896	2,063

Total parent company capitalization	$3,235	$4,187	$4,173

OUR BUSINESS

Overview

      You should read the section titled “Summary — Temple-Inland Inc.” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 29, 2001, incorporated into this prospectus supplement by reference, for a general description of our business and operations. See “Where You Can Find More Information.”

Acquisition and Integration of Gaylord Container Corporation

      On April 5, 2002, we completed our acquisition of Gaylord Container Corporation for approximately $868 million. The acquisition of Gaylord will further our strategy to enhance return on investment by building a high-performance, fully-integrated corrugated packaging operation. We believe the acquisition will:

•	increase market share and further industry consolidation;

•	increase revenues and improve customer mix;

•	extend market reach and improve operating efficiency;

•	provide opportunities for significant synergies;

•	provide opportunities for capacity rationalization and increased integration; and

•	provide opportunities for dispositions of non-core assets.

     Market Share and Industry Consolidation

      The combination of Temple-Inland and Gaylord’s corrugated packaging businesses will create the third-largest U.S. manufacturer in the corrugated packaging industry, with an approximate 12% market share. This acquisition will also further consolidate the industry, increasing the market share of the top five producers of corrugated packaging, which including this combination, has increased from approximately 45% in 1993 to approximately 72% in 2002.

     Revenues and Customer Mix

      The acquisition of Gaylord would have increased paper group 2001 revenues on a pro forma basis from $2.1 billion to approximately $2.8 billion. In addition, the acquisition will improve our customer base, increasing the portion of more value-added, higher-margin local business as a percentage of total revenues.

     Market Reach and Operating Efficiency

      Gaylord’s facilities include two containerboard mills and 19 corrugating converting facilities. With the acquisition of Gaylord, we will have seven containerboard mills and 82 converting facilities. The addition of Gaylord’s converting facilities strengthens our presence in existing markets, extends our reach into new geographic markets and increases scale to better serve customers.

     Significant Synergies

      We believe the combination with Gaylord will result in significant synergy and cost reduction opportunities, currently estimated to be approximately $60 million per year. These synergies will be realized from the elimination of duplicative selling, general and administrative expenses of approximately $40 million per year and improvements in the mill system, packaging and logistics, resulting in expense reduction of approximately $20 million per year. We expect to realize approximately $30 million of synergies in the first year after the acquisition and approximately $60 million by the end of the second year.

     Capacity Rationalization and Increased Integration

      The combination of Gaylord and Temple-Inland provided us the opportunity to review our entire mill system and consider various rationalization opportunities. As a result of this review, we have decided to shut down the Antioch mill (425,000 tons of containerboard capacity) and the Bogalusa #2, #5 and #6 machines (170,000 tons of containerboard capacity), resulting in closures of approximately 595,000 tons of containerboard capacity, or approximately 15% of our containerboard capacity. These closures, coupled with our acquisition of Elgin Corrugated Box Company, ComPro Packaging and the converting operations of Chesapeake Corporation in 2001, have increased our integration level from approximately 86% at the beginning of 2001 to approximately 103% currently. Integration refers to the tons of boxes that can be produced by our converting facilities divided by the tons of containerboard that can be produced by our mills. Thus, following the integration of Gaylord, we will have the capacity to produce more tons of boxes than tons of containerboard.

     Asset Dispositions

      We intend to divest several non-strategic Gaylord assets including four retail bag plants, a 50% ownership in a specialty bag business, two multiwall bag plants, a 450 TPD kraft paper mill, and a DMS and DMSO chemical manufacturing plant. Proceeds from these divestitures are expected to be at least $100 million, with 50% of the proceeds expected to be received in the first year after the acquisition and the balance expected to be received by the end of the second year. A definitive agreement for Duro Bag Manufacturing Company to purchase the four retail bag plants was entered into on March 11, 2002, and the transaction is expected to close in May. The proceeds from this sale will be approximately $32 million.

OUR EXECUTIVE OFFICERS AND DIRECTORS

Our Executive Officers

      Set forth below are the names, ages and titles of the persons who serve as our executive officers:

Name	Age	Office

Kenneth M. Jastrow, II	54	Chairman of the Board and Chief Executive Officer
William B. Howes	64	Executive Vice President
Harold C. Maxwell	61	Executive Vice President
Bart J. Doney	52	Group Vice President
Kenneth R. Dubuque	53	Group Vice President
James C. Foxworthy	50	Group Vice President
Dale E. Stahl	54	Group Vice President
Jack C. Sweeny	55	Group Vice President
M. Richard Warner	50	Chief Administrative Officer, Vice President and General Counsel
Randall D. Levy	50	Chief Financial Officer
Louis R. Brill	60	Vice President and Chief Accounting Officer
Scott Smith	47	Chief Information Officer
Doyle R. Simons	38	Vice President — Administration
David W. Turpin	51	Treasurer
Leslie K. O’Neal	46	Assistant General Counsel and Secretary

      Kenneth M. Jastrow, II became Chairman of the Board and Chief Executive Officer of Temple-Inland on January 1, 2000. Mr. Jastrow previously served Temple-Inland in various capacities since 1991, including President, Chief Operating Officer, Chief Financial Officer and Group Vice President. He also serves as Chairman of the Board of Financial Services, Chairman of the Board of Guaranty Bank and a Director of each of Temple-Inland FPC and Inland Paperboard and Packaging.

      William B. Howes, who was named Executive Vice President and a Director in August 1996, became a Group Vice President of Temple-Inland and the Chairman of the Board of Inland Paperboard and Packaging in July 1993 after serving as the President and Chief Operating Officer of Inland Paperboard and Packaging since April 1992. From August 1990 until April 1992, Mr. Howes was the Executive Vice President of Inland Paperboard and Packaging. Mr. Howes has announced his intention to retire on May 3, 2002.

      Harold C. Maxwell became Executive Vice President of Temple-Inland in February 2000 after serving as Group Vice President since May 1989. In March 1998, Mr. Maxwell was named Chairman of the Board and Chief Executive Officer of Temple-Inland FPC after having served as Group Vice President — Building Products of Temple-Inland FPC since November 1982.

      Bart J. Doney became Group Vice President of Temple-Inland in February 2000. Mr. Doney has served Inland Paperboard and Packaging as Executive Vice President, Packaging since June 1998, Senior Vice President from 1996 until 1998, and Vice President, Sales and Administration, Containerboard Division from 1990 to 1996.

      Kenneth R. Dubuque became Group Vice President of Temple-Inland in February 2000. In October 1998, Mr. Dubuque was named President and Chief Executive Officer of Guaranty Bank. From 1996 until 1998, Mr. Dubuque served as Executive Vice President and Manager — International Trust and Investment of Mellon Bank Corporation. From 1991 until 1996, he served as Chairman, President and Chief Executive Officer of the Maryland, Virginia and Washington, D.C., operating subsidiary of Mellon Bank Corporation.

      James C. Foxworthy became Group Vice President of Temple-Inland in February 2000. Mr. Foxworthy also serves as Executive Vice President, Paperboard of Inland Paperboard and Packaging, a position he has held since June 1998. From 1995 until 1998, he served as Senior Vice President of Inland Paperboard and Packaging.

      Dale E. Stahl became Group Vice President of Temple-Inland in July 2000 and serves as the President and Chief Executive Officer of Inland Paperboard and Packaging. Mr. Stahl served as President and Chief Operating Officer of Gaylord Container Corporation for twelve years prior to joining Temple-Inland in 2000.

      Jack C. Sweeny became a Group Vice President of Temple-Inland in May 1996. He also serves as President and Chief Operating Officer and a Director of Temple-Inland FPC. From November 1982 through May 1996, Mr. Sweeny served as a Vice President of Temple-Inland FPC and as Executive Vice President from May 1996 to February 2002.

      M. Richard Warner became Vice President and General Counsel of Temple-Inland in June 1994 and was named Chief Administrative Officer in May 1999.

      Randall D. Levy became Chief Financial Officer of Temple-Inland in May 1999. Mr. Levy joined Guaranty Bank in 1989, serving in various capacities, including Treasurer and most recently as Chief Operating Officer since 1994.

      Louis R. Brill became Vice President and Controller of Temple-Inland in December 1999 and was named Chief Accounting Officer in May 2000. Before joining Temple-Inland in 1999, Mr. Brill was a partner of Ernst & Young LLP for 25 years.

      Scott Smith became Chief Information Officer of Temple-Inland in February 2000. Prior to that, Mr. Smith was Treasurer of Guaranty Bank from November 1993 to December 1999 and Chief Information Officer of Financial Services from August 1995 to June 1999. Mr. Smith also serves as the Chief Financial Officer of Guaranty Bank.

      Doyle R. Simons became Vice President — Administration in November 2000. Mr. Simons has served as the Director of Investor Relations for Temple-Inland since 1994.

      David W. Turpin became Treasurer of Temple-Inland in June 1991. Mr. Turpin also serves as the Executive Vice President and Chief Financial Officer of Lumbermen’s Investment Corporation, a real estate subsidiary of Temple-Inland.

      Leslie K. O’Neal became Secretary of Temple-Inland in February 2000 after serving as Assistant Secretary since 1995. Ms. O’Neal also serves as Assistant General Counsel of Temple-Inland, a position she has held since 1985. Ms. O’Neal also serves as Secretary of various subsidiaries of Temple-Inland.

Our Directors

      Set forth below are the names, ages and year first elected of the persons who serve as our directors:

		Year First
Name	Age	Elected

Afsaneh Mashayekhi Beschloss	46	2002
Anthony M. Frank	70	1992
W. Allen Reed	54	2000
Charlotte Temple	62	1994
Robert Cizik	70	1983
James T. Hackett	48	2000
Arthur Temple III	60	1983
Larry E. Temple	66	1991
Bobby R. Inman	70	1987
Kenneth M. Jastrow, II	54	1998
James A. Johnson	58	2000
Herbert A. Sklenar	70	1993
William B. Howes	64	1996

      Afsaneh Mashayekhi Beschloss is the Managing Director and Partner of The Carlyle Group, a private investment firm. Ms. Beschloss also serves as CEO and President of Carlyle Asset Management Group. Prior to joining The Carlyle Group in May 2001, Ms. Beschloss served as Vice President, Treasurer and Chief Investment Officer of the World Bank since 1998. Prior to that position, she served as Senior Manager for Derivatives and Structured Products and Director and Chief Investment Officer of the World Bank’s Investment Management Department.

      Anthony M. Frank is Chairman Emeritus of Belvedere Capital Partners, LLC, a private equity investment firm. Mr. Frank served as Postmaster General of the United States from 1988 until 1992. Prior to his appointment as Postmaster General, Mr. Frank served as Chairman of the Board and Chief Executive Officer of the San Francisco-based First Nationwide Bank. He has also served as Chairman of the Federal Home Loan Bank of San Francisco and Chairman of the California Housing Finance Agency, and was the first Chairman of the Federal Home Loan Mortgage Corporation Advisory Board. Mr. Frank is also a director of The Charles Schwab Corporation, General American Investors Company, Inc., Bedford Properties, Inc., Crescent Real Estate Equities and Cotelligent, Inc. Mr. Frank’s retirement from the Board will take effect at the 2004 annual meeting of shareholders.

      W. Allen Reed is President and Chief Executive Officer of General Motors Investment Management Corporation, an investment and asset management company. Mr. Reed was elected to his current position in 1994 and also serves as Chairman and CEO of the GM Trust Company and as a Corporate Vice President of General Motors Corporation. He is also a director of iShares, MSCI Series, Inc., FLIR Systems, Inc. and General Motors Acceptance Corporation (GMAC).

      Charlotte Temple is the Owner and President of Temple Vineyards, grower of prime Napa Valley grapes. Ms. Temple is also a private investor with prior experience in the commercial real estate investment area. Ms. Temple is also a director of Exeter Investment Company.

      Robert Cizik is the former Chairman and Chief Executive Officer of Cooper Industries, Inc., Houston, Texas, a diversified international manufacturing company (1975-1996). He currently serves as Non-Executive Chairman of Koppers Industries, Inc., Pittsburgh, Pennsylvania. He previously served as a director of Harris Corporation from 1988 until November 1999 and Air Products and Chemicals, Inc. from 1992 until January 2002.

      James T. Hackett is the Chairman, President and Chief Executive Officer of Ocean Energy, Inc., an independent oil and gas exploration and production company. Mr. Hackett was Chairman and Chief Executive Officer of Seagull Energy Corporation from 1998 until it merged with Ocean Energy, Inc. in March 1999, when he assumed the title of Chief Executive Officer and President. He assumed the Chairman title on January 1, 2000. Mr. Hackett served as President-Energy Services Group of Duke Energy Corporation, Houston, Texas from 1997 until 1998 and as Executive Vice President of PanEnergy Corporation (which merged into Duke Energy) from 1996 until 1997. Mr. Hackett served as Senior Vice President and President of the Trident Division of NGC Corporation from 1995 until 1996. Mr. Hackett is also a director of Fluor Corporation, New Jersey Resources Corporation and Kaiser Aluminum & Chemical Corporation.

      Arthur Temple III is the Chairman of the Board and Chief Executive Officer of Exeter Investment Company. Mr. Temple III has served as Chairman of the Board of Exeter Investment Company from 1975 to early 1982 and since March 1986. From 1973 until 1980, Mr. Temple III served as a member of the Texas legislature and from January 1981 until March 1986 he served as a member and Chairman of the Railroad Commission of Texas, which regulates mineral resources and for-hire highway transportation in Texas. Mr. Temple III is also Chairman of the Board of First Bank & Trust, East Texas.

      Larry E. Temple is an attorney and during the last five years has been in private practice. He has served as Chairman of the Texas Select Committee on Higher Education, as Chairman of the Texas Higher Education Coordinating Board, and as a member of the Texas Guaranteed Student Loan Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the Board and President of the Lyndon B. Johnson Foundation. Mr. Temple formerly served as Special Counsel to President Lyndon B. Johnson and as an Executive Assistant to Texas Governor John Connally.

      Bobby R. Inman is the Managing Director of Inman Ventures, an investment firm. Admiral Inman served as Chairman of the Board of Westmark Systems, Inc., a Texas-based electronics industry holding company, from September 1986, and as its Chief Executive Officer from December 31, 1986 until December 31, 1989. From January 1983 until December 1986, Admiral Inman was President and Chief Executive Officer of the Microelectronics and Computer Technology Corp. in Austin, Texas. Admiral Inman retired from active duty with the United States Navy with permanent four star rank on July 1, 1982. Admiral Inman served as Chairman of the Federal Reserve Bank of Dallas from January 1987 to December 1990. He is a director of Fluor Corporation, Massey Energy Company, SBC Communications Inc. and Science Applications International Corp.

      Kenneth M. Jastrow, II is Chairman of the Board and Chief Executive Officer of Temple-Inland. Mr. Jastrow was elected to his current office effective January 1, 2000. He served as Group Vice President of Temple-Inland from 1995 until 1998, as President and Chief Operating Officer in 1998 and 1999, and as Chief Financial Officer from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation and K.B. Home.

      James A. Johnson is Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm. Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He is also a director of

Cummins Engine Company, Inc., Target Corporation, The Goldman Sachs Group, Inc., K.B. Home, UnitedHealth Group and Gannett Co., Inc.

      Herbert A. Sklenar is Chairman of the Board Emeritus of Vulcan Materials Company, a producer of construction materials and chemicals. Mr. Sklenar served as President of Vulcan Materials Company from 1983 until his election as Chairman in 1992, as its Chief Executive Officer from 1986 until February 1997 and as Chairman from 1992 until his retirement in 1997.

      William B. Howes, who was named Executive Vice President and a Director in August 1996, became a Group Vice President of Temple-Inland and the Chairman of the Board of Inland Paperboard and Packaging in July 1993 after serving as the President and Chief Operating Officer of Inland Paperboard and Packaging since April 1992. From August 1990 until April 1992, Mr. Howes was the Executive Vice President of Inland Paperboard and Packaging. Mr. Howes has announced his intention to retire on May 3, 2002.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TIN.”

      The following table sets forth, for the periods indicated, the range of high and low sale prices of the common stock. Prices are as reported on the New York Stock Exchange based on published financial sources.

	Common Stock

	High	Low	Dividends

Fiscal Year 2000:
First Quarter	67.69	43.75	0.32
Second Quarter	57.50	40.94	0.32
Third Quarter	47.63	37.06	0.32
Fourth Quarter	55.50	34.63	0.32
Fiscal Year 2001:
First Quarter	57.38	40.35	0.32
Second Quarter	56.80	41.95	0.32
Third Quarter	62.15	43.90	0.32
Fourth Quarter	59.55	45.68	0.32
Fiscal Year 2002:
First Quarter	59.99	50.35	0.32
Second Quarter (through April 25, 2002)	58.30	52.20	(1)

(1)	Second quarter dividend scheduled to be considered at the May 3, 2002 Board of Directors meeting.

Shareholders

      As of April 24, 2002, approximately 5,560 holders of record held our common stock.

Dividend Policy

      As indicated above, the Company paid quarterly dividends during each of the two most recent fiscal years in the amounts shown. On February 1, 2002, the Board of Directors declared a quarterly dividend on the Common Stock of $0.32 per share payable on March 15, 2002, to shareholders of record on March 1, 2002. The quarterly dividend has been $0.32 per share since the dividend paid on September 13, 1996. The Board of Directors will review its dividend policy periodically, and the declaration of dividends will necessarily depend upon earnings and financial requirements of the Company and other factors within the discretion of the Board of Directors.

DESCRIPTION OF THE UPPER DECS

      We summarize below the principal terms of the Upper DECS and the purchase contracts and senior notes which comprise the Upper DECS. The following description is not complete, and we refer you to the agreements which will govern your rights as a holder of Upper DECS. See “Where You Can Find More Information.”

Overview

      Each Upper DECS will be issued at the stated amount of $50. Each Upper DECS will initially consist of:

(1)	a purchase contract under which:

•	you will agree to purchase, and we will agree to sell, for $50, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of our common stock for a period preceding that date; and

•	we will pay you contract adjustment payments at the annual rate of 1.08% payable on a quarterly basis as specified below (subject to our right to deferral as described below); and

(2)	a senior note due May 17, 2007 with a principal amount of $50, on which we will pay interest quarterly at the initial annual rate of 6.42% until a successful remarketing of the senior notes and at the reset rate thereafter (assuming the senior notes are successfully remarketed).

      The senior notes will initially be pledged to us to secure your obligations under the purchase contracts. Each holder of Upper DECS may elect to withdraw the pledged senior notes or treasury securities (after a successful remarketing) underlying the Upper DECS by substituting, as pledged securities, specifically identified treasury securities that will pay $50 on the stock purchase date, the amount due on such date under each purchase contract. If a holder of Upper DECS elects to substitute treasury securities as pledged securities, the pledged senior notes or treasury securities will be released from the pledge agreement and delivered to the holder. The Upper DECS would then become “Stripped DECS.” Holders of Stripped DECS may recreate Upper DECS by resubstituting the senior notes (or, after a successful remarketing, the applicable specified treasury securities) for the treasury securities underlying the Stripped DECS.

      As a beneficial owner of an Upper DECS, you will be deemed to have:

•	irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such Upper DECS; and

•	appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

      In addition, as a beneficial owner of an Upper DECS, you will be deemed by your acceptance of the Upper DECS to have agreed, for all tax purposes, to treat yourself as the owner of the related senior notes or the treasury securities, as the case may be, to treat the senior notes as our indebtedness.

      At the closing of the offering of the Upper DECS, the underwriters will purchase the Upper DECS. The purchase price of each Upper DECS will be allocated by us between the related purchase contract and the related senior note. The senior notes will then be pledged to the collateral agent to secure the holders’ obligations owed to us under the purchase contracts.

      We will enter into:

•	a purchase contract agreement with JPMorgan Chase Bank, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the Upper DECS, the purchase contracts, the transfer, exchange or replacement of certificates representing the Upper DECS and certain other matters relating to the Upper DECS; and

•	a pledge agreement with Bank One Trust Company, N.A., as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of Upper DECS under the purchase contracts.

Creating Stripped DECS and Recreating Upper DECS

      Holders of Upper DECS will have the ability to “strip” those Upper DECS and take delivery of the pledged senior notes (or after a successful remarketing, the pledged treasury securities), creating “Stripped DECS,” and holders of Stripped DECS will have the ability to recreate Upper DECS from their Stripped DECS by depositing senior notes (or after a successful remarketing, the applicable treasury securities) as described in more detail below. Holders who elect to create Stripped DECS or recreate Upper DECS will be responsible for any related fees or expenses.

     Creating Stripped DECS

      Each holder of Upper DECS may create Stripped DECS and withdraw the pledged senior notes or treasury securities (after a successful remarketing) underlying such holder’s Upper DECS by substituting, as pledged securities, the treasury securities described below that will pay $50 on the stock purchase date, the amount due on that date under the purchase contract. Holders of Upper DECS may create Stripped DECS at any time on or before the second business day prior to the stock purchase date, except that they may not create Stripped DECS during the period from four business days prior to any remarketing period until the expiration of three business days after the end of that period.

      In order to create Stripped DECS, a holder of Upper DECS must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803AD5), which mature on May 15, 2005. Upon creation of the Stripped DECS, the treasury securities will be pledged with the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the purchase contract, and the pledged senior notes or treasury securities (after a successful remarketing) underlying the holder’s Upper DECS will be released. Because treasury securities are issued in integral multiples of $1,000, holders of Upper DECS may make the substitution only in integral multiples of 20 Upper DECS. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holders may make the substitution only in integral multiples of Upper DECS such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

      To create Stripped DECS, you must:

•	deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or treasury securities (after a successful remarketing) underlying your Upper DECS and pledged with the collateral agent to secure your obligation to purchase shares of our common stock under the purchase contract;

•	transfer the Upper DECS to the purchase contract agent; and

•	deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or treasury securities, as applicable, underlying your Upper DECS.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or treasury securities, as applicable, from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will then:

•	cancel your Upper DECS;

•	transfer to you the underlying pledged senior notes or treasury securities as applicable; and

•	deliver to you the Stripped DECS.

      Any senior notes or treasury securities, as applicable, released to you will be tradeable separately from the resulting Stripped DECS. Interest on the senior notes will continue to be payable in accordance with their terms.

     Recreating Upper DECS

      Each holder of Stripped DECS may recreate Upper DECS by substituting, as pledged securities, senior notes or treasury securities, as applicable, then constituting a part of the Upper DECS for the treasury securities underlying the Stripped DECS. Holders may recreate Upper DECS at any time on or before the second business day prior to the stock purchase date except that they may not recreate Upper DECS during the period from four business days prior to any remarketing period until the expiration of three business days after that period.

      Upon recreation of the Upper DECS, the senior notes or treasury securities, as applicable, will be pledged with the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the purchase contract, and the treasury securities underlying the stripped upper DECS will be released. Because treasury securities are issued in integral multiples of $1,000, holders of Stripped DECS may make the substitution only in integral multiples of 20 Stripped DECS. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holder may make the substitution only in integral multiples of Stripped DECS such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

      To recreate Upper DECS from Stripped DECS, you must:

•	deposit with the collateral agent:

–	if the substitution occurs prior to the successful remarketing of the senior notes, senior notes having an aggregate principal amount equal to the aggregate stated amount of your Stripped DECS; or

–	if the substitution occurs after the successful remarketing of the senior notes or the occurrence of a tax event redemption, the applicable treasury securities then constituting a part of the Upper DECS;

•	transfer the Stripped DECS to the purchase contract agent; and

•	deliver a notice to the purchase contract agent stating that you have deposited the senior notes or treasury securities, as applicable, with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those Stripped DECS.

      The senior notes or treasury securities, as applicable, will be substituted for the treasury securities underlying your Stripped DECS and will be pledged with the collateral agent to secure your obligation to purchase shares of our common stock under your purchase contract.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the Stripped DECS;

•	transfer to you the underlying treasury securities; and

•	deliver to you the Upper DECS.

Current Payments

      If you hold Upper DECS, we will pay you payments consisting of quarterly contract adjustment payments on the purchase contracts at the annual rate of 1.08% of the $50 stated amount through and including the stock purchase date and quarterly interest payments on the senior notes at the annual rate of 6.42% of the principal amount of $50 per senior note. If the senior notes are successfully remarketed, they will pay interest to the holders of such senior notes after the remarketing at the reset rate from the date of the settlement of the successful remarketing until their maturity on May 17, 2007. On the stock purchase date, if your senior notes were successfully remarketed, you will receive a quarterly payment at the same annual rate as was initially paid on the senior notes prior to the remarketing.

      If you hold Stripped DECS, you will only be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of 1.08% of the $50 stated amount through and including the stock purchase date.

      The contract adjustment payments are subject to deferral by us until the stock purchase date as described below. If we defer any of these payments, we will pay or accrue additional payments on the deferred amounts at the annual rate of 6.42% until paid.

      If you hold senior notes separately from the Upper DECS, you will only receive the cash interest payable on the senior notes. The senior notes, whether held separately or as part of the Upper DECS, will initially pay interest at the annual rate of 6.42% of the principal amount of $50 per senior note for the quarterly payments payable on and before February 17, 2005. After that date, if the senior notes are successfully remarketed, interest payments on the senior notes will be made at the reset rate from the date of settlement of the successful remarketing until their maturity on May 17, 2007. However, if a reset rate meeting the requirements described in this prospectus supplement cannot be established, the interest rate will not be reset and will continue to be the initial annual rate of 6.42%, until a reset rate meeting the requirements described in this prospectus supplement can be established on a later remarketing date prior to the stock purchase date. If no remarketing occurs prior to that date, the initial annual rate of 6.42% will be the interest rate through maturity of the senior notes.

      Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes will accrue from May 1, 2002 and will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2002. If the purchase contracts are settled early, at your option, or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

      Our obligations with respect to the senior notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. See “Description of the Senior Notes” below.

      Contract adjustment payments and interest payments on the senior notes will be payable to the holders of Upper DECS as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the Upper DECS remain in book-entry only form, the record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such Upper DECS. Subject to any applicable laws and regulations, each payment will be made as described under “Description of the Senior Notes — Book-Entry and Settlement” below. If the Upper DECS do not remain in book-entry only form, the relevant record dates will be the 15th day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Option to Defer Contract Adjustment Payments

      We may, at our option and upon prior written notice to the holders of the Upper DECS and the purchase contract agent, defer the payment of contract adjustment payments on the purchase contracts forming a part of the Upper DECS and Stripped DECS until no later than the stock purchase date. However, we will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at the rate of 6.42% per year (compounded quarterly) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

      In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of Upper DECS and Stripped DECS will receive on the stock purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value (as defined below under “— Description of the Purchase Contracts”).

      We will not issue any fractional shares of our common stock with respect to the payment of deferred contract adjustment payments on the stock purchase date. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.

      In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any class of our common stock other than:

•	purchases, redemptions or acquisitions of shares of our common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event;

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock;

•	the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of the security being converted or exchanged;

•	dividends or distributions in our common stock (or rights to acquire our common stock), or repurchases, redemptions or acquisitions of our common stock in connection with the issuance or exchange of common stock (or securities convertible into or exchangeable for shares of our common stock); or

•	redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

Description of the Purchase Contracts

      Each purchase contract underlying an Upper DECS, unless earlier terminated or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate.

      The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, subject to adjustment under certain circumstances as described under “— Anti-dilution Adjustments” below, will be as follows:

•	If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $63.44, which is approximately 22% above the reference price of $52.00, the settlement rate, which is equal to the stated amount of $50 divided by $63.44, will be 0.7881 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock increases to an amount that is greater than $63.44 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $50, and if the market price equals $63.44, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

•	If the applicable market value of our common stock is less than $63.44 but greater than $52.00, the settlement rate will be equal to the stated amount of $50 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases, but that market price is less than $63.44 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

•	If the applicable market value of our common stock is less than or equal to $52.00, the settlement rate, which is equal to the stated amount of $50 divided by $52.00, will be 0.9615 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases to an amount that is less than $52.00 on the settlement date, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50, and if the market price equals $52.00, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.

      The “applicable market value” of our common stock is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

      For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or, if our common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

      A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

      Settlement of the purchase contracts will occur on the stock purchase date, unless:

•	you have settled the purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in “— Early Settlement;

•	we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in “— Early Settlement upon Cash Merger”; or

•	an event described under “— Termination of Purchase Contracts” below has occurred.

      The settlement of the purchase contracts on the stock purchase date will occur as follows:

•	for Stripped DECS or Upper DECS that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the purchase contracts; and

•	for Upper DECS in which the related senior notes remain a part of the Upper DECS if the senior notes have not been successfully remarketed, we will exercise our rights as a secured party to retain or dispose of the senior notes in accordance with applicable law in satisfaction of your obligation to purchase shares of our common stock under the purchase contracts.

      Shares of our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the Upper DECS or Stripped DECS, if the Upper DECS or Stripped DECS are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

      Prior to the date on which shares of our common stock are issued in settlement of purchase contracts, shares of our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

      No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

      The senior notes held by each holder of an Upper DECS will be subject to a remarketing on the remarketing date, which will be the third business day immediately preceding February 17, 2005, the last quarterly payment date before the stock purchase date, unless the holder elects not to participate in the remarketing. The proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure the obligations of such participating holder of Upper DECS under the related purchase contract. The redemption proceeds received on the pledged treasury securities underlying the Upper DECS of such holder will be used to satisfy such participating holder’s obligation to purchase shares of our common stock on the stock purchase date.

      A holder of Upper DECS may elect not to participate in the remarketing and instead to retain the senior notes included in such holder’s Upper DECS by delivering specified treasury securities, in a kind and amount designated by the remarketing agent, as described below. The senior notes that are included in the Upper DECS (other than senior notes with respect to which an election has been made, as described in the preceding sentence) will be remarketed on the remarketing date, unless the remarketing agent delays the remarketing to a later date as described below.

      We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the senior notes that are included in the Upper DECS and that are participating in the remarketing, at a price equal to at least 100.50% of the remarketing value.

      The “remarketing value” will be equal to the sum of:

(1)	the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly payment date, on each senior note which is included in an Upper DECS and which is participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2)	the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $50 for each senior note which is included in an Upper DECS and which is participating in the remarketing.

      For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

      The remarketing agent will use the proceeds from the sale of these senior notes in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of holders of the Upper DECS whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the Upper DECS participating in the remarketing.

      Alternatively, a holder of Upper DECS may elect not to participate in the remarketing and retain the senior notes underlying such holder’s Upper DECS by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder’s senior notes, to the purchase contract agent no later than the fourth business day prior to the remarketing date to satisfy such holder’s obligation under the related purchase contract. In such case, the interest rate on such holder’s senior notes will be reset to the reset rate, regardless of whether or not the holder participated in the remarketing.

      The purchase contract agent will give holders of Upper DECS notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the remarketing date. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to the remarketing date. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

      If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the outstanding senior notes to be equal to at least 100.50% of the remarketing value, assuming, even if not true, that all of the senior notes are held as components of the Upper DECS and will be remarketed, and the remarketing agent cannot remarket the senior notes offered for remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding April 6, 2005. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date. We refer to each of these three business day periods as “remarketing periods” in this prospectus supplement. In order for any such remarketing to be successful, the remarketing agent must resell the senior notes offered for remarketing at a price equal to at least 100.50% of the remarketing value (determined on the basis of the senior notes being remarketed) on the subsequent remarketing date.

      If the remarketing agent fails to remarket the senior notes offered for remarketing at the price specified in the preceding paragraph by the business day immediately preceding the stock purchase date, any holder of an Upper DECS that has not otherwise settled its related purchase contract in cash by the close of business on the business day immediately preceding the stock purchase date (but without regard to the notice requirements described below under “— Notice to Settle with Cash”) will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of its obligations under the related purchase contracts, and our retention of such securities will satisfy such holder’s obligation to purchase our common stock under the applicable portion of the related purchase contracts.

      We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters newswire. In addition, we will request, not later than seven nor more than 15 calendar days prior to any remarketing period, that The Depository Trust Company (“DTC”) notify its participants holding senior notes, Upper DECS and Stripped DECS of the remarketing.

Optional Remarketing of Senior Notes Which Are Not Included in Upper DECS

      Under the remarketing agreement, on or prior to the fourth business day immediately preceding the beginning of a remarketing period, holders of senior notes that are not included in Upper DECS may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of such election to the collateral agent prior to the beginning of a remarketing period, but no earlier than the payment date immediately preceding February 17, 2005. The collateral agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding the first day of the relevant remarketing period.

      On the third business day immediately prior to the relevant remarketing period, the collateral agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.50% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

      If, as described above, the remarketing agent cannot remarket the senior notes during any remarketing period at the price specified above, the remarketing agent will promptly return the senior notes to the collateral agent to release to the holders. Holders of senior notes that are not components of Upper DECS may elect to have their senior notes remarketed during any subsequent remarketing period pursuant to the procedures described above.

Early Settlement

      At any time not later than 10:00 a.m. on the seventh business day prior to the stock purchase date, a holder may settle the purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $50 multiplied by the number of purchase contracts being settled, provided that at that time, if so required under the United States federal securities laws, there is in effect a registration statement and a current prospectus is available covering the shares of common stock to be delivered in respect of the purchase contracts being settled. Holders may settle early only in units of 20 and integral multiples of 20.

      No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 0.7881 shares of our common stock for each purchase contract being settled, regardless of the market price of our common stock on the date of early settlement, subject to adjustment under the circumstances described under “— Anti-dilution Adjustments” below. At that time, the holder’s right to receive future contract adjustment payments will terminate. The holder will also receive the senior notes or other securities underlying those units.

      We have agreed that, if required under the United States federal securities laws, we will use commercially reasonable efforts to (1) have in effect, subject to some exceptions, a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement process.

Notice to Settle with Cash

      Unless the treasury securities have replaced the senior notes as a component of Upper DECS as a result of a successful remarketing of the senior notes or a tax event redemption, a holder of Upper DECS may settle the purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding the stock purchase date. A holder of an Upper DECS wishing to settle the purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Upper DECS certificate evidencing the Upper DECS at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the stock purchase date. If a holder of Upper DECS who has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding the stock purchase date, such holder will be deemed to have directed us to retain the senior note in full satisfaction of the holder’s obligation to purchase shares of our common stock under the purchase contracts.

Early Settlement upon Cash Merger

      Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents (“cash merger”), then on or after the date of the cash merger each holder of Upper DECS or Stripped DECS will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the cash merger, provided that at that time, if so required under the United States federal securities laws, there is in effect a registration statement and a current prospectus is available covering the shares of common stock to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall not be less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or at least one business day before the merger early settlement date, the certificate evidencing your Upper DECS or Stripped DECS, if the Upper DECS or Stripped DECS are held in certificate form, and payment of the applicable purchase price in the form of a certified or cashier’s check. If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes or treasury securities underlying those Upper DECS or Stripped DECS. If you do not elect to exercise your merger early settlement right, your Upper DECS or Stripped DECS will remain outstanding and subject to normal settlement on the stock purchase date.

      We have agreed that, if required under the United States federal securities laws, we will use commercially reasonable efforts to (1) have in effect, subject to some exceptions, a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Anti-dilution Adjustments

      The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

(1)	the payment of dividends or other distributions, in each case of our common stock on our common stock;

(2)	the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price thereof (as defined below);

(3)	subdivisions, splits and combinations of our common stock;

(4)	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

(5)	distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of shareholders entitled to receive such distribution; and

(6)	the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

      The “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution means the first date on which our common stock trades without the right to receive the issuance or distribution.

      In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of Upper DECS, become a contract to purchase such other securities, cash or property instead of shares of our common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under “— Early Settlement upon Cash Merger.”

      In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the settlement rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

•	the settlement rate by

•	a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

      The adjustment to the settlement rate under the preceding paragraph will occur at the earlier of:

•	the tenth trading day from, and including, the effective date of the spin-off and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

      For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

      In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off.

      If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

      In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

      We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of Upper DECS of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

      The senior notes or treasury securities (after a successful remarketing) underlying the Upper DECS will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of Upper DECS and Stripped DECS to purchase shares of our common stock under the purchase contracts. A holder of an Upper DECS or a Stripped DECS cannot separate or separately transfer the purchase contract from the pledged securities underlying the Upper DECS or Stripped DECS. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the Upper DECS or Stripped DECS from the pledge arrangement except:

•	to substitute specified treasury securities for the related pledged senior notes or other pledged treasury securities upon creation of a Stripped DECS;

•	to substitute senior notes or specified treasury securities for the related pledged treasury securities upon the recreation of an Upper DECS;

•	upon delivering specified treasury securities when electing not to participate in a remarketing; or

•	upon the termination or early settlement of the purchase contracts.

      Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

•	each holder of Upper DECS that include senior notes will retain ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, redemption and repayment rights; and

•	each holder of Stripped DECS or Upper DECS that include treasury securities as a result of a successful remarketing will retain ownership of the treasury securities.

      We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

      Except as described in “— Description of the Purchase Contracts,” the collateral agent, upon receipt of quarterly interest payments on the pledged securities underlying the Upper DECS, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of Upper DECS on the record date for the payment. As long as the Upper DECS remain in book-entry only form, the record date for any payment will be one business day before the payment date.

Termination of Purchase Contracts

      The purchase contracts, our related rights and obligations and those of the holders of the Upper DECS or Stripped DECS, including their rights to receive contract adjustment payments or deferred contract adjustment payments and obligations to purchase shares of our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganisation.

      Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the U.S. Bankruptcy Code, a delay in the release of the pledged senior notes or treasury securities may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The Purchase Contract Agreement

      Distributions on the Upper DECS will be payable, purchase contracts will be settled and transfers of the Upper DECS will be registrable at the office of the purchase contract agent in the Borough of Manhattan, the City of New York. In addition, if the Upper DECS do not remain in book-entry form, payment of distributions on the Upper DECS may be made, at our option, by check mailed to the address of the persons shown on the Upper DECS register.

      If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A “business day” means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in the State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

      If your Upper DECS or Stripped DECS are held in certificated form and you fail to surrender the certificate evidencing your Upper DECS or Stripped DECS to the purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      If your Upper DECS or Stripped DECS are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your Upper DECS or Stripped DECS to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

      The purchase contract agent will not be required to invest or to pay interest on any amounts held by it pending distribution.

      No service charge will be made for any registration of transfer or exchange of the Upper DECS, except for any applicable tax or other governmental charge.

Modification

      The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the Upper DECS at the time outstanding. However, no modification may, without the consent of the holder of each outstanding Upper DECS affected by the modification:

•	change any payment date;

•	change the amount or type of pledged securities required to be pledged to secure obligations under the Upper DECS, impair the right of the holder of any pledged securities to receive distributions on the pledged securities underlying the Upper DECS or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	change the place or currency of payment for any amounts payable in respect of the Upper DECS, increase any amounts payable by holders in respect of the Upper DECS or decrease any other amounts receivable by holders in respect of the Upper DECS;

•	reduce any contract adjustment payment or change the place or currency of that payment;

•	impair the right to institute suit for the enforcement of any purchase contract;

•	reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder’s rights under any purchase contract; or

•	reduce the above stated percentage of outstanding Upper DECS the consent of whose holders is required for the modifications or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

Consolidation, Merger, Sale or Conveyance

      We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation other than, with respect to clause (2), our direct or indirect wholly-owned subsidiaries, unless:

•	we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

•	the successor entity expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

•	we or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

      We, the purchase contract agent and the collateral agent may treat the registered holder of any Upper DECS as the absolute owner of those Upper DECS for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

      The purchase contract agreement, the pledge agreement, the remarketing agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

      DTC will act as securities depositary for the Upper DECS and Stripped DECS. The Upper DECS and Stripped DECS will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of Upper DECS or Stripped DECS, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the Upper DECS or Stripped DECS so long as the Upper DECS or Stripped DECS are represented by global security certificates.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the DTC system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

      No Upper DECS or Stripped DECS represented by global security certificates may be exchanged in whole or in part for certificated Upper DECS or Stripped DECS registered, and no transfer of global security certificates will be made in whole or in part for certificated Upper DECS or Stripped DECS registered, and no transfer of global security certificates in whole or part may be registered, in the name of any person other than DTC or any nominee of DTC, unless, however, DTC has notified us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depository has been appointed within 90 days after this notice, has ceased to be qualified to act as required by the purchase contract agreement and no successor depository has been appointed within 90 days after we learn that DTC is no longer qualified or we determine that we will no longer have debt securities represented by global securities or permit any of the global securities certificates to be exchangeable or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the senior debt indenture, the purchase contract agreement, the senior notes, the Upper DECS, the Stripped DECS, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All Upper DECS represented by one or more global security certificates or any portion of them will be registered in those names as DTC may direct.

      As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all Upper DECS represented by those certificates for all purposes under the Upper DECS and Stripped DECS and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the Upper DECS and Stripped DECS represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of Upper DECS and Stripped DECS certificates in exchange and will not be considered to be owners or holders of the global security certificates or any Upper DECS and Stripped DECS represented by those certificates for any purpose under the Upper DECS and Stripped DECS or the purchase contract agreement. All payments on the Upper DECS and Stripped DECS represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to DTC or its nominee as their holder.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

      Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchange and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

      Neither we nor any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to those beneficial ownership interests.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Certificates

      If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      We, however, are not required to issue any certificates representing Upper DECS or Stripped DECS on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the Upper DECS or Stripped DECS evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the Upper DECS or Stripped DECS evidenced by the certificate.

Information Concerning the Purchase Contract Agent

      JPMorgan Chase Bank will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of Upper DECS and Stripped DECS from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

      The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

      Bank One Trust Company, N.A. will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Upper DECS and Stripped DECS except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

      The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

      The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

      The purchase contract agreement will provide that we will pay all fees and expenses related to:

•	the offering of the Upper DECS;

•	the retention of the collateral agent and the purchase contract agent;

•	the enforcement by the purchase contract agent of the rights of the holders of the Upper DECS and Stripped DECS; and

•	with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

      Should you elect to create Stripped DECS or recreate Upper DECS, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

      The senior notes will be issued under the indenture between Temple-Inland and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee, dated as of September 1, 1986, as amended by the first supplemental indenture, dated as of April 15, 1988, the second supplemental indenture, dated as of December 27, 1990, and the third supplemental indenture, dated as of May 9, 1991. A copy of the indenture is on file with the SEC and may be obtained by accessing the Internet address provided or contacting us as described under “Where You Can Find More Information.” The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the senior notes.

      Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

General

      The senior notes will mature on May 17, 2007. The senior notes will initially pay interest at the annual rate of 6.42% on each February 17, May 17, August 17 and November 17, commencing on August 17, 2002, for quarterly payments due on or before February 17, 2005. After that date, if the senior notes are successfully remarketed, they will pay interest at the reset rate from the date of the settlement of the successful remarketing until they mature on May 17, 2007. If the remarketing agent cannot establish a reset rate meeting the requirements described under “Description of the Upper DECS — Remarketing,” the remarketing agent will not reset the interest rate on the senior notes, and the interest rate will continue to be the initial annual rate of 6.42%, until the remarketing agent can establish such a reset rate on a later remarketing date prior to the stock purchase date. If no remarketing occurs prior to that date, the initial annual rate of 6.42% will be the interest rate through maturity of the senior notes. The senior notes are not redeemable prior to their stated maturity except as described below.

      The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that if the next business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

      The senior notes will be issued in denominations of $50 and integral multiples of $50.

      The senior notes will not have the benefit of a sinking fund.

      Payment of the principal of and interest on the senior notes will rank equally with all of our other unsecured and unsubordinated debt. As of the completion of this offering, there will exist approximately $2,024 million of other indebtedness that will rank equally with the senior notes.

      The senior debt indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. Since our operations are conducted through subsidiaries, the cash flow and the consequent ability to service debt including our senior notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries are subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

      Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Remarketing

      The senior notes will be remarketed as described under “Description of the Upper DECS — Remarketing.”

Optional Remarketing of Senior Notes Which Are Not Included in Upper DECS

      On or prior to the fourth business day immediately preceding the first day of a remarketing period, holders of senior notes that are not components of Upper DECS may elect to have their senior notes remarketed in the same manner as senior notes that are components of Upper DECS by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

Tax Event Redemption

      If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount referred to below to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the settlement of the purchase contracts and following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of Upper DECS at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of Upper DECS and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The treasury portfolio will be substituted for corresponding senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the Upper DECS to purchase shares of our common stock under the purchase contracts.

      “Tax event” means the receipt by us of an opinion of nationally recognised tax counsel experienced in such matters (which may be Skadden, Arps, Slate, Meagher & Flom LLP) to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

      “Redemption amount” means in the case of a tax event redemption occurring prior to a successful remarketing of the senior notes, for each senior note the product of the principal amount of the note and a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes outstanding on the tax event redemption date, and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the stated principal amount of the senior notes.

      “Treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date, and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and no later than the stock purchase date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date. These treasury securities are non-callable by us.

      “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

      “Quotation agent” means Salmon Smith Barney Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

Book-Entry and Settlement

      Senior notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below and except upon recreation of Upper DECS, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the senior debt indenture) thereof for any purpose under the senior debt indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      In the event that

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•	DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

Governing Law

      The senior debt indenture is, and the senior notes will be, governed by, and construed in accordance with, the internal laws of the State of New York.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The pro forma financial statements give effect to our acquisition of Gaylord using the purchase method of accounting and on a pro forma as adjusted basis to give effect to this offering and the concurrent common stock offering. The pro forma as adjusted basis reflects the application of the net proceeds of these offerings as described under “Use of Proceeds.” The pro forma balance sheet was prepared as if the acquisition and offerings had occurred as of December 2001. The pro forma income statement was prepared as if the acquisition and offerings had occurred as of the beginning of the year 2001. The pro forma financial statements are presented for informational purposes. They are not necessarily indicative of actual or future financial position or results of operations that would have or will occur.

      The pro forma balance sheet was prepared based upon the historical balance sheets of Temple-Inland and Gaylord as of December 2001. The pro forma income statement was prepared based upon the historical income statements of Temple-Inland for the year ended December 2001 and of Gaylord for the 12 months ended December 2001. The Gaylord income statement was derived from Gaylord’s historical income statements for its year ended September 2001 and its three months ended December 2001 and 2000. The accounting policies of Temple-Inland and Gaylord are comparable.

      The pro forma adjustments are estimates based on currently available information and assumptions that Temple-Inland believes are reasonable. The pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the financial position and results of operations of Temple-Inland. The pro forma acquisition adjustments reflect a preliminary allocation of the purchase price. The actual allocation will be based upon independent appraisals and other valuations and will reflect finalized management intentions. The actual allocation will probably differ from that assumed.

      The supplemental pro forma financial statements are identical to the pro forma financial statements except that Temple-Inland’s financial statements have been reclassified to reflect the assets and operations of its financial services group using the equity method of accounting.

      These pro forma and supplemental pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Temple-Inland and Gaylord, which are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 2001

			Acquisition		Pro Forma	Offerings		Pro Forma
	Temple-Inland	Gaylord	Adjustments(a)(f)		Acquisition	Adjustments		as Adjusted

	(in millions)
ASSETS:
Cash and cash equivalents	$590	$6	$(6)		$590	$—		$590
Mortgage loans held for sale	958	—	—		958	—		958
Loans and leases receivable, net	9,847	—	—		9,847	—		9,847
Other securities available-for-sale	2,599	—	—		2,599	—		2,599
Other securities held-to-maturity	775	—	—		775	—		775
Trade receivables	288	118	(24)		378	—		378
			(4	)(c)
Inventories	258	100	(23)		335	—		335
Property and equipment	2,251	530	(93)		2,688	—		2,688
Deferred income taxes	—	171	(171)		—	—		—
Goodwill and other intangibles	186	—	260		446	—		446
Financing fees	—	—	16	(b)	16	(6	)(a)(c)	10
Assets held for sale	—	—	100		100	—		100
Other assets	935	63	(15)		983	—		983

Total assets	$18,687	$988	$40		$19,715	$(6)		$19,709

LIABILITIES:
Deposits	$9,030	$—	$—		$9,030	$—		$9,030
Federal Home Loan Bank advances	3,435	—	—		3,435	—		3,435
Securities sold under repurchase agreements	1,107	—	—		1,107	—		1,107
Other liabilities	914	248	(168)		990	8	(b)(c)	998
			(4	)(c)
Bridge Financing Facility	—	—	884	(b)	884	(481	)(a)	403
Long-term debt	1,553	862	(794)		1,621	—		1,621
Upper DECS senior notes	—	—	—		—	300	(a)	300
Deferred income taxes	304	—	—		304	—		304
Postretirement benefits	142	—	—		142	—		142
Stock issued by subsidiaries	306	—	—		306	—		306

Total liabilities	$16,791	$1,110	$(82)		$17,819	$(173)		$17,646

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—	—		—	—		—
Common stock	61	—	—		61	4	(a)	65
Additional paid-in capital	367	180	(180)		367	169	(a)(b)	536
Upper DECS purchase contracts	—	—	—		—	—		—
Accumulated other comprehensive income (loss)	(1)	(2)	2		(1)	—		(1)
Retained earnings	2,014	(292)	292		2,014	(6	)(c)	2,008

	2,441	(114)	114		2,441	167		2,608
Cost of shares held in the treasury	(545)	(8)	8		(545)	—		(545)

Total shareholders’ equity	1,896	(122)	122		1,896	167		2,063

Total liabilities and shareholders’ equity	$18,687	$988	$40		$19,715	$(6)		$19,709

See the notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

For the Year Ended December 2001

	Temple-		Discontinued	Acquisition		Pro Forma	Offerings		Pro Forma
	Inland	Gaylord(e)	Operations(f)	Adjustments		Acquisition	Adjustments		as Adjusted

	(in millions, except earnings per share data)
REVENUES:
Manufacturing	$2,808	$1,052	$(343)	$(37	)(c)	$3,480	$—		$3,480
Financial services	1,364	—		—		1,364	—		1,364

	4,172	1,052	(343)	(37)		4,844	—		4,844
COSTS AND EXPENSES:
Manufacturing	2,717	1,022	(363)	(37	)(c)	3,339	—		3,339
Financial services	1,180	—		—		1,180	—		1,180

	3,897	1,022	(363)	(37)		4,519	—		4,519

OPERATING INCOME	275	30	20	—		325	—		325
Parent company interest	(98)	(90)	—	34	(b)	(154)	27	(d)	(127)
Upper DECS	—	—	—	—		—	(20	)(e)	(20)

INCOME (LOSS) BEFORE TAXES	177	(60)	20	34		171	7		178
Income taxes	(66)	23	(8)	(13	)(d)	(64)	(3	)(f)	(67)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$111	$(37)	$12	$21		$107	$4		$111

EARNINGS PER SHARE:
Basic	$2.26					$2.17			$2.10
Diluted	$2.26					$2.17			$2.10
AVERAGE SHARES OUTSTANDING:
Basic	49.3					49.3	3.6		52.9
Diluted	49.3					49.3	3.6		52.9

See the notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Acquisition Adjustments

      On March 4, 2002, we completed tender offers in which we acquired 86.3% of Gaylord’s outstanding common stock for $56 million cash and 99.3% of Gaylord’s 9 3/8% Senior Notes due 2007, 98.5% of Gaylord’s 9 3/4% Senior Notes due 2007 and 83.6% of Gaylord’s 9 7/8% Senior Subordinated Notes due 2008 for $462 million cash. On April 5, 2002, we effected our merger with Gaylord whereby we acquired for $1.17 per share in cash the remaining 13.7% of Gaylord’s common stock that we did not already own.

      The estimated cash purchase price to acquire Gaylord consists of (in millions):

Tender Offer:
Common stock ($1.17 x 48.3 million shares)		$56
Senior Notes and Subordinated Notes		462
Accrued interest		10

		528
Merger:
Common stock ($1.17 x 7.6 million shares)		9

Cash paid to Gaylord security holders		537
Estimated costs and expenses directly attributable to the acquisition:
Termination and change in control agreements	$41
Advisory and professional fees	20	61

Estimated cash purchase price		$598

(a)	The purchase price will be allocated to the assets acquired and the liabilities assumed based on their fair values. The preliminary allocation of the purchase prices follows (in millions):

      Assets acquired:

Current assets	$193
Property and equipment	437
Assets held for sale	100
Other assets	26
Goodwill and other intangible assets	260

Total	1,016

      Liabilities assumed:

Current liabilities	$67
Bank debt	270
Senior and Subordinated Notes and other secured debt	68
Other long-term liabilities	13	(418)

Net assets acquired		$598

The acquisition is accounted for in accordance with the new accounting rules for goodwill and other intangible assets. Under these new rules, goodwill is no longer amortized but is periodically measured for impairment. Therefore, these pro forma financial statements do not include any amortization of the goodwill created by the Gaylord acquisition. Goodwill arising from the acquisition will be allocated to our paper group. It is anticipated that all of the goodwill will be deductible for income tax purposes. Changes, if any, to the fair value of property and equipment will impact the amount of depreciation that would be reported.

(b)	Proceeds from a $900 million Credit Agreement (the Bridge Financing Facility) are being used to fund the estimated cash purchase price of $598 million and to pay off the assumed bank debt of $270 million. We paid $16 million in fees to the lending institutions for this facility, which were funded from the Bridge Financing Facility. The Bridge Financing Facility is due 364 days from the date

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

funded and bears interest at a variable rate. The all in financing rate on the Bridge Financing Facility is assumed to approximate 5.6% and will result in an annual interest expense of $50 million.

As a result of the lower interest rate on the Bridge Financing Facility compared with the interest rate on Gaylord’s debt, interest expense in the pro forma income statement is $34 million lower than Gaylord’s reported interest expense for the 12 months ended December 2001. A 0.125% change in the interest rate on the Bridge Financing Facility would affect annual interest expense by $1 million.

(c)	Elimination of significant intercompany balances and transactions.

(d)	Tax effect of pro forma adjustments.

(e)	Gaylord’s historical financial information for the 12 months ended December 2001 was derived as follows:

			(Loss)
	Net	Operating	Before
	Revenues	Income	Taxes

For the fiscal year ended September 2001	$1,104	$48	$(44)
Less three months ended December 2000	(295)	(25)	(2)
Add three months ended December 2001	243	7	(14)

Total	$1,052	$30	$(60)

(f)	We intend to divest several non-strategic Gaylord assets including the retail bag business, which we anticipate selling during April 2002, the multi-wall bag business, the kraft paper mill and the chemical business. As a result, the operations of these businesses, including an $11 million asset impairment related to the retail bag business, are eliminated in the pro forma income statement, as they will be treated for accounting purposes as a discontinued operation. The assets of these businesses have been adjusted to their estimated realizable values and are included in the pro forma balance sheet under the caption “Assets held for sale.” The difference between their book value and estimated realizable value of approximately $42 million has been reflected as an increase in goodwill. We are identifying other assets that may be divested, and we currently anticipate that such sales will occur during 2002 and 2003.

These pro forma financial statements do not reflect the effects of any capacity rationalization, cost savings or other synergies that may be affected or realized through reductions in duplicative selling, general and administrative expenses and improvements in the mill and packaging systems and logistics.

Offerings Adjustments

(a)	To reflect the offerings and the application of the net proceeds.

The estimated proceeds from this offering and the concurrent common stock offering consist of (in millions):

This offering:
Sale of Upper DECS	$300
Underwriting discount and estimated expenses	(10)

Estimated net proceeds		290

Common Stock offering:
Sale of common stock (estimated 3.6 million shares at an assumed market price of $56.00 per share)		$200
Underwriting discount and estimated expense		(9)

Estimated net proceeds		$191
Aggregate net proceeds from these offerings used to repay a portion of the Bridge Financing Facility		$481

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

At the date of issuance, the Upper DECS senior notes have a fair value equal to their face value and the Upper DECS purchase contracts have nominal value.

Of the underwriting discounts and estimated expense, $2 million will be capitalized and amortized over the term of the Upper DECS senior notes and the remaining $17 million will be charged against additional paid-in capital.

(b)	To record the present value of the Upper DECS purchase contract adjustment payments as a liability with a corresponding reduction in additional paid-in capital.

(c)	To write-off the portion of the Bridge Financing Facility fees applicable to the amount of the Bridge Financing Facility that was repaid and recognize the tax effect thereof.

(d)	To reflect the reduction in interest expense due to the repayment of $481 million of the Bridge Financing Facility using an all in rate of approximately 5.6%.

(e)	To reflect the increase in interest expense due to the issue of the Upper DECS senior notes and the interest portion of the Upper DECS purchase contract adjustment payment. It is assumed that the senior notes will bear interest at 6.375% and that the purchase contract adjustment payments will be 1.375%. A 0.125% change in these rates would affect annual interest expense by less than $1 million.

(f)	Tax effect of the pro forma adjustments.

(g)	The dilutive effect of the shares to be issued under the Upper DECS purchase contracts is computed using the treasury stock method. Under this method, diluted shares are increased by the number of shares required to be issued to settle the purchase contracts and decreased by the number of shares that could be purchased using the proceeds from the settlement of the purchase contracts. Therefore there is no dilution of our earnings per share except during the periods when the average price of the common stock is above $63.44.

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 2001

	Temple-		Acquisition		Pro Forma	Offerings		Pro Forma
	Inland	Gaylord	Adjustments(a)(f)		Acquisition	Adjustments		as Adjusted

	(in millions)
ASSETS:
Current assets:
Cash	$3	$6	$(6)		$3	$—		$3
Receivables, net	288	118	(24)		378	—		378
			(4	)(c)
Inventories	258	100	(23)		335	—		335
Prepaid expenses	73	23	(1)		95	—		95

Total current assets	622	247	(58)		811	—		811
Investment in financial services	1,142	—	—		1,142	—		1,142
Property and equipment	2,085	530	(93)		2,522	—		2,522
Deferred income taxes	—	171	(171)		—	—
Goodwill and other intangibles	62	—	260		322	—		322
Financing fees	—	—	16	(b)	16	(6	)(a)(c)	10
Assets held for sale	—	—	100		100	—		100
Other assets	210	40	(14)		236	—		236

Total assets	$4,121	$988	$40		$5,149	$(6)		$5,143

LIABILITIES:
Current liabilities:
Accounts payable	$149	$41	$(10)		$176	$—		$176
			(4	)(c)
Accrued expenses	197	52	(16)		233	(3	)(c)	230
Current portion of long-term debt	1	105	(105)		1	—		1
Bridge Financing Facility	—		884	(b)	884	(481	)(a)	403

Total current liabilities	347	198	749		1,294	(484)		810
Long-term debt	1,339	862	(794)		1,407	—		1,407
Upper DECS senior notes	—	—	—		—	300	(a)	300
Deferred income taxes	310	—	—		310	—		310
Postretirement benefits	142	—	—		142	—		142
Other liabilities	87	50	(37)		100	11	(b)	111

Total liabilities	2,225	1,110	(82)		3,253	(173)		3,080

SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—		—	—		—
Common stock	61	—	—		61	4	(a)	65
Additional paid-in capital	367	180	(180)		367	169	(a)(b)	536
Upper DECS purchase contracts	—	—	—		—	—		—
Accumulated other comprehensive income (loss)	(1)	(2)	2		(1)	—		(1)
Retained earnings	2,014	(292)	292		2,014	(6	)(c)	2,008

	2,441	(114)	114		2,441	167		2,608
Cost of treasury stock	(545)	(8)	8		(545)	—		(545)

Total shareholders’ equity	1,896	(122)	122		1,896	167		2,063

Total liabilities and shareholders’ equity	$4,121	$988	$40		$5,149	$(6)		$5,143

See the notes to the unaudited pro forma combined financial statements.

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

For the Year Ended December 2001

	Temple-		Discontinued	Acquisition		Pro Forma	Offerings		Pro Forma
	Inland	Gaylord(e)	Operations(f)	Adjustments		Acquisition	Adjustments		as Adjusted

	(in millions, except earnings per share)
NET REVENUES	$2,808	$1,052	$(343)	$(37	)(c)	$3,480	$—		$3,480
COSTS AND EXPENSES:
Cost of sales	2,457	916	(330)	(37	)(c)	3,006	—		3,006
Selling and administrative	261	100	(21)	—		340	—		340
Other (income) expense	(1)	6	(12)	—		(7)	—		(7)

	2,717	1,022	(363)	(37)		3,339	—		3,339

	91	30	20	—		141	—		141

FINANCIAL SERVICES EARNINGS	184	—	—	—		184	—		184

OPERATING INCOME	275	30	20	—		325	—		325
Interest	(98)	(90)	—	34	(b)	(154)	27	(d)	(127)
Upper DECS	—	—	—	—		—	(20	)(e)	(20)

INCOME (LOSS) BEFORE TAXES	177	(60)	20	34		171	7		178
Income taxes	(66)	23	(8)	(13	)(d)	(64)	(3	)(f)	(67)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$111	$(37)	$12	$21		$107	$4		$111

EARNINGS PER SHARE:
Basic	$2.26					$2.17			$2.10
Diluted	$2.26					$2.17			$2.10
AVERAGE SHARES OUTSTANDING:
Basic	49.3					49.3	3.6		52.9
Diluted	49.3					49.3	3.6		52.9

See the notes to the unaudited pro forma combined financial statements.

SELECTED FINANCIAL DATA

      The following table sets forth selected financial data for each of the fiscal years in the five-year period ended December 2001. We derived this selected financial data from our audited financial statements. You should read this selected financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus supplement, and the consolidated financial statements and related notes of Temple-Inland contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated into this prospectus supplement by reference. See “Where You Can Find More Information.”

	For the Year

	2001	2000	1999	1998	1997

	(in millions, except per share data)
Revenues:
Paper	$2,082	$2,092	$1,869	$1,707	$1,768
Building products	726	836	837	660	662
Financial services	1,364	1,369	1,116	1,036	923

Total revenues	$4,172	$4,297	$3,822	$3,403	$3,353

Segment operating income:
Paper	$107	$207	$104	$39	$(53)
Building products	13	77	189	118	136
Financial services	184	189	138	154	132

Segment operating income(a)	304	473	431	311	215
Corporate expenses	(30)	(33)	(30)	(28)	(25)
Other income (expense)(b)	1	(15)	—	(47)	—
Parent company interest	(98)	(105)	(95)	(78)	(82)

Income before taxes	177	320	306	158	108
Income taxes	(66)	(125)	(115)	(70)	(49)

Income from continuing operations	111	195	191	88	59
Discontinued operations(c)	—	—	(92)	(21)	(8)
Effect of accounting change	(2)	—	—	(3)	—

Net income	$109	$195	$99	$64	$51

Diluted earnings per share:
Income from continuing operations	$2.26	$3.83	$3.43	$1.59	$1.04
Discontinued operations	—	—	(1.65)	(0.38)	(0.14)
Effect of accounting change	(0.04)	—	—	(0.06)	—

Net income	$2.22	$3.83	$1.78	$1.15	$0.90

Dividends per common share	$1.28	$1.28	$1.28	$1.28	$1.28
Average diluted shares outstanding	49.3	50.9	55.8	55.9	56.2
Common shares outstanding at year-end	49.3	49.2	54.2	55.6	56.3
Depreciation and depletion:
Manufacturing(a)	$182	$198	$200	$192	$187
Financial services	23	18	17	14	13
Capital expenditures:
Manufacturing	$182	$223	$178	$157	$213
Financial services	26	34	26	39	18

	For the Year

	2001	2000	1999	1998	1997

	(in millions, except per share data)
At year-end:
Total assets:
Parent company	$4,121	$4,011	$4,005	$4,308	$4,170
Financial services	15,738	15,324	13,321	12,376	10,772
Long-term debt:
Parent company	$1,339	$1,381	$1,253	$1,501	$1,356
Financial services	214	210	212	210	167
Stock issued by subsidiaries	$306	$306	$226	$225	$150
Shareholders’ equity	$1,896	$1,833	$1,927	$1,998	$2,045
Ratio of total debt to total capitalization — parent company	41%	43%	39%	43%	40%

(a)	Segment operating income for 2001 includes a $27 million reduction in depreciation expense resulting from a change in the estimated useful lives of certain production equipment. Of this amount, $20 million applies to the paper group and $7 million applies to the building products group.

(b)	Other income (expense) includes (i) in 2001, a $20 million gain from the sale of non-strategic timberlands and $15 million in losses from the disposition of under-performing assets; (ii) in 2000, a $15 million loss from the decision to exit the fiber cement business; and (iii) in 1998, a $24 million loss from the disposition of the Argentine operations and $23 million in losses and charges related to other under-performing assets.

(c)	Represents the bleached paperboard operations sold in 1999 and includes a loss on disposal of $71 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements that involve risks and uncertainties. The actual results achieved by us may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by us and our subsidiaries; the availability and price of raw materials used by us and our subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control and that of our subsidiaries.

Results of Operations for the Years Ended December 2001, 2000 and 1999

     Summary

      All of the results and other information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” excludes any results or other data related to our acquisition of Gaylord Container Corporation, which was completed on April 5, 2002. We had consolidated revenues of $4.2 billion in 2001, $4.3 billion in 2000 and $3.8 billion in 1999. Income from continuing operations was $111 million in 2001, $195 million in 2000 and $191 million in 1999. Income from continuing operations per diluted share was $2.26 in 2001, $3.83 in 2000 and $3.43 in 1999.

     Business Segments

      We manage our operations through three business segments: paper, building products and financial services. Each of these business segments is affected by the factors of supply and demand and changes in domestic and global economic conditions. These conditions include changes in interest rates, new housing starts, home repair and remodeling activities, and the strength of the U.S. dollar, some or all of which may have varying degrees of impact on the business segments. As used herein, the term “parent company” refers to Temple-Inland and its manufacturing business segments, paper and building products, with the financial services group reported on the equity method.

     Critical Accounting Policies

      In preparing the financial statements, we follow generally accepted accounting policies, which in many cases require us to make assumptions, estimates and judgments that affect the amounts reported. Many of these policies are relatively straightforward. There are, however, a few policies that are critical because they are important in determining the financial condition and results and they are difficult to apply. Within the parent company, they include asset impairments and pension accounting, and within the financial services group, they include the allowance for loan losses and mortgage servicing rights. The difficulty in applying these policies arises from the assumptions, estimates and judgments that have to be made currently about matters that are inherently uncertain, such as future economic conditions, operating results and valuations, as well as management intentions. As the difficulty increases, the level of precision decreases, meaning that actual results can and probably will be different from those currently estimated. We base our assumptions, estimates and judgments on a combination of historical experiences and other reasonable factors.

      Measuring assets for impairments requires estimating intentions as to holding periods, future operating cash flows and residual values of the assets under review. Changes in management intentions, market conditions or operating performance could indicate that impairment charges might be necessary. The expected long-term rate of return on pension plan assets is an important assumption in determining pension expense. In selecting that rate, consideration is given to both historical returns and future returns over the next quarter century. Differences between actual and expected returns will adjust future pension expense. Allowances for loan losses are based on loan classifications, historical experiences and evaluations of future cash flows and collateral values and are subject to regulatory scrutiny. Changes in general economic conditions or loan specific circumstances will inevitably change those evaluations. Measuring for impairment and amortizing mortgage servicing rights is largely dependent upon the speed at which loans are repaid and market rates of return. Changes in interest rates will affect both of these variables and could indicate that impairments or adjustments of the rate of amortization might be necessary.

     The Paper Group

      The paper group manufactures linerboard and corrugating medium that it converts into a complete line of corrugated and specialty packaging. The paper group’s operations consist of 4 linerboard mills, 1 corrugating medium mill, 53 converting plants, 8 specialty-converting plants and an interest in a gypsum facing paper joint venture. The paper group’s facilities are located throughout the United States and in Mexico and Puerto Rico.

      During 2001, the paper group completed the acquisition of the corrugated packaging operations of Chesapeake Corporation, Elgin Corrugated Box Company and ComPro Packaging LLC. These operations consist of 13 corrugated converting plants in eight states. These acquired operations did not contribute significantly to the paper group’s 2001 operating income. During January 2002, the parent company initiated a tender offer to acquire Gaylord Container Corporation. The transaction was contingent on several matters, including the tender of at least two-thirds of the outstanding shares and at least 90% in aggregate principal amount of the senior notes and 82.6% of the senior subordinated notes. The tender expired on February 28, 2002, and was funded from our 364-day credit facility.

      The paper group’s revenues come principally from the sales of corrugated packaging products and to a lesser degree from the sales of linerboard in the domestic and export markets. The paper group’s revenues were $2.1 billion in 2001, $2.1 billion in 2000 and $1.9 billion in 1999. While revenues were flat in 2001 and up 12% in 2000, the mix of revenues is changing. Corrugated packaging revenues represented 93% of total revenues in 2001 and 91% in 2000 and 1999. In 2001, the corrugated packaging revenues derived from the acquired corrugated packaging operations, approximately $100 million, were offset by declines in domestic shipments due to the weakening economy. Average box prices were up 2% and box shipments were unchanged. Excluding the acquired corrugated packaging operations, average box prices would have been up 1% and shipments would have been down 3%. Revenues and volumes were also affected by the poor performance of the specialty packaging operations. Until the economy improves, box shipments will likely remain weak, and box prices will likely trend downward. The changes in revenues in 2000 and 1999 were due to increases in average box prices, up 17% in 2000 and 3% in 1999 with essentially no change in volumes.

      The decrease in linerboard revenues in 2001 was due to lower prices, down 7%, and lower shipments, down 14%. The weakening economy softened the market for domestic linerboard while increased offshore capacity and a strong U.S. dollar continued to affect export markets. Until the economy improves, the downward trend in the domestic linerboard market will probably continue. It is likely that the downward trend in export demand will continue during 2002 due to significant new offshore capacity. The changes in revenues in 2000 and 1999 were due to increases in average prices, up 20% in 2000 and 6% in 1999, with volumes down 10% in 2000 and up 61% in 1999.

      Costs, which include production, distribution and administrative costs, were $2.0 billion in 2001, $1.9 billion in 2000 and $1.8 billion in 1999. The change in costs in 2001 was due to the acquired corrugated packaging operations and higher costs for energy, principally natural gas, up $30 million, labor and benefit costs, up $19 million, and new technology systems, up $14 million. Costs were also affected by the poor performance of the specialty packaging operations. Partially offsetting these increases were lower old corrugated container (OCC) costs, down $35 million, and lower depreciation expense, down $20 million. The changes in costs in 2000 were due to higher energy costs, up $10 million, and higher OCC costs coupled with increased outside purchases of corrugating medium. Energy costs began to rise during the second quarter 2000 and continued to rise through the second quarter 2001. Energy costs peaked during the second quarter 2001 and began to decline the remainder of 2001, reaching more normalized levels by year-end 2001. OCC represented 38%, 41% and 46% of the fiber requirements during the last three years, respectively. OCC prices began to decline near the end of the second quarter 2000 and continued to decline through the second quarter 2001. OCC prices have remained relatively constant since then. OCC costs averaged $69 per ton in 2001, $107 per ton in 2000 and $89 per ton in 1999. Year-end OCC prices were $53 per ton in 2001, $67 per ton in 2000 and $99 per ton in 1999. The reduction in depreciation expense was due to the lengthening of estimated useful lives of certain production equipment beginning January 2001.

      Mill production was 2.1 million tons in 2001, 2.3 million tons in 2000 and 2.7 million tons in 1999. Of the mill linerboard production, 83% in 2001 and 80% in 2000 and 1999 was used by the corrugated packaging operations; the remainder was sold in the domestic and export markets. Production was affected by curtailments due to market, maintenance and operational factors in 2001 and 2000 and by the conversion of the Newport medium mill (285,000-ton annual capacity) in 2000. Production curtailments totaled 327,000 tons in 2001 and 315,000 tons in 2000. Production curtailments were minimal in 1999. The No. 2 paper machine (220,000-ton annual capacity) at the Orange, Texas linerboard mill was shut down for an indefinite period in December 2001 due to weak market conditions. Absent an improvement in market conditions, it is likely that the paper group will continue to curtail production in 2002.

      The joint venture conversion of the Newport mill to enable it to produce lightweight gypsum facing paper was completed during third quarter 2000. Start-up and production issues coupled with weak market conditions have hampered this venture. Consequently, the mill continues to produce some corrugating medium, a large portion of which was purchased by the paper group, 159,400 tons in 2001 and 72,000 tons in 2000. The joint venture expects to have the production issues resolved during the first quarter 2002; however, it is uncertain when market conditions for gypsum facing paper will improve.

      The paper group is continuing its efforts to enhance return on investment, including reviewing operations that are unable to meet return objectives and determining appropriate courses of action. During 2001, the paper group sold its corrugated packaging operation in Chile at a loss of $5 million. The paper group also restructured and downsized its specialty packaging operations at a loss of $4 million and recognized an impairment charge of $4 million related to its interest in a glass bottling venture operation in Puerto Rico. These losses were included in other expenses. Other initiatives included the December 1999 sale of the bleached paperboard operations, which resulted in a loss on disposal of $71 million.

      The paper group’s operating income was $107 million in 2001, $207 million in 2000 and $104 million in 1999.

     The Building Products Group

      The building products group manufactures a variety of building products including lumber, particleboard, medium density fiberboard (MDF) and gypsum wallboard. The building products group’s operations consist of 19 facilities including a particleboard plant and an MDF plant operated under long-term operating lease agreements and interests in a gypsum joint venture and an MDF joint venture. The building products group operates in the United States and Canada and manages the company’s 2.1 million acres of owned and leased timberlands located in Texas, Louisiana, Georgia and Alabama.

      The building products group’s revenues were $726 million in 2001, $836 million in 2000 and $837 million in 1999. Average prices for lumber, particleboard and gypsum fell during 2001. During 2001, prices for lumber were down 5%, particleboard down 14% and gypsum down 39%, while prices for MDF were up 4% due to improved product mix. For 2001, shipments of lumber were up 15%, particleboard down 14%, gypsum down 13% and MDF up 5%. Lumber shipments were up primarily due to the new Pineland sawmill, which began operations in second quarter 2001. Particleboard shipments were down due to the explosion at the Mount Jewett facility, which closed the facility for about five months during 2001, and weaker market conditions. Other revenue includes sales of small tracts of high-value use timberlands ($18 million in 2001, $11 million in 2000 and $14 million in 1999) and deliveries under a long-term fiber supply agreement entered into in connection with the 1999 sale of the bleached paperboard operations. The lumber, particleboard and gypsum markets continue to be affected by over capacity and weak demand. It is likely that these conditions will continue for much of 2002. The MDF markets could also be affected by new industry capacity coming on line in 2002.

      Costs, which include production, distribution and administrative costs, were $713 million in 2001, $759 million in 2000 and $648 million in 1999. The change in costs in 2001 was due to lower production volumes, lower depreciation expense and the disposition of the fiber cement venture during the third quarter 2000 offset by higher energy costs, principally natural gas. Fiber costs were relatively unchanged. Depreciation expense was reduced by $7 million due to the lengthening of estimated useful lives of certain production equipment beginning January 2001. Energy costs were up $8 million. Energy costs peaked during the second quarter 2001 and began to decline during the remainder of 2001, reaching more normalized levels by year-end 2001. The change in costs in 2000 was due to additional manufacturing facilities, an increase in energy costs, up $7 million, and $13 million of operating losses from the fiber cement venture.

      Production was curtailed due to market conditions to varying degrees, in most product lines beginning the third quarter 2000 and continuing through year-end 2001. For 2001, production averaged from a low of 66% to a high of 77% of capacity in the various product lines. Production curtailments were minimal in 1999. The building products group’s joint venture operations also experienced production curtailments during 2001 due to market conditions. During the first quarter 2001, the MDF joint venture in El Dorado, Arkansas was shut down due to market conditions, higher energy prices and reconstruction of the heat energy system of the plant. Production at this facility resumed in the second quarter 2001. Absent an improvement in market conditions, it is likely that the building products group and its joint venture operations will continue to curtail production to varying degrees in the various product lines in 2002.

      The building products group is continuing its efforts to enhance return on investment, including reviewing operations that are unable to meet return objectives and determining appropriate courses of action. During 2001, the building products group performed a review of its 600,000 acres of timberlands in Georgia and Alabama and identified approximately 110,000 acres of non-strategic fee and leased timberlands. During September 2001, approximately 78,000 acres of these non-strategic timberlands were sold for $54 million, resulting in a gain of $20 million, which is included in other income. The remaining non-strategic timberlands will be sold over time. This review also identified approximately 160,000 acres of timberlands in Georgia that will be converted over time to higher value use. In addition, the building products group is addressing production cost issues at its MDF facilities.

      The building products group’s operating income was $13 million in 2001, $77 million in 2000 and $189 million in 1999.

     The Financial Services Group

      The financial services group operates a savings bank and engages in mortgage banking, real estate and insurance brokerage activities. The savings bank, Guaranty Bank (Guaranty), primarily conducts business through banking centers in Texas and California. The mortgage banking operation originates single-family mortgages and services them for Guaranty and unrelated third parties. Real estate operations include the development of residential subdivisions and multi-family housing and the management and sale of income producing properties, which are principally located in Texas, Colorado, Florida, Tennessee and California. The insurance brokerage operation sells a range of insurance products.

      During 2001, the financial services group acquired an asset-based loan portfolio and two mortgage production operations. During 2000, the financial services group acquired American Finance Group, Inc. (AFG), a commercial finance company engaged in leasing and secured lending. During 1999, the financial services group acquired Hemet Federal Savings and Loan Association (Hemet) and the assets of Fidelity Funding Inc. (Fidelity), an asset-based lender.

     Operations

      The financial services group’s revenues, consisting of interest and noninterest income, were $1.4 billion in 2001, $1.4 billion in 2000 and $1.1 billion in 1999. Selected financial information for the financial services group follows:

	For the Year

	2001	2000	1999

	(in millions)
Net interest income	$426	$389	$299
Provision for loan losses	(46)	(39)	(38)
Noninterest income	363	280	280
Noninterest expense	(540)	(423)	(388)
Minority interest	(19)	(18)	(15)

Operating income	$184	$189	$138

      Net interest income was $426 million in 2001, $389 million in 2000 and $299 million in 1999. The increases in net interest income were primarily due to growth and changes in the mix of average earning assets and interest-bearing liabilities. The changes in the net yield were primarily due to changes in the mix of the assets and liabilities and the timing of their repricing to market rates. The following table presents average balances, interest income and expense and rates by major balance sheet categories:

	For the Year

	2001			2000			1999

	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(in millions)
ASSETS:
Cash equivalents and securities	$3,164	$195	6.16%	$3,137	$205	6.53%	$2,450	$131	5.35%
Loans and mortgage loans held for sale(1)	11,166	806	7.22%	10,377	884	8.52%	9,482	705	7.43%

Total interest-earning assets	$14,330	$1,001	6.99%	$13,514	$1,089	8.06%	$11,932	$836	7.01%
Other assets	1,048			1,077			1,066

Total assets	$15,378			$14,591			$12,998

LIABILITIES AND EQUITY:
Deposits:
Interest-bearing demand	$2,838	$77	2.72%	$2,294	$93	4.04%	$1,851	$56	3.04%
Savings deposits	172	3	1.89%	189	4	1.94%	215	5	2.17%
Time deposits	5,990	319	5.32%	6,993	396	5.67%	6,052	318	5.25%

Total interest-bearing deposits	9,000	399	4.44%	9,476	493	5.20%	8,118	379	4.66%
Advances from FHLBs	3,412	139	4.08%	2,511	159	6.35%	2,683	139	5.19%
Securities sold under repurchase agreements	594	23	3.84%	484	32	6.51%	112	5	4.98%
Other borrowings	235	14	5.91%	217	16	7.34%	217	14	6.35%

Total interest-bearing liabilities	$13,241	$575	4.34%	$12,688	$700	5.52%	$11,130	$537	4.83%
Other liabilities	687			597			731
Stock issued by subsidiaries	308			230			227
Shareholder’s equity	1,142			1,076			910

Total liabilities and equity	$15,378			$14,591			$12,998

Net interest income		$426			$389			$299

Net yield on interest-earning assets			2.97%			2.88%			2.51%

(1)	Nonaccruing loans are included in loans and mortgage loans held for sale.

     A portion of the increase in average interest-earning assets in 2001 was the result of the first quarter 2001 acquisition of an asset-based lending portfolio and the first quarter 2000 acquisition of AFG. The remainder of the increase in 2001 was due to internally generated growth, primarily in construction and development loans, mortgage warehouse loans, commercial and business loans and mortgage loans held for sale. A portion of the increase in average interest-earning assets in 2000 was the result of the first quarter 2000 acquisition of AFG and the mid-1999 acquisitions of Hemet and Fidelity. The remainder of the increase in 2000 was due to internally generated growth, primarily in construction and development loans, commercial and business loans and purchases of mortgage-backed securities. As a percentage of average earning assets, loans, which include loans and mortgage loans held for sale, were 78% in 2001, 77% in 2000 and 79% in 1999.

      The decline in average interest-bearing deposits in 2001 was the result of very competitive markets. Despite paying rates for new deposits at a historically high spread, non-renewed maturing deposits exceeded new deposits during 2001. A portion of the increase in average interest-bearing deposits in 2000 was the result of the mid-1999 acquisition of Hemet. The remainder of the increase was the result of internally generated growth through new product offerings and marketing campaigns. The increase in average borrowings in 2001 resulted from the competitive deposit market and the growth in average earning assets. The increase in average borrowings in 2000 resulted from the growth in average earning assets outpacing the growth in average interest-bearing deposits. You should read Note G to the financial services group Summarized Financial Statements in conjunction with the financial statements and related notes of Temple-Inland contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated into this prospectus supplement by reference. See “Where You Can Find More Information.”

      The following table presents the changes in net interest income attributable to changes in volume and rates of interest-earning assets and interest-bearing liabilities.

	2001 Compared with 2000			2000 Compared with 1999
	Increase (Decrease) Due to(1)			Increase (Decrease) Due to(1)

	Volume	Rate	Total	Volume	Rate	Total

	(in millions)
Interest income:
Cash equivalent and securities	$2	$(12)	$(10)	$41	$33	$74
Loans and mortgage loans held for sale	64	(142)	(78)	70	109	179

Total interest income	$66	$(154)	$(88)	$111	$142	$253
Interest expense:
Deposits:
Demand and savings deposits	$18	$(35)	$(17)	$15	$21	$36
Time deposits	(54)	(23)	(77)	52	26	78

Total interest on deposits	(36)	(58)	(94)	67	47	114
Advances from FHLBs	47	(67)	(20)	(9)	29	20
Securities sold under repurchase agreements	6	(15)	(9)	24	3	27
Other borrowings	—	(2)	(2)	—	2	2

Total interest expense	$17	$(142)	$(125)	$82	$81	$163

Net interest income	$49	$(12)	$37	$29	$61	$90

(1)	The change in interest income and expense due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     The provision for loan losses was $46 million in 2001, $39 million in 2000 and $38 million in 1999. The increase in 2001 was primarily the result of a decline in asset quality related to loans in the construction and development (senior housing) and commercial and business (asset-based) portfolios. Loan growth and a change in the mix of the loan portfolio affected the provision for loan losses in both 2000 and 1999.

      Noninterest income includes service charges, fees and the revenues from mortgage banking, real estate and insurance activities. Noninterest income was $363 million in 2001 and $280 million in 2000 and in 1999. The growth in noninterest income in 2001 was due to increased mortgage banking and insurance revenues and fee-based products. Mortgage banking revenues were up almost 200% due to acquisitions and the high level of refinance activity resulting from low interest rates. This was partially offset by a reduction in servicing revenues due to the sale of $8.6 billion in loans during the second quarter 2001 and an increase in amortization expense and impairment reserves due to the high level of prepayments. In 2000, the growth in fee-based products was offset by declines in mortgage banking revenues due to the impact of the higher interest rate environment on mortgage financing and refinancing activities.

      Noninterest expense includes compensation and benefits, real estate operations, occupancy and data processing expenses. Noninterest expense was $540 million in 2001, $423 million in 2000 and $388 million in 1999. The growth in noninterest expense in 2001 was primarily due to the acquired mortgage banking production operations and asset-based portfolios and expenses associated with new product offerings. The growth in noninterest expense in 2000 was primarily due to the acquired savings bank operation.

Earning Assets

      Securities, which include mortgage-backed and other securities, were $3.4 billion at year-end 2001, $3.3 billion at year-end 2000 and $2.5 billion at year-end 1999. Purchases and securitizations totaling $948 million offset payments received on securities in 2001. The increase in 2000 was the result of purchases of $1.0 billion partially offset by maturities and prepayments. Mortgage loans held for sale were $958 million at year-end 2001, $232 million at year-end 2000 and $252 million at year-end 1999. The increase at year-end 2001 resulted from the growth in the mortgage production operations due to acquisitions and high refinancing activities due to the lower interest rate environment. You should read Note D to the financial services group Summarized Financial Statements in conjunction with the financial statements and related notes of Temple-Inland contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

      Loans were $10.0 billion at year-end 2001, $10.5 billion at year-end 2000 and $9.4 billion at year-end 1999. The following table summarizes the composition of the loan portfolio.

	At Year-end

	2001	2000	1999	1998	1997

	(in millions)
Real estate mortgage	$2,872	$3,600	$3,763	$4,133	$4,036
Construction and development(1)	4,234	4,007	3,253	2,210	1,379
Commercial and business	2,116	1,681	1,265	1,031	582
Consumer and other, net	764	1,224	1,128	844	585

	9,986	10,512	9,409	8,218	6,582
Less allowance for loan losses	(139)	(118)	(113)	(87)	(91)

	$9,847	$10,394	$9,296	$8,131	$6,491

(1)	Includes residential construction

     The financial services group continued to alter the mix of the loan portfolio through increased lending in the construction and development, mortgage warehouse, and commercial and business areas and the introduction of new products. These changes to the loan portfolio provide further product and geographic diversification.

      Lending activities are subject to underwriting standards and liquidity considerations. Specific underwriting criteria for each type of loan are outlined in a credit policy approved by the Board of Directors of the savings bank. In general, commercial loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit-scoring models that consider factors including payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower are considered. The credit policy, including the underwriting criteria for loan categories, is reviewed on a regular basis and adjusted when warranted.

      Construction and development and commercial and business loans by maturity date at year-end 2001 follow:

	Construction and		Commercial and
	Development		Business

	Variable		Variable
	Rate	Fixed Rate	Rate	Fixed Rate	Total

	(in millions)
Due within one year	$2,598	$90	$613	$42	$3,343
After one but within five years	1,525	21	839	368	2,753
After five years	—	—	99	155	254

	$4,123	$111	$1,551	$565	$6,350

Asset Quality

      Several important measures are used to evaluate and monitor asset quality. They include the level of loan delinquencies, nonperforming loans and assets and net loan charge-offs compared to average loans.

	At Year-end

	2001	2000	1999

	(in millions)
Accruing loans past due 30-89 days	$107	$170	$95
Accruing loans past due 90 days or more	—	6	6

Accruing loans past due 30 days or more	$107	$176	$101

Nonaccrual loans	$166	$65	$85
Restructured loans	—	—	—

Nonperforming loans	166	65	85
Foreclosed property	2	3	8

Nonperforming assets	$168	$68	$93

Allowance for loan losses	$139	$118	$113
Net charge-offs	$27	$36	$24
Nonperforming loan ratio	1.67%	0.62%	0.90%
Nonperforming asset ratio	1.68%	0.65%	0.99%
Allowance for loan losses/total loans	1.39%	1.12%	1.20%
Allowance for loan losses/nonperforming loans	83.73%	179.73%	133.52%
Net loans charged off/average loans	0.25%	0.35%	0.26%

      Accruing delinquent loans past due 30 days or more were 1.10% of total loans at year-end 2001, 1.67% at year-end 2000 and 1.07% at year-end 1999. There were no accruing delinquent loans past due 90 days or more at year-end 2001. Accruing delinquent loans past due 90 days or more were 0.06% at year-end 2000 and 0.07% at year-end 1999.

      Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below market interest rates or other concessions due to the deteriorated financial condition of the borrower). Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of contractually due principal and interest. Nonperforming loans increased in 2001 due to loans in the construction and development (senior housing) and commercial and business (asset-based) portfolios. One of the asset-based loans was affected by the events of September 11, 2001 and is currently being restructured. This increase in nonperforming loans resulted in a decline in the allowance as a percent of nonperforming loans; 83.73% at year-end 2001 compared with 179.73% at year-end 2000. The allowance as a percent of total loans increased to 1.39% at year-end 2001 compared with 1.12% at year-end 2000. Nonperforming loans declined in both dollars and as a percent of total loans in 2000, whereas the allowance as a percent of nonperforming loans increased in 2000. Loans accounted for on a nonaccrual basis, accruing loans that are contractually past due 90 days or more, and restructured or other potential problem loans were less than 2% of total loans as of the most recent five year-ends. The aggregate amounts and the interest income foregone on such loans are immaterial.

      The investment in impaired loans was $66 million at year-end 2001 and $6 million at year-end 2000, with a related allowance for loan losses of $28 million and $3 million, respectively. The average investment in impaired loans during 2001 and 2000 was $37 million and $45 million, respectively. The related amount of interest income recognized on impaired loans for 2001 and 2000 was immaterial.

     Allowance for Loan Losses

      The allowance for loan losses is comprised of specific allowances, general allowances and an unallocated allowance. Management continuously evaluates the allowance for loan losses to ensure the level is adequate to absorb losses inherent in the loan portfolio. The allowance is increased by charges to income and by the portion of the purchase price related to credit risk on loans acquired through bulk purchases and acquisitions and decreased by charge-offs, net of recoveries.

      Specific allowances are based on a thorough review of the financial condition of the borrower, general economic conditions affecting the borrower, collateral values and other factors. General allowances are based on historical loss trends and management’s judgment concerning those trends and other relevant factors, including delinquency rates, current economic conditions, loan size, industry competition and consolidation and the effect of government regulation. The unallocated allowance provides for inherent loss exposures not yet identified. The evaluation of the appropriate level of unallocated allowance considers current risk factors that may not be apparent in historical factors used to determine the specific and general allowances. These factors include inherent delays in obtaining information and the volatility of economic conditions.

      Changes in the allowance for loan losses were:

	For the Year

	2001	2000	1999	1998	1997

	(in millions)
Balance at beginning of year	$118	$113	$87	$91	$68
Charge-offs:
Real estate mortgage	—	(22)	(16)	(6)	(5)
Commercial and business	(28)	(11)	(7)	—	(1)
Consumer and other	(3)	(4)	(2)	(2)	(2)

	(31)	(37)	(25)	(8)	(8)
Recoveries:
Real estate mortgage	3	—	—	3	1
Consumer and other	1	1	1	—	1

	4	1	1	3	2

Net charge-offs	(27)	(36)	(24)	(5)	(6)

	For the Year

	2001	2000	1999	1998	1997

	(in millions)
Additions charged to operations	46	39	38	1	(2)
Acquisitions and bulk purchases of loans, net of adjustments	2	2	12	—	31

Balance at end of year	$139	$118	$113	$87	$91

Ratio of net charge-offs during the year to average loans outstanding during the year	.25%	.35%	.26%	.07%	.10%

      An analysis of the allocation of the allowance for loan losses follows. Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories of loans.

	At Year-end

	2001		2000		1999		1998		1997

		Category		Category		Category		Category		Category
		as a % of		as a % of		as a % of		as a % of		as a % of
		Total		Total		Total		Total		Total
	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans

	(in millions)
Real estate mortgage	$14	29%	$26	34%	$60	40%	$36	50%	$46	61%
Construction and development	62	42%	30	38%	24	35%	17	27%	15	21%
Commercial and business	36	21%	31	16%	12	13%	14	13%	4	9%
Consumer and other	3	8%	5	12%	5	12%	3	10%	3	9%
Unallocated	24	—	26	—	12	—	17	—	23	—

Total	$139	100%	$118	100%	$113	100%	$87	100%	$91	100%

      The allowance allocated to real estate mortgage was down in 2001 due to a reduction in loans outstanding and improved credit quality and down in 2000 due to charge-offs of loans previously provided for. The amount allocated to construction and development was up in 2001 and 2000 due to loans in the senior housing industry. The amount allocated to commercial and business loans was up in 2001 due to the growth in asset-based lending partially offset by charge-offs of syndicated loans previously provided for. The decrease in the unallocated allowance in 2001 was the result of a more mature construction and development portfolio reducing construction period and lease-up risk. The unallocated amount was up in 2000 as a reflection of slowing economic activity and an increase in the size of the loan portfolio. The allowance for loan losses is considered adequate based on information currently available. However, adjustments to the allowance may be necessary due to changes in economic conditions, assumptions as to future delinquencies or loss rates and intent as to asset disposition options. In addition, regulatory authorities periodically review the allowance for loan losses as a part of their examination process. Based on their review, the regulatory authorities may require adjustments to the allowance for loan losses based on their judgment about the information available to them at the time of their review.

  Mortgage Banking Activities

      Mortgage loan originations were $7.6 billion in 2001, $2.1 billion in 2000 and $3.7 billion in 1999. The record production in 2001 was due to the acquisition of production operations in the upper mid-west and mid-Atlantic regions and the high level of refinance activity resulting from the lower interest rate environment. Higher interest rates during 2000 resulted in a significant reduction in mortgage refinancing activity, contributing to a reduction in mortgage loan originations. Mortgage servicing portfolio runoff was 26.1% in 2001, 13.9% in 2000 and 21.0% in 1999. The changes in the runoff rates were due to the lower interest rate environments in 2001 and 1999, leading to high levels of refinancing, and a relatively higher interest rate environment in 2000, resulting in low levels of refinancing. The mortgage servicing portfolio was $11.4 billion at year-end 2001 and $19.5 billion at year-end 2000. The decrease was due to the sale of $8.6 billion in servicing during the second quarter 2001 and the accelerated runoff rate. The accelerated runoff rate was due to prepayments in the lower interest rate environment, partially offset by the retention of servicing on a portion of the mortgage loans originated.

  Other Matters

      The financial services group is continuing its efforts to enhance return on investment, including reviewing operations that are unable to meet return objectives and determining appropriate courses of action. During January and February 2002, a plan was enacted to exit certain businesses and product delivery methods that were not expected to meet return objectives in the near term. This action resulted in a reduction in force and the write-off of certain technology investments; however, the ongoing cost savings from these actions is anticipated to exceed significantly the related severance and write-off expenses. During 2001, the financial services group completed acquisitions that significantly increased its mortgage production capacity. In addition, the mortgage servicing portfolio was reduced by approximately 40% during the year through a bulk sale of servicing and an increase in the sale of servicing with loan production. The acquisitions and change in the size of the servicing portfolio were designed to reposition the mortgage banking operations to be more of a production operation and to minimize impairment risk associated with mortgage servicing rights.

  Corporate, Interest and Other Income/ Expense

      Corporate expenses were $30 million in 2001, $33 million in 2000 and $30 million in 1999. The decrease in 2001 was primarily due to reduced pension costs.

      Parent company interest expense was $98 million in 2001, $105 million in 2000 and $95 million in 1999. The average interest rate on borrowings was 6.3% in 2001 and 7.2% in 2000. In addition, during 2001, debt was reduced $43 million. Parent company interest expense for 1999 was reduced $28 million to reflect an allocation of parent company debt to the discontinued bleached paperboard operations, which were sold at year-end 1999.

      Other income/expense primarily consisted of gains and losses on the sale or disposition of under-performing and non-strategic assets. For 2001, it included a $20 million gain on the sale of non-strategic timberlands and $13 million of losses related to under-performing assets. It also included a $4 million fair value adjustment of an interest rate swap agreement before its designation as a cash flow hedge. For 2000, other income/expense consisted of a $15 million charge related to the decision to exit the fiber cement business.

  Pension Credits

      Non-cash pension credits were $18 million in 2001, $9 million in 2000 and $1 million in 1999. The increases in the pension credit in 2001 and 2000 reflect the cumulative better than expected performance of the pension plan assets through year-end 2000 and 1999. Based upon the actuarial valuation as of year-end 2001, the pension credit will revert to a pension expense of approximately $5 million for 2002. This is due mainly to less than expected performance of the pension plan assets through year-end 2001.

  Income Taxes

      The effective tax rate was 37% in 2001, 39% in 2000 and 38% in 1999. The difference between the effective tax rate and the statutory rate is due to state income taxes, nondeductible goodwill amortization and losses in certain foreign operations for which no financial benefit was recognized. The 2001 rate reflects a one-time 3% financial benefit realized from the sale of the corrugated packaging operation in Chile.

  Average Shares Outstanding

      Average diluted shares outstanding were 49.3 million in 2001, 50.9 million in 2000 and 55.8 million in 1999. The decreases of 3% in 2001 and 9% in 2000 were due mainly to the effects of share repurchases under the stock repurchase programs authorized during the fourth quarter 1999 and the third quarter 2000.

  Capital Resources and Liquidity for the Year 2001

      The consolidated net assets invested in the financial services group are subject, in varying degrees, to regulatory rules and regulations including restrictions on the payment of dividends to the parent company. Accordingly, the parent company and the financial services group’s capital resources and liquidity are discussed separately.

  Parent Company

     Operating Activities

      Cash from operations was $346 million, down 10%. The decrease was due to lower earnings offset in part by better use of working capital and an increase in dividends received from the financial services group. Dividends received from the financial services group totaled $124 million in 2001 and $110 million in 2000.

      Depreciation and amortization was $186 million, down $16 million. The decrease was due to the revisions in the estimated useful lives of certain production equipment, which reduced depreciation by $27 million, partially offset by an increase in amortization of new technology systems and new capital additions.

     Investing Activities

      Capital expenditures were $184 million, down 17%. Capital expenditures are expected to approximate $140 million for 2002.

      Cash proceeds from the sale of 78,000 acres of non-strategic timberland were $54 million. Cash used to acquire three corrugated packaging operations totaled $144 million and $15 million was invested in existing building products joint ventures.

      There were no capital contributions to the financial services group during 2001.

     Financing Activities

      Long-term debt was reduced by $43 million, including a $25 million non-cash reduction arising from the sale of the corrugated packaging operation in Chile.

      During 2001, $200 million of 9.0% term notes were repaid using $100 million of short-term borrowings and $100 million from an existing three-year revolving credit agreement. In the fourth quarter 2001, a wholly-owned and consolidated subsidiary established a new $200 million trade receivable backed revolving credit due in November 2002. Under this agreement, the subsidiary purchases, on an ongoing basis, substantially all of the parent company’s trade receivables. As the parent company requires funds, the subsidiary draws under its revolving credit agreement, pledges the trade receivables as collateral and remits the proceeds to the parent company. In case of liquidation of the subsidiary, its creditors would be entitled to satisfy their claims from the subsidiary’s assets before distributions back to the parent company. At year-end 2001, the subsidiary owned $248 million of trade receivables against which it had borrowed $70 million of the $168 million currently available to borrow under the agreement.

      Cash dividends paid to shareholders were $63 million or $1.28 per share.

      There were no treasury stock purchases during 2001 under the August 2000 Board of Directors authorization to repurchase 2.5 million shares. To date, a total of 750,000 shares had been repurchased under this authorization at a cost of $31 million.

     Liquidity and Off Balance Sheet Financing Arrangements

      The following table summarizes the parent company’s contractual cash obligations at year-end 2001:

	Payment Due or Expiration by Year

	Total	2002	2003-4	2005-6	2007+

	(in millions)
Long-term debt	$1,339	$107	$323	$294	$615
Capital leases	188	—	—	—	188
Operating leases	317	42	49	35	191
Purchase obligations	77	3	6	68	—

Total	$1,921	$152	$378	$397	$994

      The parent company’s sources of short-term funding are its operating cash flows, which include dividends received from the financial services group and its existing credit arrangements. The parent company operates in cyclical industries and its operating cash flows vary accordingly. The dividends received from the financial services group are subject to regulatory approval and restrictions. At year-end 2001, the parent company had $505 million in unused borrowing capacity under its existing credit agreements. Most of the credit agreements contain terms and conditions customary for such agreements including minimum levels of interest coverage and limitations on leverage. At year-end 2001, the parent company complied with all the terms and conditions of its credit agreements. Of the current credit agreements, $75 million in lines of credit and the $200 million receivable securitization program could not be accessed if the long-term debt of the parent company was rated below “investment grade” by rating agencies. Several supply and lease agreements include similar rating requirements, which if activated would result in a variety of remedies including restructuring of the agreements. The long-term debt of the parent company is currently rated BBB and Baa3 by the rating agencies. Because of the tender offer for Gaylord Container Corporation and its related financing commitment of $900 million, the current debt rating was reviewed by the rating agencies.

      The following table summarizes the parent company’s commercial commitments at year-end 2001:

	Expiring by Year

	Total	2002	2003-4	2005-6	2007+

	(in millions)
Joint venture guarantees	$105	$28	$—	$10	$67
Performance bonds and recourse obligations	105	35	58	—	12

Total	$210	$63	$58	$10	$79

      Approximately $17 million in joint venture guarantees, letters of credit and recourse obligations include rating requirements, which if activated would result in acceleration. Of the recourse obligations, $6 million relate to receivables arising from the 1998 sale of the operations in Argentina, which were subsequently sold with recourse. It is possible that the currency crisis in Argentina will have some effect on the borrower’s ability to repay these notes, which could lead to these notes being repurchased by the parent company.

      The parent company is a participant in three joint ventures engaged in manufacturing and selling of paper and building materials. The joint venture partner in each of these ventures is a publicly held company. At year-end 2001, these ventures had $215 million in long-term debt of which the parent company had guaranteed obligations and letters of credit aggregating $105 million. The parent company has no unconsolidated special purpose entities.

      The parent company had an interest rate and several commodity derivative instruments outstanding at year-end 2001. The interest rate instrument expires in 2008 and the majority of the commodity instruments expire in the third quarter 2002. These instruments are non-exchange traded and are valued using either third-party resources or models. At year-end 2001, the fair value of these instruments was a negative $5 million. Adjustments in their fair value are recorded in other comprehensive income, a component of shareholders’ equity.

      The preferred stock issued by subsidiaries of Guaranty Bank is automatically exchanged into preferred stock of Guaranty Bank upon the occurrence of certain regulatory events or administrative actions. If such exchange occurs, each preferred share is automatically surrendered to the parent company in exchange for senior notes of the parent company. At year-end 2001, the outstanding preferred stock issued by these subsidiaries totaled $305 million.

     The Financial Services Group

          Operating Activities

      Cash used by operations in 2001 was $397 million compared with cash provided by operations of $217 million in 2000. Higher earnings and an increase in the change in cash for mortgage loans serviced for others were more than offset by a $673 million increase in mortgage loans held for sale. Mortgage loans held for sale were $958 million at year-end 2001.

          Investing Activities

      Loans and securities decreased $750 million due primarily to a decrease in mortgage assets resulting from the high level of prepayments in the lower interest rate environment.

      Cash proceeds from the sale of mortgage servicing rights totaled $143 million. During 2001, servicing rights on $8.6 billion in mortgage loans were sold to mitigate exposure to changes in the valuation of mortgage servicing rights in the lower interest rate environment.

      Cash paid for acquisitions of mortgage production operations and an asset-based lending portfolio was $364 million. Capital expenditures were $26 million.

          Financing Activities

      Borrowings increased $1.1 billion during 2001. Borrowings consist primarily of long- and short-term advances from Federal Home Loan Banks and securities sold under repurchase agreements and resulted from funding needs as deposits declined $766 million and earning assets grew slightly. The decline in deposits was due to competitive market conditions.

      Dividends paid to the parent company totaled $124 million.

          Cash Equivalents

      Cash equivalents were $587 million, an increase of $267 million. This increase was primarily the result of proceeds received on the sale of mortgage loans on the last day of 2001, which were used in January 2002 to reduce borrowings.

          Liquidity, Off Balance Sheet Financing Arrangements and Capital Adequacy

      The following table summarizes the financial services group’s contractual cash obligations at year-end 2001:

	Payments Due or Expiration by Year

	Total	2002	2003-4	2005-6	2007+

	(in millions)
Deposits	$9,030	$6,726	$1,945	$357	$2
FHLB advances	3,435	2,816	249	232	138
Repurchase agreements	1,107	1,107	—	—	—
Other borrowings	214	174	6	4	30
Preferred stock issued by subsidiaries	305	—	—	—	305
Operating leases	60	17	25	12	6

Total	$14,151	$10,840	$2,225	$605	$481

      The financial services group’s short-term funding needs are met through operating cash flows, attracting new retail and wholesale deposits, increased borrowings and converting assets to cash through sales or reverse repurchase agreements. Assets that can be converted to cash include short-term investments, mortgage loans held for sale and securities available-for-sale. At year-end 2001, the financial services group had available liquidity of $2.0 billion. The maturities of deposits in the above table are based on contractual maturities and repricing periods. Most of the deposits that are shown to mature in 2002 are comprised of transaction deposit accounts and short-term (less than one year) certificates of deposit, most of which have historically renewed at maturity.

      In the normal course of business, the financial services group enters into commitments to extend credit including loans, leases and letters of credit. These commitments generally require collateral upon funding and as such carry substantially the same risk as loans. In addition, the commitments normally include provisions that under certain circumstances allow the financial services group to exit the commitment. At year-end 2001, loan, lease and letter of credit commitments totaled $5.0 billion with expiration dates primarily within the next three years. In addition, at year-end 2001, commitments to originate single-family residential mortgage loans totaled $985 million and commitments to sell single-family residential mortgage loans totaled $1.1 billion.

      At year-end 2001, the savings bank met or exceeded all applicable regulatory capital requirements. The parent company expects to maintain the savings bank’s capital at a level that exceeds the minimum required for designation as “well capitalized” under the capital adequacy regulations of the Office of Thrift Supervision. From time to time, the parent company may make capital contributions to the savings bank or receive dividends from the savings bank. During 2001, the parent company received $124 million in dividends from the savings bank.

      At year-end 2001, preferred stock of subsidiaries was outstanding with a liquidation preference of $305 million. These preferred stocks are automatically exchanged into $305 million in savings bank preferred stock if federal banking regulators determine that the savings bank is or will become undercapitalized in the near term or upon the occurrence of certain administrative actions. If such an exchange occurs, the parent company must issue senior notes in exchange for the savings bank preferred stock in an amount equal to the liquidation preference of the preferred stock exchanged.

      Selected financial and regulatory capital data for the savings bank follows:

	At Year-end

	2001	2000

	(in millions)
Balance sheet data:
Total assets	$15,251	$14,885
Total deposits	9,639	10,088
Shareholder’s equity	954	931

			For
	Savings		Categorization as
	Bank	Regulatory	“Well
	Actual	Minimum	Capitalized”

Regulatory capital ratios:
Tangible capital	7.8%	2.0%	N/A
Leverage capital	7.8%	4.0%	5.0%
Risk-based capital	10.7%	8.0%	10.0%

      Of the subsidiary preferred stock, $298 million qualifies as core (leverage) capital and the remainder qualifies as Tier 2 (supplemental risk-based) capital.

     Environmental Matters

      We are committed to protecting the health and welfare of our employees, the public and the environment, and strive to maintain compliance with all state and federal environmental regulations. When constructing new facilities or modernizing existing facilities, We use state of the art technology for controlling air and water emissions. These forward-looking programs should minimize the effect that changing regulations have on capital expenditures for environmental compliance.

      We have been designated as a potentially responsible party at nine Superfund sites, excluding sites as to which our records disclose no involvement or as to which our potential liability has been finally determined. At year-end 2001, we estimated the undiscounted total costs we could incur for the remediation and toxic tort actions at Superfund sites to be about $2 million, which has been accrued. We also utilize landfill operations to dispose of non-hazardous waste at three paperboard and two building product mill operations. At year-end 2001, we estimated that the undiscounted total costs we could incur to ensure proper closure of these landfills over the next twenty-five years to be about $14 million, which is being accrued over the estimated lives of the landfills.

      On April 15, 1998, the U.S. Environmental Protection Agency (EPA) issued the Cluster Rule regulations governing air and water emissions for the pulp and paper industry. We have spent approximately $15 million toward Cluster Rule compliance through the end of 2001. Future expenditures for environmental control facilities will depend on additional Maximum Available Control Technology (MACT) II regulations for hazardous air pollutants relating to pulp mill combustion sources (estimated at $2 million) and the upcoming plywood and composite wood products MACT proposal (estimated at $12 million), as well as changing laws and regulations and technological advances. Given these uncertainties, we estimate that capital expenditures for environmental purposes excluding the MACT rules during the period 2002 through 2004 will average approximately $12 million each year.

     Energy and the Effects of Inflation

      Inflation has had minimal effects on operating results the last three years except for the increase in energy costs during 2001 and 2000. Energy costs were up $38 million in 2001 and $17 million in 2000. Energy costs began to rise during the second quarter 2000 and continued to rise through the second quarter 2001. Energy costs peaked during the second quarter 2001 and began to decline during the remainder of 2001 reaching more normalized levels by year-end 2001. In some instances, we elected to take downtime at certain of our manufacturing facilities rather than pay significantly higher energy prices.

      The paper group is a party to a long-term power purchase contract agreement with Southern California Edison (Edison). Under this agreement, the paper group sold to Edison a portion of its electrical generating capacity from a co-generation facility operated in connection with its Ontario mill. Edison was to pay the paper group for its committed generating capacity and for electricity generated and sold by Edison. During the fourth quarter 2000 and the first quarter 2001, the Ontario mill generated and delivered electricity to Edison but was not paid. During the second quarter 2001, the paper group notified Edison that the long-term power purchase agreement was cancelled because of Edison’s material breach of the agreement. Edison contested the right of the paper group to terminate the agreement. It has also asserted that it is entitled to recover a portion of the payments it made during the term of the agreement from the paper group. The parties are currently in litigation to determine, among other matters, whether the agreement has been terminated and whether the paper group may sell its excess generating capacity to third parties. The paper group continues to provide power to Edison and has received some payments from Edison. We do not believe that the resolution of these matters will have a material adverse effect on its consolidated operations or financial position.

      The parent company’s fixed assets, including timber and timberlands, are reflected at their historical costs. At current replacement costs, depreciation expense and the cost of timber harvested or timberlands sold would be significantly higher than amounts reported.

     New Accounting Pronouncements and Change in Estimate

      Beginning January 2001, we adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement requires that derivative instruments be included on the balance sheet at fair value with the changes in their fair value reflected in net income or other comprehensive income, depending upon the classification of the derivative instrument. We use to a limited degree, derivative instruments to hedge risks, including those associated with changes in product pricing, manufacturing cost and interest rates. We do not use derivatives for trading purposes. The cumulative effect of adoption was to reduce 2001 net income by $2 million. Additionally, as permitted by this statement, the financial services group changed the designation of its portfolio of held-to-maturity securities, which are carried at unamortized cost, to available-for-sale, which are carried at fair value. As a result, the carrying value of these securities was adjusted to their fair value with a corresponding after tax reduction in other comprehensive income, a component of shareholders’ equity, of $16 million.

      Beginning January 2001, the parent company began computing depreciation of certain production equipment using revised useful lives. These revisions ranged from a reduction of several years to a lengthening of up to five years and were based on an assessment performed by the manufacturing groups, which indicated that revisions of the estimated useful lives of certain production equipment were warranted. The maximum estimated useful lives for production equipment is 25 years. As a result of these revisions, 2001 depreciation expense was reduced by $27 million.

      We adopted Statement of Financial Accounting Standards No. 141, Business Combinations, on June 30, 2001. This statement requires business combinations to be accounted for using the purchase method.

      Beginning January 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this statement, amortization of goodwill is precluded and goodwill is periodically measured for impairment. The effect of not amortizing goodwill during 2001 would have been to increase operating income by $11 million and net income by $9 million or $0.18 per diluted share. While we have not yet determined the amount of goodwill impairment to be recognized during the first quarter 2002 upon adoption of this new statement, it is likely that up to $20 million of goodwill associated with pre-2001 specialty packaging acquisitions may be impaired. Under the new rules, impairment is measured based upon the present value of future operating cash flows while under the old rules impairment was measured based upon undiscounted future operating cash flows.

      We will be required to adopt Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, beginning 2003. We have not yet determined the effect on earnings or financial position of adopting this statement. In addition, we will be required to adopt Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, beginning 2002. While we have not yet determined the effect on earnings or financial position of adopting this statement, it is likely that the effect of adoption will not be material.

Statistical and Other Data(a)

	For the Year

	2001	2000	1999

	(in millions)
Revenues:
Paper Group:
Corrugated packaging	$1,935	$1,902	$1,692
Linerboard	147	190	177

Total paper	$2,082	$2,092	$1,869

Building Products Group:
Pine lumber	$228	$218	$239
Particleboard	175	230	189
Medium density fiberboard	98	90	66
Gypsum wallboard	56	98	162
Fiberboard	63	67	75
Other	106	133	106

Total building products	$726	$836	$837

Financial Services Group:
Savings bank	$1,042	$1,121	$841
Mortgage banking	153	92	131
Real estate	117	117	111
Insurance brokerage	52	39	33

Total financial services	$1,364	$1,369	$1,116

Unit sales:
Paper Group:
Corrugated packaging, thousands of tons	2,214	2,217	2,284
Linerboard, thousands of tons	404	468	518

Total, thousands of tons	2,618	2,685	2,802

Building Products Group:
Pine lumber, mbf	728	666	618
Particleboard, msf	582	676	574
Medium density fiberboard, msf	256	244	187
Gypsum wallboard, msf	586	678	890
Fiberboard, msf	385	368	439
Financial Services Group:
Segment operating income:
Savings bank	$166	$168	$109
Mortgage banking	4	11	19
Real estate	4	3	4
Insurance brokerage	10	7	6

Total financial services operating income	$184	$189	$138

Operating ratios:
Return on average assets	1.08%	1.01%	0.93%
Return on average equity	14.55%	13.64%	13.29%
Dividend pay-out ratio	74.62%	74.92%	57.85%
Equity to asset ratio at year-end	7.43%	7.38%	7.00%
Equity at year-end:
Savings bank	$954	$931	$857
Mortgage banking	91	78	90
Real estate	66	56	54
Insurance brokerage	31	28	22

Total financial services equity	$1,142	$1,093	$1,023

(a)	Revenues and unit sales do not include joint venture operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of certain of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Upper DECS, the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and shares of our common stock acquired under a purchase contract to holders of Upper DECS who purchase Upper DECS in the initial offering at the original issue price. This discussion assumes that the Upper DECS, senior notes, treasury securities, purchase contracts and shares of our common stock are held as capital assets. This discussion is based upon the Internal Revenue Code of 1986 as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding Upper DECS, senior notes or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment or (3) U.S. holders (as defined below) whose functional currency is not the U.S. dollar), nor does it address alternative minimum taxes or state, local or foreign taxes.

      No statutory, administrative or judicial authority directly addresses the treatment of Upper DECS or instruments similar to Upper DECS for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described herein.

      You should consult your tax advisor in determining the U.S. federal income tax consequences of purchasing, owning and disposing of the Upper DECS, senior notes and shares of common stock acquired under a purchase contract, including the application to your particular situation of the U.S. federal income tax considerations discussed below, as well as the application of any state, local or foreign tax laws.

Consequences to U.S. Holders

      The following is a discussion of U.S. federal income tax considerations relevant to a “U.S. holder” of Upper DECS. For purposes of this discussion, the term U.S. holder means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership holds Upper DECS, notes or common stock, the partnership itself will not be subject to U.S. federal income tax on a net income basis, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

     Upper DECS

      Allocation of Purchase Price. A U.S. holder’s acquisition of an Upper DECS will be treated for U.S. federal income tax purposes as an acquisition of a senior note and the purchase contract constituting the Upper DECS. The purchase price of each Upper DECS will be allocated between the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder’s initial tax basis in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $50 and the fair market value of each purchase contract as $0. This position will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to such U.S. holder’s timely filed U.S. federal income tax returns for the taxable year in which an Upper DECS is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for an

Upper DECS in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of an Upper DECS will be respected for U.S. federal income tax purposes.

      Ownership of Senior Notes or Treasury Securities. A U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the Upper DECS owned. We (under the terms of the Upper DECS) and each U.S. holder (by acquiring Upper DECS) agree to treat the senior notes or treasury securities constituting a part of the Upper DECS as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or treasury securities are discussed below (see “— Senior Notes,” “— Stripped DECS” and “— Treasury Securities Purchased on Remarketing”).

      Sales, Exchanges or Other Taxable Dispositions of Upper DECS. If a U.S. holder sells, exchanges or otherwise disposes of Upper DECS in a taxable disposition (collectively, a “disposition”), such U.S. holder will be treated as having disposed of each of the purchase contract and the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated between the purchase contract and the senior note (or treasury securities) respectively, in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the senior note (or treasury securities) and such U.S. holder’s adjusted tax basis therein, except to the extent that such holder is treated as receiving an amount with respect to accrued acquisition discount on the treasury securities (generally the difference between the stated principal amount of such securities and the U.S. holder’s adjusted tax basis therein) which amount would be treated as ordinary income, or to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case, to the extent not previously taken into income, see “— Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” below. In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Upper DECS (or, in the case of the treasury securities, the treasury security) for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized under “— Senior Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.” Because gain or loss on disposition of a senior note may be treated as ordinary income or loss, disposition of an Upper DECS consisting of a purchase contract and a senior note may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

      If the disposition of an Upper DECS occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder’s obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the purchase contract settlement date generally will be treated as ordinary interest income, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of an Upper DECS at a time when the purchase contract has a negative value.

      In determining gain or loss on a disposition of Upper DECS, payments to a U.S. holder of contract adjustment payments or deferred contract adjustment payments which the U.S. holder has determined not to include in income should either reduce such U.S. holder’s adjusted tax basis in the purchase contract or result in an increase in the U.S. holder’s amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments that a U.S. holder has determined to accrue in income prior to receipt should increase such U.S. holder’s adjusted tax basis in the purchase contract, see “— Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” below.

     Senior Notes

      Classification of the Senior Notes. In connection with the issuance of the senior notes, Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in the opinion, the senior notes will be classified as indebtedness for U.S. federal income tax purposes. We (under the terms of the senior notes) and each U.S. holder (by acquiring senior notes) agree to treat the senior notes as our indebtedness for all tax purposes.

      Original Issue Discount. Because of the manner in which the interest rates on the senior notes are reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the senior notes as such, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require each U.S. holder, regardless of such holder’s usual method of tax accounting, to use an accrual method with respect to the interest income on senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through February 17, 2005, and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the disposition of senior notes. (See “— Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes” below.)

      A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We have determined that the comparable yield is 6.88% and the projected payments are $0.95 on August 17, 2002, $0.80 for each subsequent quarter ending on or prior to February 17, 2005 and $0.95 for each quarter ending after February 17, 2005. We have also determined that the projected payment for the senior notes, per $50 of principal amount, at the maturity date is $50.95 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

      If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by such U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period. A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us under the terms of the Upper DECS.

      The comparable yield and projected payment schedules are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning senior notes or Upper DECS.

      Tax Basis in Senior Notes. A U.S. holder’s tax basis in a senior note will be increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

      Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of senior notes (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder’s adjusted tax basis in such senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of such U.S. holder’s prior inclusions of original issue discount on the senior note reduced by coupon payments received. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Purchase Contracts

      Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder’s regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments and deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder’s adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of an Upper DECS or the termination of a purchase contract.

      Acquisition of our Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder’s adjusted tax basis (if any) in the purchase contract (see “— Upper DECS — Allocation of Purchase Price”), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. Payments of contract adjustment payments or deferred contract adjustment payments that have been received in cash by a U.S. holder but which payments the U.S. holder has determined not to include in income should reduce such U.S. holder’s adjusted tax basis in the purchase contract or the common stock to be received thereunder, see “— Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” below. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

      Early Settlement of Purchase Contract. The purchase of our common stock on early settlement of the purchase contract will be taxed as described above. A U.S. holder of Upper DECS will not recognize gain or loss on the return of the U.S. holder’s proportionate share of senior notes or treasury securities upon early settlement of the purchase contract and will have the same adjusted tax basis and holding period in the senior notes or treasury securities as before the early settlement. Any contract adjustment payments or deferred contract adjustment payments that a U.S. holder has determined to include in income but were forfeited and not paid upon early settlement of the purchase contract should increase such U.S. holder’s adjusted tax basis in the common stock received under the purchase contract.

      Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of Upper DECS will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Any contract adjustment payments or deferred contract adjustment payments that a U.S. holder has determined to accrue in income prior to receipt should increase such U.S. holder’s adjusted tax basis in the purchase contract in accordance with the discussion in the previous paragraph. Gain or loss recognized will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held such purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder’s proportionate share of senior notes or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such termination.

      Adjustment to Settlement Rate. A U.S. holder of Upper DECS might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of Upper DECS even though such U.S. holder would not receive any cash related thereto.

     Common Stock Acquired Under the Purchase Contract

      Any distribution on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

      Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in our common stock (see “— Purchase Contracts — Acquisition of our Common Stock Under a Purchase Contract”). Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Stripped DECS

      Substitution of Treasury Securities to Create or Recreate Stripped DECS. A U.S. holder of Upper DECS who delivers treasury securities to the collateral agent in substitution for senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities (on a constant yield basis, regardless of the U.S. holder’s method of accounting), or acquisition discount on the treasury securities (when it is paid or accrues generally in accordance with such U.S. holder’s normal method of accounting). U.S. holders should consult their tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

      Substitution of Senior Notes to Recreate Upper DECS. A U.S. holder of Stripped DECS who delivers senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder’s tax basis in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

     Treasury Securities Purchased on Remarketing

      Ownership of Treasury Securities. We and, by acquiring Upper DECS, each U.S. holder agrees to treat such U.S. holder as the owner, for U.S. federal income tax purposes, of the applicable ownership interest of the treasury securities constituting a part of the Upper DECS beneficially owned by such U.S. holder in the event of a remarketing of the senior notes prior to the purchase contract settlement date. Each U.S. holder will include in income any amount earned on such U.S. holder’s proportionate share of the treasury securities for all tax purposes. The remainder of this discussion assumes that U.S. holders of Upper DECS will be treated as the owners of the applicable ownership interest of the treasury securities that constitutes a part of such Upper DECS for U.S. federal income tax purposes.

      Acquisition Discount. Following a remarketing of the senior notes prior to the purchase contract settlement date, a U.S. holder of Upper DECS will be required to treat such U.S. holder’s proportionate share of each treasury security that is acquired with the proceeds of the remarketing as a short-term bond that was originally issued on the date the collateral agent acquired the relevant treasury securities with acquisition discount equal to the U.S. holder’s proportionate share of the excess of the amounts payable on such treasury security over the amount paid for the treasury security by the collateral agent. In general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis U.S. holder elects to accrue the acquisition discount on a treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A U.S. holder that creates Stripped DECS after a successful remarketing will recognize ordinary income on a disposition of the treasury securities it holds to the extent of any gain realized that does not exceed an amount equal to such U.S. holder’s proportionate share of the acquisition discount on the treasury securities not previously included in income.

      Tax Basis in the Treasury Securities. A U.S. holder’s initial tax basis in such U.S. holder’s applicable ownership interest of the treasury securities will equal such U.S. holder’s proportionate share of the amount paid by the collateral agent for the treasury securities. A U.S. holder’s adjusted tax basis in the treasury securities will be increased by the amount of acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the treasury securities.

Consequences to Non-U.S. Holders

      The following discussion is addressed to non-U.S. holders. A “non-U.S. Holder,” is a holder of an Upper DECS that is not a U.S. holder as defined under “— Consequences to U.S. Holders.” Special rules may apply if such non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” or is subject to special treatment under the Code. In addition, this summary does not address non-U.S. holders that at any time beneficially and/or constructively own more than 5% of the Upper DECS or the common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

     United States Federal Withholding Tax

      A non-U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the Upper DECS owned. We (under the terms of the Upper DECS) and each non-U.S. holder (by acquiring Upper DECS) agree to treat the senior notes or treasury securities constituting a part of the Upper DECS as owned by such non-U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment.

      U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the senior notes or treasury securities provided that:

— the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

— the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

— (a) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its senior notes or treasury securities through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

      We will generally withhold tax at a rate of 30% on the dividends, if any, paid on the shares of common stock acquired under the purchase contract and on any contract adjustment payments or deferred contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments, deferred contract adjustment payments and dividends, any of which are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. (or, if certain tax treaties apply, attributable to a U.S. permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide an appropriate properly executed IRS form (or suitable substitute form) claiming (a) a reduction of or an exemption from withholding under an applicable tax treaty or (b) that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the Upper DECS, senior notes, purchase contracts, treasury securities or common stock acquired under the purchase contracts.

     United States Federal Income Tax

      If a non-U.S. holder is engaged in a trade or business in the U.S. (or, if certain tax treaties apply, if the non-U.S. holder maintains a permanent establishment within the U.S.) and interest (including original issue discount and acquisition discount) on the senior notes, the treasury securities, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments and deferred contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, that permanent establishment), such non-U.S. holder will be subject to U.S. federal income tax (but not withholding tax), on the interest, original issue discount, acquisition discount, dividends, contract adjustment payments and deferred contract adjustment payments on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

      Any gain or income realized on the disposition of a Upper DECS, a purchase contract, a note, a treasury security, or common stock acquired under the purchase contract generally will not be subject to U.S. federal income tax unless:

— that gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.; or

— the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

      Non-U.S. Holders. In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. holder.

ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the acquisition, holding and disposition of Upper DECS (and the securities underlying such Upper DECS) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matter

      ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

      In considering an investment by a plan in the Upper DECS, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

      Any insurance company proposing to invest assets of its general account in the Upper DECS should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      If the Upper DECS are purchased by a plan, the Upper DECS (and the securities underlying such Upper DECS) will be deemed to constitute “plan assets,” and the acquisition, holding and disposition of the Upper DECS (or the securities underlying such Upper DECS) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) we or our affiliates are a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such Upper DECS (or the securities underlying such Upper DECS) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In addition, the disposition of the Upper DECS (or the securities underlying such Upper DECS) to a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Accordingly, by its purchase of the Upper DECS (and the securities underlying such Upper DECS), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the Upper DECS (and the securities underlying such Upper DECS) through and including the date of the satisfaction of its obligation under the purchase contract and the disposition of any such Upper DECS (and any security underlying such Upper DECS) either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any Upper DECS (and any security underlying such Upper DECS) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

      In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

      Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or similar laws should consult their advisors and/or counsel.

UNDERWRITING

      Salomon Smith Barney Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Upper DECS set forth opposite the underwriter’s name.

Number of
Upper
Underwriter	DECS

Salomon Smith Barney Inc.	3,420,000
UBS Warburg LLC	900,000
ABN AMRO Rothschild LLC	300,000
Banc of America Securities LLC	300,000
Banc One Capital Markets, Inc.	300,000
TD Securities (USA) Inc.	300,000
Credit Lyonnais Securities (USA) Inc.	120,000
KBC Financial Products USA Inc.	120,000
McDonald Investments Inc., a Key Corp. Company	120,000
Scotia Capital (USA) Inc.	120,000

Total	6,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the Upper DECS included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Upper DECS, other than those covered by the over-allotment option described below, if they purchase any of the Upper DECS.

      The underwriters propose to offer some of the Upper DECS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Upper DECS to dealers at the public offering price less a concession not to exceed $0.975 per Upper DECS. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.100 per Upper DECS on sales to other dealers. If all of the Upper DECS are not sold at the initial offering price, the representative may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 13 days from the date of this prospectus supplement, to purchase up to 900,000 additional Upper DECS at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Upper DECS approximately proportionate to that underwriter’s initial purchase commitment.

      We, our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any Upper DECS, any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, we may issue shares of our common stock in the concurrent offering, and we may grant options to purchase shares and issue shares upon the exercise of outstanding options under our existing stock option plans, and we may issue shares as consideration in future acquisitions. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      Prior to this offering, there has been no public market for the Upper DECS. We have been advised by the underwriters that the underwriters intend to make a market in the Upper DECS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Upper DECS.

      We will apply to list our Upper DECS on the New York Stock Exchange under the symbol “TIN PrD”. The underwriters will undertake to sell a minimum of 1,000,000 Upper DECS, with an aggregate market value of at least $4,000,000 to not less than 400 holders of Upper DECS to meet the New York Stock Exchange distribution requirements for trading.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Upper DECS.

	Paid by
	Temple-Inland Inc.

	No Exercise	Full Exercise

Per Upper DECS	$1.50	$1.50
Total	$9,000,000	$10,350,000

      This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the senior notes or upon early settlement of the purchase contracts.

      In connection with this offering, Salomon Smith Barney on behalf of the underwriters may purchase and sell the Upper DECS in the open market. These transactions may include short sales, syndicate covering transactions stabilizing transactions. Short sales involve syndicate sales in excess of the number of Upper DECS to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of Upper DECS represented by the underwriters’ over-allotment option. In determining the source of Upper DECS to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Upper DECS available for purchase in the open market as compared to the price at which they may purchase Upper DECS through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of Upper DECS in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of Upper DECS in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Upper DECS in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Upper DECS in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Upper DECS in the open market while this offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases Upper DECS originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the Upper DECS. They may also cause the price of the Upper DECS to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our portion of the total expenses of this offering will be $375,000.

      Because affiliates of the underwriters may receive more than 10% of the net proceeds of the offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering is being made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. See “Use of Proceeds.”

      The underwriters have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      Certain legal matters with respect to this offering of the Upper DECS will be passed on for us by M. Richard Warner, our General Counsel, and/or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. M. Richard Warner beneficially owns approximately 55,646 shares of our common stock, including options exercisable within 60 days to purchase 27,234 shares of common stock. Certain legal matters with respect to this offering of the Upper DECS will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended December 29, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing. Deloitte & Touche LLP, independent auditors, have audited the consolidated financial statements of Gaylord Container Corporation for the year ended September 30, 2001 incorporated by reference in our Current Report on Form 8-K dated February 28, 2002, as set forth in their report, which is incorporated by reference in this prospectus supplement. The financial statements of Gaylord Container Corporation are incorporated by reference in reliance on Deloitte & Touche LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

      In addition, Temple-Inland’s common stock is listed on the New York Stock Exchange and the Pacific Exchange and such reports and other information concerning Temple-Inland may also be inspected at their offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively. Our common stock’s ticker symbol is “TIN.”

      This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

      The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

      We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 29, 2001;

•	our Current Report on Form 8-K for the event dated March 4, 2002;

•	our Current Report on Form 8-K for the event dated April 25, 2002; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the SEC on December 7, 1983, which incorporates by reference the description of our common stock contained in the Registration Statement on Form S-1 (No. 33-7091) under the heading “Description of Common Stock,” including any amendment or report filed for the purpose of updating such description.

      The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of Certain Documents by Reference.”

      We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

      You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by contacting us at:

Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Attention: Investor Relations
Telephone: (512) 434-5800

      You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

PROSPECTUS

$1,500,000,000

Debt Securities

Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
Upper DECS
and
Guarantees

Temple-Inland Trust I

Temple-Inland Trust II

Trust Preferred Securities

Fully and Unconditionally Guaranteed, as Described Herein, by
Temple-Inland Inc.

     This prospectus describes securities that we may issue and sell at various times:

•	Our prospectus supplements will be filed at later dates and will contain specific terms of each issuance of securities.

•	We can issue securities with a total offering price of up to $1,500,000,000 under this prospectus.

•	We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements. We may also sell securities directly to investors.

     Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “TIN.” Any common stock sold by a prospectus supplement will be listed on the New York Stock Exchange and Pacific Exchange upon official notice of issuance.

     You should read this prospectus and any prospectus supplements carefully before you decide to invest. We will not sell any of the securities being offered without delivery of the applicable prospectus supplement describing the method and terms of the offering of the securities being offered.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2002.

About This Prospectus	ii
Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	iii
Cautionary Statement About Forward-Looking Statements	iii
About Temple-Inland Inc.	1
About the Temple-Inland Trusts	3
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of the Securities We May Offer	6
Description of Debt Securities	6
Description of Common Stock	17
Description of Preferred Stock	20
Description of Depositary Shares	21
Description of Warrants	23
Description of Stock Purchase Contracts and Stock Purchase Units	24
Description of Upper DECS	24
Description of the Trust Preferred Securities	26
Description of the Trust Preferred Securities Guarantee	28
Relationship Among the Trust Preferred Securities, the Debt Securities and the Guarantee	31
Plan of Distribution	32
Legal Matters	33
Experts	34

ABOUT THIS PROSPECTUS

      This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total amount of the securities we will sell through these offerings will not exceed $1,500,000,000.

      This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Temple-Inland is subject to the informational requirements of the Securities Exchange Act of 1934, and, therefore, files reports and other information with the SEC. Temple-Inland’s file number with the SEC is 001-08634. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

      This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      Temple-Inland files annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement and our other filings are available over the Internet at the Commission’s worldwide web site at http://www.sec.gov. You may also read and copy any document that Temple-Inland files, including the registration statement, at the SEC public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

      In addition, Temple-Inland’s common stock is listed on the New York Stock Exchange and the Pacific Exchange and such reports and other information concerning Temple-Inland may also be inspected at their offices at 20 Broad Street, New York, New York 10005 and 301 Pine Street, San Francisco, California 94104, respectively. Our common stock’s ticker symbol is “TIN.”

      You should rely only on the information incorporated by reference or provided in this prospectus and its supplements(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered part of this prospectus. Any information we file with the SEC later will automatically update and, to the extent inconsistent, supercede the information in this prospectus. Temple-Inland is incorporating by reference its annual report on Form 10-K for the fiscal year ended December 29, 2001 and its current report on Form 8-K filed with the Commission on March 8, 2002.

      We also incorporate by reference any future filings we make with the SEC, including any filings we make before the registration statement becomes effective, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until we have sold all the offered securities to which this prospectus relates or the offering is otherwise terminated.

      Temple-Inland will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct written or oral requests for such copies to: Temple-Inland Inc., 1300 MoPac Expressway South, Austin, Texas 78746, Attention: Corporate Secretary, Telephone (512) 434-5800.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC and press releases or oral statements made by our management. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments, and business strategies. You should not place undue reliance on these forward-looking statements, which reflect our management’s analysis, judgment, belief, or expectation only as of the date of this prospectus.

      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	general economic, market, or business conditions;

•	the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries;

•	the availability and price of raw materials used by Temple-Inland and its subsidiaries;

•	competitive actions by other companies;

•	changes in laws or regulations;

•	the accuracy of certain judgments and estimates concerning the integration of Gaylord Container Corporation into the operations of Temple-Inland; and

•	other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.

iii

ABOUT TEMPLE-INLAND INC.

Temple-Inland Inc.

      We are a holding company and conduct all of our operations through our subsidiaries. Our business is divided among three groups:

•	the paper group, which manufactures corrugated packaging products,

•	the building products group, which manufactures a wide range of building products and manages our forest resources of approximately 2.1 million acres of timberland in Texas, Louisiana, Georgia, and Alabama, and

•	the financial services group, which consists of savings bank, mortgage banking, real estate, and insurance brokerage activities.

      The paper group, which is operated by Inland Paperboard and Packaging, Inc., is a vertically integrated corrugated packaging operation that consists of:

•	four linerboard mills,

•	one corrugating medium mill, and

•	61 converting facilities.

      We recently completed tender offers for Gaylord Container Corporation and our acquisition is scheduled to be completed in a close-out merger immediately following a special meeting of Gaylord stockholders on April 5, 2002. Gaylord is primarily engaged in the manufacture and sale of corrugated containers and multiwall and retail paper bags. The operations of Gaylord, which will be integrated into the paper group, consist of two containerboard mills, one unbleached kraft paper mill, 18 converting facilities, two multiwall bag plants, and five retail bag plants.

      The building products group is operated by Temple-Inland Forest Products Corporation and manufactures a wide range of building products including:

•	lumber,

•	particleboard,

•	medium density fiberboard,

•	gypsum wallboard, and

•	fiberboard.

      The financial services group is operated by subsidiaries of Temple-Inland Financial Services Inc. and consists of:

•	savings bank,

•	mortgage banking,

•	real estate, and

•	insurance brokerage activities.

      Our savings bank, Guaranty Bank, conducts its business through 152 banking centers in Texas and California. Mortgage banking is conducted through Guaranty Residential Lending, Inc., a subsidiary of Guaranty Bank that arranges financing of single-family mortgage loans (primarily Fannie Mae, Freddie Mac, and Ginnie Mae), securitizes the loans, and sells the loans into the secondary market. Real estate operations include development of residential subdivisions, as well as the management and sale of income producing properties. Insurance brokerage activities include selling a full range of insurance products.

      We are a Delaware corporation that was organized in 1983. Our principal operating subsidiaries include:

•	Inland Paperboard and Packaging, Inc.,

•	Gaylord Container Corporation,

•	Temple-Inland Forest Products Corporation,

•	Temple-Inland Financial Services Inc.,

•	Guaranty Bank, and

•	Guaranty Residential Lending, Inc.

      Our principal executive offices are located at 1300 MoPac Expressway South, Austin, Texas 78746. Our telephone number is (512) 434-5800. You may obtain additional information about us from our home page on the Internet at http://www.templeinland.com.

Acquisition and Integration of Gaylord Container Corporation

      On February 28, 2002, we completed our tender offers for Gaylord Container Corporation. Our acquisition is scheduled to be completed in a close-out merger immediately following a special meeting of Gaylord stockholders on April 5, 2002. The total consideration paid or to be paid in the acquisition is approximately $868 million. This amount includes approximately $65 million to purchase in the tender offer or pay out pursuant to a close-out merger all of the outstanding shares of common stock of Gaylord, approximately $472 million to purchase approximately 93% of Gaylord’s senior and subordinated notes outstanding at a discount and to pay accrued interest on such notes, $270 million to satisfy all of Gaylord’s bank debt and other senior secured obligations and $61 million in related transaction fees, expenses and change-in-control payments. We borrowed these funds pursuant to 364-day credit facility with Citibank, N.A., as administrative agent, and Salomon Smith Barney Inc., as sole arranger, book manager and syndication agent.

      The acquisition of Gaylord will further our strategy to build a high-performance, fully-integrated corrugated packaging business. We believe the acquisition will:

•	increase market share and further market consolidation,

•	increase revenues and modify customer mix,

•	extend market reach and improve operating efficiency,

•	provide opportunities for significant synergies, and

•	provide opportunities for capacity rationalization and asset dispositions.

Market Share and Industry Consolidation

      The combination of Temple-Inland and Gaylord’s corrugated packaging businesses will create the third-largest U.S. manufacturer in the corrugated packaging industry, with an approximate 12% market share. This acquisition will also further consolidate the industry, increasing the market share of the top five producers of corrugated packaging, which, including this combination, has increased from approximately 45% in 1993 to approximately 72% in 2002.

Revenues and Customer Mix

      The combination of Gaylord and Temple-Inland will increase the revenues of our paper operation from $2.1 billion to approximately $3.0 billion. In addition, the acquisition of Gaylord will modify our customer base, increasing the portion of more value-added, higher-margin local business as a percentage of total revenues.

Market Reach and Operating Efficiency

      Gaylord’s facilities include two containerboard mills and 18 converting plants. With the acquisition of Gaylord, we will have seven containerboard mills and 79 converting facilities. Gaylord’s two containerboard mills are high-quality, low-cost mills that will improve the operating efficiency of our mill system through lower freight costs and trim advantages. The addition of Gaylord’s converting facilities strengthens our presence in existing markets, extends its reach into new geographic markets and increases its scale to better serve national account customers.

Significant Synergies

      We believe the combination with Gaylord will lead to significant synergy and cost reduction opportunities within two years of the acquisition. These synergies will be realized primarily through reduction of selling, general and administrative expenses and improvement in mill system, packaging and logistics.

Capacity Rationalization and Asset Disposition

      The combination of Gaylord and Temple-Inland will allow us the opportunity to review our entire mill system and consider various rationalization opportunities. Depending on the outcome of the review and the resulting action, our level of integration could increase. We also intend to divest several non-strategic Gaylord assets, beginning with the retail bag business. We are identifying other assets to be divested, and we currently anticipate that such sales will occur during 2002 and 2003.

ABOUT THE TEMPLE-INLAND TRUSTS

      Temple-Inland Trust I and Temple-Inland Trust II are Delaware business trusts. Each trust is created under the Delaware Business Trust Act, and each will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of each trust and Temple-Inland. Each declaration will be qualified under the Trust Indenture Act of 1939.

      Each trust exists primarily for the purposes of:

•	issuing and selling its trust preferred securities and trust common securities;

•	investing the proceeds from the sale of its trust securities to acquire debt securities of Temple-Inland; and

•	engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Temple-Inland’s debt securities.

      Temple-Inland will own all of the common securities of each trust. Each trust will use all of the proceeds from the sale of its trust preferred securities and trust common securities to purchase a series of Temple-Inland’s debt securities with the same financial terms as the trust preferred and trust common securities. The debt securities may be subordinated debt securities or senior debt securities. We will issue only one series of debt securities to each trust. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement.

      When a trust issues its trust preferred securities, holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Temple-Inland will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%.

      Each of the trusts’ business and affairs are conducted by its trustees who are appointed by Temple-Inland as the trust common securities holder. The number of trustees of each trust will initially be three. The prospectus supplement relating to any trust preferred securities will identify the trustees, which will include a property trustee for purposes of the Trust Indenture Act of 1939, a Delaware trustee that has its principal place of business in the State of Delaware, and one individual trustee who is an officer or employee of Temple-Inland. The prospectus supplement relating to any trust preferred securities will also identify a guarantee trustee that will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities.

      Unless otherwise provided in the applicable prospectus supplement, because Temple-Inland will own all of the trust common securities of each trust, Temple-Inland will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

      The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of that trust (as it may be amended and restated from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

      The address of the principal office of each trust is 1300 MoPac Expressway South, Austin, Texas 78746, and the telephone number of each trust at that address is (512) 434-5800.

      We will provide in any applicable prospectus supplement additional information about the issuing trust.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt related to our acquisition of Gaylord Container Corporation. When a particular series of securities is offered, the applicable prospectus supplement will set forth our intended use for the net proceeds received from the sale of such securities. Pending application for specific purposes, the net proceeds may be invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges of Temple-Inland computed on both a consolidated basis and a parent company basis. The operations of our financial services group are subject, in varying degrees, to regulatory rules and restrictions, including restrictions on the payment of dividends. Consequently, our ability to receive dividends from our financial services group may be affected from time to time as a result of these rules and restrictions.

	Fiscal Year

Ratio of Earnings to Fixed Charges	2001		2000		1999		1998		1997

Consolidated:
Actual	1.25	x	1.39	x	1.45	x	1.26	x	1.19	x
Supplemental Pro Forma — Acquisition(1)	1.23	x	n/a		n/a		n/a		n/a
Consolidated, excluding interest on deposits:
Actual	1.56	x	1.94	x	2.06	x	1.65	x	1.42	x
Supplemental Pro Forma — Acquisition(1)	1.48	x	n/a		n/a		n/a		n/a
Parent company:
Actual	2.05	x	3.13	x	3.29	x	1.61	x	3.88	x
Supplemental Pro Forma — Acquisition(1)	1.69	x	n/a		n/a		n/a		n/a

(1)	Includes the effect of the acquisition of Gaylord Container Corporation. Please read “About Temple-Inland Inc. — Acquisition and Integration of Gaylord Container Corporation.” For a pro forma statement of income, read our current report on Form 8-K filed with the SEC on March 8, 2002 and incorporated herein by reference, and “Incorporation of Certain Documents by Reference.”

     For purposes of computing the consolidated ratios, earnings consist of earnings before income taxes and fixed charges and fixed charges consist of all interest and the estimated 15% interest component of rent expense. The consolidated ratios are also presented excluding interest on deposits from fixed charges.

      For purposes of computing the parent company ratios, earnings consist of earnings before income taxes, excluding the unremitted earnings of our financial services group, but including dividends received from our financial services group and fixed charges. Fixed charges consist of parent company interest and the 15% estimated interest component of parent company rent expense.

      We have not issued to date any preferred stock, therefore the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios shown above.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

      We may issue from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated;

•	shares of common stock;

•	shares of preferred stock;

•	depositary securities;

•	warrants exercisable for debt securities, common stock or preferred stock;

•	stock purchase contracts;

•	stock purchase units;

•	Upper DECS;

•	guarantees; or

•	trust preferred securities, fully and unconditionally guaranteed as described herein by Temple-Inland.

      The aggregate initial offering price of these offered securities that we may issue will not exceed $1,500,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

      This prospectus contains a summary of the material general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplements does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents.

      The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material U.S. federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF DEBT SECURITIES

      We may offer debt securities that constitute either senior or subordinated debt of Temple-Inland. We will issue senior debt securities under the senior debt indenture between Temple-Inland and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee, dated as of September 1, 1986, as amended by the first supplemental indenture, dated as of April 15, 1988, the second supplemental indenture, dated as of December 27, 1990, and the third supplemental indenture, dated as of May 9, 1991. We will issue debt securities that will be subordinated debt under the subordinated debt indenture between Temple-Inland and JPMorgan Chase Bank, as trustee. This prospectus refers to each of the senior debt indenture and the subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” This prospectus refers to JPMorgan Chase Bank as the “trustee.” We have filed the indentures as exhibits to the registration statement.

      The following summaries of certain provisions of the indentures and the debt securities are not complete and these summaries are subject to the detailed provisions of the applicable indenture. For a full description of these provisions, including the definitions of certain terms used in this prospectus, and for other information regarding the debt securities, see the indentures. Wherever this prospectus refers to particular sections or defined terms of the applicable indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indentures are substantially identical, except for the provisions relating to subordination and Temple-Inland’s limitation on liens. Please read “— Subordinated Debt” and “— Certain Covenants of Temple-Inland.”

General Terms of the Debt Securities

      Neither of the indentures limit the amount of debt securities, debentures, notes, or other evidences of indebtedness that we may issue. The debt securities will be our unsecured senior or subordinated obligations. We are a holding company that conducts all of our operations through our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that Temple-Inland may itself be a creditor with recognized claims against the subsidiary. Our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon dividends or other payments to us from our subsidiaries.

      The indentures provide that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. Special U.S. federal income tax considerations applicable to any debt securities denominated and payable in a foreign currency may be described in the applicable prospectus supplement.

Terms You Will Find in the Prospectus Supplement

      The applicable prospectus supplement will provide information relating to the debt securities and the following terms of the debt securities, to the extent such terms are applicable to the debt securities described in a particular prospectus supplement:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including the debt of our subsidiaries;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the specific designation, aggregate principal amount, purchase price, and denomination of such debt securities;

•	currency or units based on or relating to currencies in which such debt securities are denominated or in which principal, interest and premium, if any, will or may be payable;

•	maturity date;

•	interest rate or rates, if any, or the method by which the rate will be determined;

•	the dates on which any interest will be payable;

•	the place or places where the principal of and interest, if any, on the debt securities will be payable;

•	any redemption or sinking fund provisions;

•	whether the debt securities will be issuable in registered or bearer form or both and, if debt securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of debt securities in bearer form;

•	whether we will issue the debt securities by themselves or as part of a unit together with other securities;

•	any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	any provisions for the remarketing of the debt securities by us or on our behalf;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations;

•	any other specific terms of the debt securities, including any additional events of default or covenants with respect to such debt securities; and

•	any other terms consistent with the applicable indenture.

Interest Rate

      Debt securities that bear interest will do so at a fixed rate or a floating rate. We will sell, at a discount below the stated principal amount, any debt securities that bear no interest or that bear interest at a rate that at the time of issuance is below the prevailing market rate.

      The relevant prospectus supplement will describe the special U.S. federal income tax considerations applicable to:

•	any discounted debt securities; or

•	certain debt securities issued at par that are treated as having been issued at a discount for U.S. federal income tax purposes.

Senior Debt

      We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and ratably with all of our other unsecured and unsubordinated debt.

Subordinated Debt

      We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our “senior indebtedness.” The subordinated debt indenture defines “senior indebtedness” as obligations (i.e., payments of principal, interest and a premium, if any) of, or guaranteed or assumed by, Temple-Inland for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, and amendments, renewals, extensions, modifications, and refundings of any such indebtedness or obligation, whether outstanding on the date of this prospectus or thereafter created, incurred, assumed or guaranteed, unless expressly provided that such indebtedness is not senior or prior in right of payment to subordinated debt. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness.

      In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities upon the occurrence of certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, assignment for the benefit of creditors, liquidation, reorganization, or other similar proceedings involving us or a substantial part of our property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness that permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. This type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default must not have been cured or waived or have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

Conversion or Exchange of Debt Securities

      The applicable prospectus supplement will describe the terms, if any, on which a series of debt securities may be converted or exchanged into our common stock or preferred stock or depository shares. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price, any other terms related to conversion and any anti-dilution protections.

Limitations on Issuance of Bearer Debt Securities

      Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

Registered Global Securities

      We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. We will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the applicable indenture.

Payment of Interest on and Principal of Registered Global Securities

      We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Temple-Inland, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests.

      We expect that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” We also expect that this payout will be the responsibility of participants.

Exchange of Registered Global Securities

      We will issue debt securities in definitive form in exchange for the registered global security if:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary; and

•	we do not appoint a successor depositary within 90 days.

      In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of a series in definitive form in exchange for all of the registered global security or securities representing these debt securities.

Certain Covenants of Temple-Inland

      The indentures contain certain covenants, including those summarized below, that will be applicable (unless waived or amended) so long as any of the debt securities are outstanding.

      Definitions. Certain defined terms used in the indentures are summarized as follows:

“Attributable Debt” means, at the time of determination, the present value (discounted at the interest rate, compounded semi-annually, equal to the weighted average Yield to Maturity (as defined in the indenture) of the debt securities then outstanding under the applicable indenture, such average being weighted by the principal amount of the debt securities of each series or, in the case of Original Issue Discount Securities, such amount to be determined as provided in the definition of “Outstanding”) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a Sale and Leaseback Transaction (as defined below).

“Debt” means indebtedness for money borrowed.

“Financial Services Subsidiary” means any Subsidiary principally engaged in banking (including mortgage banking), real estate development, insurance or a similar financial services business, including, without limitation, subsidiaries which conduct the activities engaged in at the date of the indenture by the Lumbermen’s Investment Corporation and its subsidiaries and Temple-Inland Financial Services Inc.

“Funded Debt” means Debt that by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt.

“Mortgage” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Principal Manufacturing Facility” means any linerboard, corrugating medium, paperboard, paper or pulp mill any paper converting plant of Temple-Inland or any Subsidiary that is located within the United States of America, other than any such mill or plant or portion thereof (1) that is financed by obligations issued by a State, a territory or a possession of the United States of America, or any political subdivisions of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of issuance of such obligations, or (2) that, in the opinion of the board of directors of Temple-Inland, is not of material importance to the total business conducted by Temple-Inland and its Subsidiaries as an entirety.

“Subsidiary” of Temple-Inland means any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by Temple-Inland or by one or more of its Subsidiaries, or both.

“Timberlands” means at any time property in the United States of America that contains standing timber which is, or upon completion of a growth cycle than in process is expected to become, of a commercial quantity and of merchantable quality.

      Limitations on Liens. We will not, nor will we permit any of our subsidiaries to, issue, assume, or guarantee any Debt that is secured by a Mortgage upon any Timberlands or Principal Manufacturing Facility, now owned or later acquired, without providing that the debt securities (together with, at our option, any of our other indebtedness ranking equally with the debt securities) shall be secured equally and ratably with (or prior to) such Debt. These restrictions shall not apply to:

•	Mortgages on any property acquired, constructed, or improved by us or any of our subsidiaries that are created or assumed within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of the property, whichever is later) to secure or provide for the payment of the purchase price or cost of the construction or improvements, or existing Mortgages on property acquired, provided that such Mortgages shall not apply to any property previously owned by us or any of our subsidiaries other than unimproved real property,

•	Mortgages on any property acquired from a corporation that is merged with or into us or one of our subsidiaries or Mortgages outstanding at the time any corporation becomes one of our subsidiaries,

•	Mortgages in favor of us or any of our subsidiaries,

•	Mortgages granted or incurred by any Financial Services Subsidiary, or

•	any extension, renewal or replacement in whole or in part, of any Mortgage referred to in the clauses above; provided that the amount of Debt secured by the Mortgage is not increased.

      The following types of transactions, among others, shall not be deemed to create Debt secured by a Mortgage:

•	the Mortgage, sale, or other transfer of timber in connection with an arrangement under which we or one of our subsidiaries are obligated to cut such timber in order to provide the mortgagee or transferee with a specified amount of money, however determined, and

•	Mortgages in favor of governmental bodies of the United States or any state thereof to secure advance, progress, or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Mortgages.

      We or any of our subsidiaries may, however, without securing the debt securities, issue, assume, or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount that, together with all other such Debt and the Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale or Leaseback Transactions the proceeds of which have been applied to the retirement of debt securities or Funded Debt), does not at the time exceed 10% of the net tangible assets of Temple-Inland and its consolidated subsidiaries as of the latest fiscal year.

      “Net tangible assets” is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of Temple-Inland and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

      Limitation on Sale and Leaseback Transactions. We will not, nor will we permit any subsidiary to, enter into any arrangement with any person providing for the leasing to us or a subsidiary of any Timberlands or any Principal Manufacturing Facility (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Principal Manufacturing Facility, has been placed in commercial operation for more than 180 days by us or such subsidiary and has been or is to be sold or transferred by us or such subsidiary to such person (referred to as a “Sale and Leaseback Transaction”), unless either:

•	we or the subsidiary would be entitled to incur Debt secured by a Mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the debt securities; or

•	we will apply an amount equal to the fair value (as determined by our board of directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Leaseback Transaction, of debt securities or of Funded Debt of ours that ranks on a parity with the debt securities.

      Limitation on Debt of Subsidiaries. We will not permit any subsidiary to issue, assume, or guarantee any Debt except for:

•	Debt secured by a Mortgage permitted as described under “Limitation on Liens” above;

•	Debt of a corporation existing at the time the corporation is merged into or consolidated with, or disposes of all or substantially all of its properties (or those of a one of its divisions) to, a subsidiary;

•	Debt of a corporation existing at the time the corporation first becomes a subsidiary;

•	Debt to, or held by, us or one of our subsidiaries;

•	Debt existing on the date of the indenture;

•	Debt created in connection with, or with a view to, compliance by the subsidiary with the requirements of any program adopted by any federal, state, or local governmental authority and applicable to the subsidiary and providing financial or tax benefits to the subsidiary that are not available directly to us;

•	Debt incurred to pay all or any part of the purchase price or cost of construction of property (or additions, substantial repairs, alterations, or substantial improvements to the property) or equipment, provided such Debt is incurred within one year of the acquisition or completion of construction (or alteration or repair) and full operation of such property, provided, further, in respect of such additions, substantial repairs, alterations, or substantial improvements, that the amount of such Debt may not exceed the expense incurred to construct such additions, repairs, alterations, or improvements;

•	Debt to a public entity on which the interest payments are exempt from federal income tax under Section 103 of the Internal Revenue Code (or any successor to such provision);

•	Debt of a Financial Services Subsidiary; and

•	any extension, renewal, or replacement of any Debt referred to above, provided that the amount of Debt issued is not increased.

      Notwithstanding these restrictions, any subsidiary may issue, assume, or guarantee Debt that would otherwise be subject to these restrictions in an aggregate principal amount that, together with all other Debt of our subsidiaries that would otherwise be subject to the foregoing restrictions, does not at any one time exceed 10% of the net tangible assets of Temple-Inland and its consolidated subsidiaries as of the latest fiscal year.

      Limitation on Transfers of Timberlands or Principal Manufacturing Facilities to Financial Services Subsidiaries. We will not, nor will we permit any subsidiary (other than a Financial Services Subsidiary) to, sell, transfer, or otherwise dispose of any Timberlands or any Principal Manufacturing Facility to any Financial Services Subsidiary other than for cash or other consideration that, in the opinion of our board of directors, constitutes fair value for such Timberlands or such Principal Manufacturing Facility.

Consolidation, Merger, Sale, or Conveyance

      The indentures provide that we may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•	the successor corporation is a corporation organized and existing under the laws of the United States or any state or the District of Columbia, that expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any interest on, all the debt securities and the performance of every covenant in the indentures to be performed or observed by us;

•	immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, or transfer and the supplemental indenture comply with these provisions.

      In case of any such consolidation, merger, conveyance, or transfer, the successor corporation will succeed to, and be substituted for, Temple-Inland under the indenture, with the same effect as if it had been named in the indenture as Temple-Inland.

Events of Default

      Each indenture defines an “event of default” with respect to the debt securities of any series to mean any of the following:

(1) failure to pay any interest on any of the debt securities when due for a continuous period of 30 days;

(2) failure to pay the principal of, or any premium on, any of the debt securities at maturity;

(3) acceleration of the maturity of, or failure to pay at maturity, any Funded Debt of Temple-Inland in excess of $10,000,000;

(4) failure to make payment under any sinking or purchase fund or analogous obligation due under the terms of the debt securities;

(5) failure to perform any of our covenants, or a breach of any of our warranties, contained in the indenture for the benefit of any of the debt securities, for a continuous period of 90 days after written notice has been given as specified in the indenture;

(6) certain events of bankruptcy, insolvency, or reorganization affecting us; and

(7) any other event of default provided in any supplemental indenture under which the debt securities are issued or in the form of security for the debt securities.

      A default under other indebtedness of ours will not necessarily be a default under either indenture, and a default under one series of debt securities under the indenture will not necessarily be a default under any other series of debt securities.

      The indentures provide that if an event of default described in clauses (1), (2), (4), (5), or (7) above shall have occurred and be continuing with respect to any series of the debt securities (and if the event of default relates to clauses (5) or (7) and is with respect to less than all of the series of debt securities outstanding under such indenture), then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount, and any interest accrued on, all outstanding debt securities of that series to be due and payable immediately. If an event of default described in clauses (5) or (7) (and if the event of default relates to clauses (5) or (7) and is with respect to all series of debt securities issued under such indenture), or (3) or (6) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all series of debt securities outstanding (treated as one class) may declare the principal amount, and any interest accrued on, all series of the debt securities then outstanding to be due and payable immediately. After any acceleration, but before a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, rescind and annul that acceleration if all events of default, other than the non-payment of accelerated principal or interest, or other specified amount, have been cured or waived as provided in the indenture.

      The trustee must give to the holders of the debt securities of any series notice of all uncured defaults known to it with respect to the debt securities within 90 days after such a default occurs. In the case of a default in the payment of principal of, or any premium on, or any interest on, any of the debt securities of that series, the trustee will be protected in withholding this notice if it in good faith determines that the withholding of this notice is in the interests of the holders of the debt securities of the applicable series. Furthermore, for an event of default described in clause (5) above, no notice will be given to the holder of the debt securities of that series until at least 90 days after the event.

      No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy provided by the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and those holders have offered reasonable indemnity, to the trustee to institute the proceeding in respect of the event of default; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, within 60 days after that notice, request and offer.

      The holders of a majority in aggregate principal amount of the debt securities then outstanding under the applicable indenture will have the right, subject to certain limitations, to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. If an event of default occurs and is continuing, the trustee, in exercising its rights and powers, will be required to use the degree of care of a prudent person in the conduct of such person’s own affairs. The trustee will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of those funds, or adequate indemnity against that risk or liability, is reasonably assured to it.

      We must furnish to the trustee, within 120 days after the end of each fiscal year, a brief certificate of our compliance with all of the conditions and covenants under the applicable indenture.

Modification of the Indenture

      With some exceptions, the indentures or the rights of the holders of the debt securities may be modified by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of each series then outstanding affected by the modification. We may not make any of the following modifications:

•	change the maturity of principal of, or any installment of interest on, any security, or reduce the principal amount of or interest on any debt security, or change the method of computing the amount of principal of or interest on the debt security on any date or change any place of payment where, or the coin or currency in which, any debt security or interest on the debt security is payable, or impair the right to institute suit for the enforcement of any payment on or after its maturity;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with specific provisions of the applicable indenture or specific defaults under the applicable indenture and their consequences; or

•	modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this paragraph, except to increase any relevant percentage of holders or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected.

Defeasance

      We will be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities by:

•	depositing with the applicable trustee:

•	an amount of funds sufficient to pay and discharge the entire indebtedness on all debt securities for principal and interest; or

•	such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government of the United States as will, together with the income to accrue on them without consideration of any reinvestment, be sufficient to pay and discharge the entire indebtedness on all debt securities for principal and interest; and

•	satisfying certain other conditions precedent specified in the indenture.

      In the event of any such defeasance, holders of debt securities would be able to look only to that trust fund for payment of principal of, and any interest on, their debt securities. To exercise the defeasance option, we, in addition to satisfying certain other conditions precedent specified in the indentures, are required to deliver to the trustee an opinion of counsel to the effect that the deposit of funds or obligations described above and related defeasance would not cause the holders of debt securities to recognize income, gain or loss for federal income tax purposes. This opinion of counsel must be accompanied by a ruling to that effect received from or published by the United States Internal Revenue Service.

Governing Law

      Each of the indentures provides that it and any debt securities issued thereunder are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

Concerning the Trustee

      We may maintain customary banking relationships with JPMorgan Chase Bank, the trustee under the indentures, in the ordinary course of business.

      If an event of default, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, occurs the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act with respect to debt securities offered under the senior debt indenture and any offered under the subordinated debt indenture. In such case, the trustee may be required to resign as trustee under either the senior debt indenture or the subordinated debt indenture and we would be required to appoint a successor trustee.

      At any time, the trustee under either indenture may resign or be removed by the holders of at least a majority in principal amount of any series of the outstanding debt securities of that indenture. If the trustee resigns, is removed or becomes incapable of acting as trustee, or if a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture.

DESCRIPTION OF COMMON STOCK

      Our amended and restated certificate of incorporation provides that we have authority to issue up to 200,000,000 shares of common stock. As of March 21, 2002, there were 49,260,533 shares of common stock issued and outstanding, and options to purchase 4,494,273 shares of common stock under various stock and compensation incentive plans. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights, and shares of our common stock are not convertible into shares of any other class of capital stock. EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

Dividends

      Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends when declared by our board of directors, from legally available funds.

Voting Rights

      Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote for each share held on all matters voted upon by our stockholders, including the election of directors.

Rights Upon Liquidation

      In the event of a voluntary or involuntary liquidation, dissolution, or winding up of Temple-Inland, after the full preferential amounts are paid or set apart for payment to the holders of the preferred stock and any other class or series of stock having a preference over the common stock, the holders of our common stock will be entitled to receive all the remaining assets available for distribution ratably in proportion to the number of shares held by each.

Provisions with Possible Anti-Takeover Effects

      Various provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws, as well as the shareholder rights plan adopted by us and described below, may make more difficult the acquisition of control of Temple-Inland by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by our board of directors.

Charter and By-law Provisions

      We currently have the following provisions in our certificate of incorporation or by-laws that could be considered to be “anti-takeover” provisions:

•	an article in our by-laws providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders,

•	an article in our certificate of incorporation providing that directors cannot be removed except for cause and by the affirmative vote of a majority of the then-outstanding shares of all classes and series of stock entitled to vote in the election of directors (as used herein “voting stock”),

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for certain merger and asset sale transactions with any holder of 20% or more of the voting power of Temple-Inland (as used in this subsection, an “interested stockholder”) or any affiliate or associate of any interested stockholder,

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for the issuance to any interested stockholder or any affiliate or associate of any interested stockholder any securities (other than upon conversion) that have an aggregate fair market value of $100,000,000 or more,

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for the adoption of any plan or proposal of liquidation or dissolution by or on behalf of any interested stockholder of any affiliate or associate of any interested stockholder,

•	an article in our certificate of incorporation requiring the affirmative vote of at least 80% of the then-outstanding shares of voting stock for any act by us that has the effect of increasing the proportionate share of the outstanding shares of any class or series of stock that is owned by an interested stockholder or any affiliate or associate of any interested stockholder, and

•	a by-law requiring stockholders to provide prior notice of nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

Business Combinations under Delaware Law

      We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

      A business combination includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder.

Shareholder Rights Plan

      On February 20, 1999, we entered into a rights agreement with First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend distribution of one-half of a right for each outstanding share of our common stock. The rights trade automatically with shares of common stock and become exchangeable only under the circumstances described below. The rights are designed to protect our and our stockholders’ interests against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.

      Until a right is exercised, the right does not entitle the holder to additional rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holders to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $200 per right, subject to adjustment. Each one one-

hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to the greater of:

•	$1.00, or 100 times the aggregate per share amount of all cash dividends; plus

•	100 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock, declared on our common stock during the period immediately preceding the quarterly dividend period.

      The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 100 votes per share on all matters submitted to a vote of our stockholders.

      In general, the rights will not be exercisable until the distribution date, which is the earlier of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding shares of common stock, or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of our outstanding shares of common stock. Below we refer to the person or group acquiring at least 20% of our common stock as an acquiring person.

      Upon the occurrence of certain events set forth in the rights agreement, including: (1) that a person or group becomes the beneficial owner of 25% or more of our outstanding common stock, (2) we become the surviving corporation in a merger with an acquiring person and the common stock is not changed or exchanged, (3) an acquiring person engages in one or more self-dealing transactions as set forth in the rights agreement, or (4) during such time as there is an acquiring person, an event occurs that results in the ownership interest of such acquiring person being increased by more than 1%, then each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

      In the event that someone becomes an acquiring person and either (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation or the common stock is changed or exchanged, or (2) more than 50% of our assets or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring company having a value equal to two times the exercise price of the right.

      The rights will expire at the close of business on February 20, 2009, unless we redeem them before that time. At any time after the date of the rights agreement until 10 days following the stock acquisition date, as defined in the rights agreement, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. Prior to the distribution date, we may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the provisions of the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets unless the terms of any such other series specify otherwise.

      You should refer to the applicable provisions of the rights agreement, which is incorporated by reference to Exhibit 1 to our Form 8-A filed on February 19, 1999. Please read “Where You Can Find More Information” to find out how you can obtain a copy of the rights agreement.

DESCRIPTION OF PREFERRED STOCK

      The following description discusses the general terms of the preferred stock that we may issue. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

Authority of the Board to Issue Preferred Stock

      Under our amended and restated certificate of incorporation we are authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. Our board of directors may authorize the issuance of preferred stock in one or more series and may fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. On the date of this prospectus, no shares of preferred stock were outstanding, but 1,000,000 shares of preferred stock, designated as Series A Junior Participating Preferred Stock, were authorized and reserved for issuance under the shareholder rights plan discussed above under “Description of Common Stock — Shareholder Rights Plan.”

      You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

      The preferred stock of each series will rank senior to the common stock and the Series A Junior Participating Preferred Stock in priority of payment of dividends, and in the distribution of assets in the event of any liquidation, dissolution or the winding up of our affairs, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled.

      Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

      The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

      We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the applicable prospectus supplement.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

      If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

      If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing on the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Depositary Agreement

      We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

      The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock. Neither the depositary nor Temple-Inland will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Temple-Inland and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents they believe to be genuine.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

      Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

      The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

      The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UPPER DECS

      We may issue Upper DECS obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of common stock at a specified price on a future date. Each Upper DECS is a stock purchase unit that will consist of a stock purchase contract and a senior note or other security or, after a successful remarketing, the specified pledged treasury securities or other security resulting from the remarketing. Each stock purchase contract underlying an Upper DECS, unless earlier terminated or earlier settled, obligates the holder to purchase, and us to sell, at a specified price a number of shares of our common stock determined by the settlement rate on the stock purchase date. A senior note or other security is pledged to secure the holders’ obligations under the stock purchase contract to purchase our common stock.

      As described in the prospectus supplement relating to any Upper DECS, we will enter into a stock purchase contract agreement with a bank or trust company relating to any Upper DECS to act as agent for the holders of the Upper DECS. We will also enter into a pledge agreement with a bank or trust company as collateral agent for our benefit to secure the obligations of the holders of the Upper DECS. At the closing of the offering of any Upper DECS, the underwriters will purchase the Upper DECS. The purchase price of each Upper DECS will be allocated by us between the related stock purchase contract and the related senior note or other security. The senior notes or other securities will then be pledged to the collateral agent to secure the obligations owed to us under the stock purchase contracts.

      The prospectus supplement relating to any Upper DECS that we may offer will contain the specific terms of the Upper DECS. These terms may include:

•	the title of the Upper DECS;

•	the price at which the Upper DECS will be issued, which will determine the price per share of common stock at which the securities must be purchased and sold on the stock purchase date;

•	the settlement rate, or the mechanism or formula for setting the settlement rate, that will determine the aggregate number of newly issued shares of our common stock issuable upon settlement of the stock purchase contract on the stock purchase date;

•	the type, and if applicable, the principal amount, maturity and any initial or other interest rates of the senior notes or other underlying securities constituting part of the Upper DECS;

•	any anti-dilution adjustment provisions that will affect the number of shares of common stock receivable upon settlement of the stock purchase contracts on the stock purchase date;

•	any applicable U.S. federal income tax considerations applicable to the holding of or the exercise of any rights under the Upper DECS;

•	a discussion of the conditions necessary to effect a change in control or corporate reorganization and the effect these events would have on the terms of the Upper DECS;

•	the ability and procedures to create “Stripped DECS” from Upper DECS by withdrawing the pledged senior note or other security underlying the Upper DECS by substituting, as pledged securities, certain other specifically identified securities;

•	any payments that the holders of Upper DECS will receive;

•	the date and terms of settlement of the stock purchase contracts that form part of the Upper DECS, including the ability to settle the stock purchase contract earlier or upon the occurrence of specified conditions;

•	any terms related to the remarketing of the senior notes or other underlying securities that constitute part of the Upper DECS; and

•	any other terms of the Upper DECS, including terms, procedures and limitations relating to the modification of the Upper DECS.

Creating Stripped DECS and Recreating Upper DECS

      As described in the prospectus supplement relating to any Upper DECS, holders of Upper DECS may be permitted to withdraw the pledged senior note or other securities underlying the Upper DECS by substituting, as pledged securities, specifically identified securities that will pay the amount due on the stock purchase date specified in the stock purchase contract. If a holder of Upper DECS elects to substitute identified securities as pledged securities, the pledged senior notes or other underlying securities will be released from the pledge agreement and delivered to the holder. The Upper DECS then become Stripped DECS. As described in the prospectus supplement relating to any Upper DECS, holders of Stripped DECS may be permitted to recreate Upper DECS by resubstituting the senior notes or other underlying securities or, after successful remarketing, the applicable specified securities underlying the Stripped DECS relating to any Upper DECS.

Payments

      As described in the prospectus supplement relating to any Upper DECS, holders of Upper DECS may receive interest payments on the senior notes or other underlying securities at a specified annual rate of the principal amount of the senior note or other underlying securities until a successful remarketing of the senior notes or other underlying securities. A holder of Stripped DECS will not be entitled to any such payments. A holder of senior notes or other underlying securities that holds them separate and apart from the Upper DECS will receive the interest payments payable on the senior notes or other underlying securities.

Remarketing

      As described in the prospectus supplement relating to any Upper DECS, the senior notes or other underlying securities held by each holder of an Upper DECS may be subject to a remarketing. Holders of Upper DECS may be permitted to opt-out of any remarketing process. In any remarketing process, the proceeds will be used to purchase treasury or other identified securities that will be pledged to secure the obligations of the participating holder of Upper DECS under the related stock purchase contract. The redemption proceeds received on the pledged treasury or other identified securities underlying the Upper DECS of the holder will be used to satisfy the participating holder’s obligation to purchase our common stock on the stock purchase date. We may enter into a remarketing agreement with a nationally recognized investment banking firm as remarketing agent, under which that firm will agree to use its commercially best efforts to sell the senior notes or other underlying securities that are included in the Upper DECS.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

      From time to time, the trusts may offer trust preferred securities representing undivided beneficial interests in the assets of the issuing trust. The trusts will use the proceeds from the sale of their trust preferred securities to purchase debt securities of Temple-Inland. Each trust preferred security will entitle the holder to receive cash distributions as described in this prospectus and the applicable prospectus supplement.

      The terms of the trust preferred securities will include those stated in the applicable declaration of trust (as it may be amended and restated from time to time) and those made a part of that declaration by the Trust Indenture Act of 1939.

      The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the particular trust issuing such trust preferred security;

•	the specific designation, number and purchase price of the trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative or compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	the trust’s obligation or right to repurchase or redeem its trust preferred securities;

•	the liquidation amount per trust preferred security to be paid to the holders and any preference or subordination rights upon any voluntary or involuntary dissolution, winding-up, default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities;

•	any securities exchange, if applicable, upon which such trust preferred security shall be listed;

•	whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements;

•	certain material U.S. federal income tax considerations applicable to any offering of trust preferred securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

General

      The regular trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

      Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The proceeds from the sale of the trust preferred securities and trust common securities will be used by the trust to purchase a series of our debt securities with the same financial terms as the trust preferred and trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. In addition, we will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have the funds available to make such payments.

Distributions and Deferral of Distributions

      The only source of cash available to either trust to make payments to the holders of its trust preferred securities will be payments received on the debt securities it purchased from us with the proceeds from the sale of its trust securities. If we fail to make a required payment in respect of such debt securities, the applicable trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities. Each of the trusts is a separate legal entity, and the assets of one are not available to satisfy the obligations of the other.

      If you purchase trust preferred securities of a trust, you are entitled to receive cash distributions at the rate specified in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, distributions will accumulate from the date the trust issues the trust preferred securities and will be paid in arrears on the dates we specify in the prospectus supplement. We may, however, defer distributions as described below.

      So long as no event of default on the series of debt securities has occurred and is continuing, we will have the right to defer interest payments on the debt securities held by a trust. If we elect to exercise such right, the trusts will defer distributions on the related trust preferred securities. During any time of deferral, distributions to which the holders of the trust preferred securities are entitled will continue to accumulate. We will describe in the applicable prospectus supplement any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities. We will also describe in the applicable prospectus supplement any limitations that may be imposed on us during any deferral period. We have no current intention to exercise our right to defer payments of interest on a series of our debt securities and, accordingly, distributions on the related trust preferred securities.

Dissolution

      In general, unless we inform you otherwise in the applicable prospectus supplement, the holder of the trust common securities has the right to dissolve the trust at any time. If the trust is dissolved, after satisfaction of the trust’s creditors, the trust may distribute debt securities on a proportionate basis to the holders of trust preferred and trust common securities.

Voting Rights

      Generally, except as described in any prospectus supplement, the holders of the trust preferred securities will not have any voting rights.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

      Temple-Inland will fully and unconditionally guarantee payments on the trust preferred securities as described in this section and in any applicable prospectus supplement. Such a guarantee will typically cover the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee;

•	payments on dissolution of each trust; and

•	payments on redemption of trust preferred securities of each trust.

      The guarantee trustee will hold the guarantee for the benefit of the holders of trust preferred securities.

      We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the specific terms of the guarantee contained in the applicable prospectus supplement.

General

      We will irrevocably and unconditionally agree to pay to the holders of trust preferred securities in full the following amounts to the extent not paid by the trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that we have made corresponding payments on the debt securities to the property trustee of the trust;

•	payments upon the dissolution of the trust equal to the lesser of:

•	the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and

•	the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

      We will not be required to make these liquidation payments if:

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

      We may satisfy our obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

      Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. The guarantee, however, only covers distributions and other payments on trust preferred securities if and to the extent that we have made corresponding payments on the debt securities to the applicable property trustee. If we do not make those corresponding payments on the debt securities, the trust will not have funds available for payments, and we will have no obligation to make a guarantee payment.

      Our obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

Covenants

      In each guarantee, we will agree that, as long as any trust preferred securities issued by the applicable trust are outstanding, we will not make the payments and distributions described below if:

•	we are in default on our guarantee payments or other payment obligations under the related guarantee;

•	any trust enforcement event under the applicable declaration of trust has occurred and is continuing; or

•	we have elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

      In these circumstances, we will agree that we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if such guarantee ranks equally with or junior in interest to the debt securities.

      However, even during such circumstances, we may:

•	purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	declare dividends or distributions in our capital stock;

•	redeem or repurchase any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.

      In addition, as long as trust preferred securities issued by any trust are outstanding, we will agree that we will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust; and

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for U.S. federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

Amendment and Assignment

      We and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

      We may assign our obligations under the guarantees only in connection with a consolidation, merger or asset sale involving us and permitted under the indenture governing the debt securities.

Termination

      A guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status

      Our obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of our subsidiaries. By acceptance of the trust preferred securities, a holder agrees to any subordination provisions and other terms of the related guarantee. We will specify in the applicable prospectus supplement the ranking of each guarantee with respect to our capital stock and other liabilities, including other guarantees.

      Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

      Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      If the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, you may institute a legal proceeding directly against us to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

Periodic Reports

      We will be required to provide annually to the guarantee trustee a statement as to the performance of our obligations and our compliance with all conditions under the guarantees.

Duties of the Guarantee Trustee

      The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE DEBT SECURITIES AND THE GUARANTEE

Full and Unconditional Guarantee

      To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the debt securities, the trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for each trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the trust’s obligations under the trust securities.

Sufficiency of Payments

      As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	we, as issuer of the debt securities, will pay, and the trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the trust (other than with respect to the trust securities); and

•	the declaration of trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

      Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

      The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder’s pro rata share. If a holder brings such a direct action, we will be entitled to that holder’s rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

      If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

      The trust preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the trust (or from us under the guarantee) only if and to the extent the trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of the trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the trust, subject to the rights of creditors of the trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of the trust (other than the trust’s obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Temple-Inland would substantially be the same.

PLAN OF DISTRIBUTION

      We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers.

      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions stated in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      We may also sell securities directly to one or more purchasers without using underwriters or agents.

      One or more firms, referred to as “remarketing firms,” may also offer or sell certain of the securities offered by this prospectus, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange and the Pacific Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

      Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

      We expect that the net proceeds from the sale of some of the securities under this registration statement will be used to reduce borrowings under our bank credit facility and that affiliates of some of the lenders under that facility will participate in offerings of the securities as underwriters. Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. will apply to any offering whose net proceeds will be used to reduce borrowings under the credit facility owed to affiliates of underwriters participating in the offering.

LEGAL MATTERS

      M. Richard Warner, our General Counsel, and/or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., will pass upon certain legal matters for Temple-Inland in connection with the securities offered by this prospectus. As of March 25, 2002, M. Richard Warner beneficially owned approximately 55,646 shares of our common stock, including options exercisable within 60 days to purchase 27,234 shares of common stock. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended December 29, 2001, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$344,975,000

5.003% Senior Notes Due May 2007

REMARKETING PROSPECTUS SUPPLEMENT

February 14, 2005

Citigroup

UBS Investment Bank